      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 1998
                                                      REGISTRATION NO. 333-38697
--------------------------------------------------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------


                                 AMENDMENT NO. 3
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------

                           PHYSICAL SPA & FITNESS INC.
                 (Name of small business issuer in its charter)
                              ---------------------
         DELAWARE                                          13-1026995
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)
                                      7997
                          (Primary Standard Industrial
                           Classification Code Number)

                              ---------------------

12/F - 15/F Lee Theatre Plaza                      12/F - 15/F Lee Theatre Plaza
99 Percival St., Causeway Bay                     99 Percival St., Causeway Bay,
Hong Kong                                                              Hong Kong
(852) 2572-8888                                                  (852) 2572-8888
(Address and telephone number of                     (Address of principal place
principal executive office)                                         of business)
                                   Jill Bodnar
                                    President
                          12/F - 15/F Lee Theatre Plaza
                    99 Percival St., Causeway Bay, Hong Kong
                                 (852) 2572-8888
            (Name, address and telephone number of agent for service)
                          ----------------------------
                                   COPIES TO:

                              Iwona J. Alami, Esq.
                          Law Offices of Iwona J. Alami
                       120 Newport Center Drive, Suite 200
                             Newport Beach, CA 92660

                              Robert P. Abdo, Esq.
                                Abdo & Abdo, P.A.
                         710 N. Star West, 625 Marquette
                              Minneapolis, MN 55402

                               -------------------

                Approximate Date of Proposed Sale to the Public.
   As soon as practicable after this Registration Statement becomes effective.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 (the "Securities Act"), please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|
        If this Form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|
        If delivery of the Prospectus is expected to be made pursuant to Rule 343, please check the following box.|_|


                         CALCULATION OF REGISTRATION FEE


TITLE OF EACH CLASS OF SECURITIES TO BE   SECURITIES              PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM    AMOUNT OF
REGISTERED                                TO BE REGISTERED(1)(2)  PRICE)PER SHARE (1)         AGGREGATE OFFERING  REGISTRATION FEE
                                                                  PRICE(1)(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value                     431,250            $4.00                      $1,725,000.00        $522.73
Common Stock, $0.001 par value offered by           67,000            $4.00                        $268,000.00          81.21
  selling shareholders
Representative's Common Stock Purchase              43,125            $0.001                            $43.125         $0.01
  Warrants (3)
Common Stock, $0.001 par value,                     43,125            $4.80                        $207,000.00         $62.72
  underlying Representative's Common Stock
  Purchase Warrants, $4.80 exercise price (4)
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            $2,200,043.125        666.67
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457.
(2) Includes 56,250 shares of Common Stock that Global Financial Group (the "Selling Agent" or "Representative") has the option to purchase to cover over-allotments, if any.
(3) Represents Common Stock Purchase Warrants issuable to the Representative ("Representative Warrants") as an additional compensation for the Representative in connection with the sale of 375,000 shares of Common Stock (including over-allotments) in this Offering. See "Plan of Distribution".
(4) Represents Common Stock issuable upon exercise of the Representative Warrants. Pursuant to Rule 416 promulgated under the Securities Act of 1933, this Registration Statement also covers any additional shares of Common Stock which may become issuable by reason of the antidilution provisions of the Representative Warrants.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                                     Physical Spa & Fitness Inc.

                                        CROSS REFERENCE SHEET

                              Pursuant to Item 501(b) of Regulations S-B

                                   Showing Location in the Prospectus
                             of Information Required by Items of Form SB-2

Form SB-2 Item Number and Caption                   Prospectus
1.  Forepart of Registration Statement and          Facing page of Registration Statement:
    Outside Front Cover Page of Prospectus .........Outside Front Cover Page of Prospectus
2.  Inside Front and Outside back Cover             Available Information: Incorporation of
    Pages of Prospectus ............................Certain Documents by Reference: Table of Contents
3.  Summary Information; Risk Factors ..............Prospectus Summary; Risk Factors
4.  Use of Proceeds ................................Prospectus Summary; The Company; Use of Proceeds
5.  Determination Offering Price ...................Risk Factors; Plan of Distribution
6.  Dilution .......................................Dilution
7.  Selling Security Holders .......................Principal and Selling Shareholders
8.  Plan of Distribution ...........................Plan of Distribution
9.  Legal Proceedings ..............................Not Applicable
10. Directors, Executive Officers, Promoters
    and Control Persons ............................Management and Principal Shareholders
11. Security Ownership of Certain Beneficial
    Owners and Management ..........................Principal and Selling Shareholders
12. Description of Securities to be Registered .....Description of Securities
13. Interests of Named Experts and Counsel .........Not Applicable
14. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities ....................................Indemnification of Directors and Officers
15. Organization Within Last Five Years ............The Company
16. Description of Business ........................The Company
17. Management's Discussion and Analysis of         Management's Discussion and Analysis of
    Plan of Operation ..............................Financial Condition and Results of Operations
18. Description of Property ........................The Company (Properties)
19. Certain Relationships and Related Transactions .Certain Transactions
20. Market for Common Equity and Related
    Stockholder Matters ............................Risk Factors; Plan of Distribution
21. Executive Compensation .........................Total Executive Compensation
22. Consolidated Financial Statements ..............Consolidated Financial Statements
23. Changes In and Disagreements With Accountants
    on Accounting and Financial Disclosure .........Not Applicable


PROSPECTUS
                         SUBJECT TO COMPLETION, DATED __________, 1998


                           PHYSICAL SPA & FITNESS INC.

                           442,000 SHARES COMMON STOCK

        Physical Spa & Fitness Inc., a Delaware corporation (the "Company," includes the Company's operating subsidiaries unless otherwise noted) is offering on a "best efforts" and "all or nothing" offering basis, 375,000 shares of its Common Stock (the "Shares"), for an initial offering price of $4.00 per share; the 67,000 shares of Common Stock of the Company are being offered by a certain selling shareholder (the "Selling Shareholder"; see "Principal and Selling Shareholder") for an offering price of $4.00 per share (collectively, the "Offering"). See "Plan of Distribution" for a discussion of the factors to be considered in determining the initial offering price. See "Description of Securities--Common Stock." The Company will not receive any of the proceeds from the sale of the shares by Selling Shareholder. Selling Shareholder will be responsible for his own selling expenses. No shares of Common Stock of Selling Shareholder will be sold to the public in this Offering until a maximum of 375,000 shares of Common Stock offered hereby by the Company are first sold.

        Only a limited public securities market with sporadic trading existed for the Company's Common Stock prior to this Offering. Although the Company has applied for listing on The Nasdaq SmallCap Market for its Common Stock under the proposed symbol: "PFIT" (Common Stock), there can be no assurance that an active public trading market for such securities will be developed or sustained.

INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. POTENTIAL INVESTORS SHOULD NOT INVEST IN THESE SECURITIES UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                    Price to Public*    Selling Agent's     Proceeds to Issuer  Proceeds to Selling
                                        Discount (1)        (2)(3)              Shareholder (1)(2)(3)
------------------------------------------------------------------------------------------------------
Per Share           $4.00               $.40                $3.60               $3.60
Total (3)           $1,500,000          $150,000            $1,350,000          $241,200

                                     (FOOTNOTES CONTINUED ON THE FOLLOWING PAGE)

                             GLOBAL FINANCIAL GROUP

                 THE DATE OF THIS PROSPECTUS IS __________, 1998

* The assumed initial public offering price. The Company currently anticipates that the actual initial public offering price will be between $4.00 and $7.00 per share. See "Plan of Distribution" for discussion of the factors to be considered in determining the initial public offering price.
(1) Does not include (I) additional compensation to Global Financial Group (the "Selling Agent" or "Representative") in the form of a non-accountable expense allowance equal to 3% of the gross proceeds of the Offering (including proceeds from the sale of the Shares by Selling Shareholders), of which $45,000 has been prepaid; (ii) reimbursement by the Company to the Representative of $20,000 of legal fees and expenses incurred by the Representative; (iii) additional compensation to the Representative through the sale to the Representative, for nominal consideration of $0.001 per warrant, of warrants (the "Representative Warrants ") entitling the holder thereof to purchase certain number of shares of Common Stock equal to 10% of the Common Stock sold by the Representative in this Offering, at a price of $4.80 (120% of the $4.00 per share offering price) for a period of five years commencing one year from the date of this Prospectus. See "Plan of Distribution."
(2) Before deduction of estimated expenses of $131,672 payable by the Company, not including the 3% non- accountable expense allowance, including among others, registration and filing fees (including blue sky filing fees), professional fees and printing expenses. Total expenses of the Offering by the Company, including Selling Agent's discounts and commissions, should approximate $326,672 ($355,922) if the Representative's over- allotment option for the Shares is exercised in full), for estimated net proceeds to the Company of $1,173,328 ($1,369,078 if the Representative's over-allotment option is exercised in full). Total expenses of the Selling Shareholder in this Offering should approximate $34,840 for the estimated net proceeds to the Selling Shareholder of $233,160.
(3) Assumes sale of the maximum offering of 375,000 Shares ("Maximum Offering"). The Company has granted the Representative an option, exercisable within 45 days of the effective date of this registration statement, to purchase up to an additional 56,250 shares of the Common Stock at the public offering price, less Selling Agent's discounts and commissions, solely for the purpose of covering over-allotments, if any. In the foregoing table, the amounts shown assume the over-allotment option for the shares of Common Stock, will not be exercised. If the over-allotment option is exercised in full, the price of the Common Stock to the public would be $1,725,000; the Selling Agent's discounts to the Company would be $172,500; the Proceeds to the Issuer would be $1,552,500. If the over-allotment option for the shares of Common Stock is exercised, the Representative shall be entitled to additional compensation of Representative Warrants. See "Plan of Distribution".

        The Shares offered hereby, are being offered by the Selling Agent on behalf of the Company, on a "best efforts" and "all or nothing" offering basis. The Offering will be completed only if the maximum of 375,000 shares of Common Stock ("Maximum Offering") are sold herein by August 15, 1998, which period may be extended for up to an additional 30 days by the Company and the Selling Agent (the "Offering Period"). All the funds received from the sale of the Shares will be deposited with Bank Windsor, as the escrow agent, which agreed to hold such funds in escrow for the subscribers in this Offering, and to transmit all such funds to the Company (less applicable commissions and fees, if any) when the Maximum Offering is achieved. In the event the Maximum Offering is not achieved prior to the expiration of the Offering Period, this Offering will terminate and all funds will be returned promptly to the subscribers without deduction therefrom or interest thereon. Selling Shareholder will be responsible for his own selling expenses. The Selling Agent reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the certificates representing the shares of Common Stock will be ready for delivery at the offices of Abdo & Abdo, P.A., Minneapolis, Minnesota, within 10 business days after the date the Registration Statement is declared effective by the Securities and Exchange Commission (the "Commission").

                              AVAILABLE INFORMATION

        The Company is not presently subject to the reporting requirements of the Securities Exchange Act of 1934. The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including the exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, and via Commission's address on the World Wide Web at http:// www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

        IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SYSTEM OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

        IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ SYSTEM IN ACCORDANCE WITH RULE 10-BA UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                                      TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1

RISK FACTORS ..................................................................6

USE OF PROCEEDS ..............................................................15

DILUTION  ....................................................................17

PRICE RANGE OF SECURITIES ....................................................18

DIVIDEND POLICY...............................................................18

CAPITALIZATION ...............................................................19

SELECTED FINANCIAL DATA ......................................................20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
        AND RESULTS OF OPERATIONS ............................................22

BUSINESS OF THE COMPANY ......................................................29

        GENERAL ..............................................................29

        ORGANIZATION .........................................................29

        OWNERSHIP STRUCTURES IN CHINA ........................................32

        OVERVIEW OF THE COMPANY'S MARKETS ....................................33

        HISTORY ..............................................................35

        BUSINESS STRATEGY ....................................................37

        COMPETITION ..........................................................42

        TRADEMARKS AND TRADE NAMES ...........................................44

        SEASONALITY ..........................................................44

        INSURANCE ............................................................44

        RESEARCH AND DEVELOPMENT .............................................44

        EMPLOYEES  ...........................................................45

        PROPERTIES ...........................................................46

        GOVERNMENT REGULATIONS  ..............................................49

MANAGEMENT  ..................................................................52

        DIRECTORS AND EXECUTIVE OFFICERS   ...................................52

        EXECUTIVE COMPENSATION   .............................................53

        INDEMNIFICATION OF DIRECTORS AND OFFICERS   ..........................54

        EMPLOYMENT AND RELATED AGREEMENTS   ..................................55

        1997 STOCK OPTION PLAN   .............................................55

CERTAIN TRANSACTIONS .........................................................55

PRINCIPAL AND SELLING STOCKHOLDERS  ..........................................57

DESCRIPTION OF SECURITIES   ..................................................59

SHARES ELIGIBLE FOR FUTURE SALE  .............................................60

TAXATION   ...................................................................61

PLAN OF DISTRIBUTION  ........................................................64

LEGAL MATTERS   ..............................................................65

EXPERTS  .....................................................................65

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS   .................................66

                               PROSPECTUS SUMMARY

        THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. THE COMPANY PUBLISHES ITS FINANCIAL STATEMENTS IN HONG KONG DOLLARS, THE LAWFUL CURRENCY OF HONG KONG ("HK$"). IN THIS PROSPECTUS, REFERENCES TO "US$" OR "US DOLLARS" ARE TO UNITED STATES DOLLARS. TRANSLATIONS OF AMOUNTS FROM HONG KONG DOLLARS, TO US DOLLARS ARE FOR THE CONVENIENCE OF THE READER AND FOR REFERENCE ONLY. NO REPRESENTATION IS MADE THAT THE HONG KONG DOLLAR AMOUNTS COULD HAVE BEEN, OR COULD BE, CONVERTED INTO U.S. DOLLARS AT ANY CERTAIN RATE. SEE "RISK FACTORS RELATING TO OPERATIONS IN CHINA AND HONG KONG - FOREIGN CURRENCY EXCHANGE".

                                   THE COMPANY

        Physical Spa & Fitness, Inc. (the "Company"), through its subsidiaries, operates fitness and spa centers in Hong Kong and the People's Republic of China ("China" or the "PRC"). The Company currently operates nine facilities: six in Hong Kong and three in China under the name "Physical Ladies' Club", with the exception of two centers (Mei Foo and Renaissance Beauty Centre - see "Company - Organization"). All of the Company's operations, including the operating of the fitness and spa centers, property holding, investment holding and other corporate activities are conducted through the Company's wholly-owned or majority-owned subsidiaries or joint ventures. See "Business of the Company - Organization". The fitness and spa centers in Hong Kong are operated by two of the Company's subsidiaries. Physical Health Centre Hong Kong Limited, a Hong Kong corporation and a majority (91.4%) owned subsidiary of the Company, operates the following centers in Hong Kong: Causeway Bay, Tsimshatsui, Shatin, Mei Foo and Kowloon City. The sixth center, Renaissance Beauty Centre, is operated by the Company's majority (70%) owned subsidiary, Supreme Resources Limited, a Hong Kong corporation.

         The Company's facilities in China are operated by two joint ventures:
Shanghai Physical Ladies' Club Co., Ltd. ("Shanghai Joint Venture"), which operates two centers in the city of Shanghai, and Dalian Physical Ladies' Club Co., Ltd. ("Dalian Joint Venture"), which operates fitness and spa facility in the city of Dalian. The Company, through its subsidiaries, holds a 88.5% interest in the Shanghai Joint Venture and a 90% interest in the Dalian Joint Venture. The minority interest in the respective joint ventures is held by the joint venture's Chinese partner. China regulations of the fitness and spa facilities encourage joint ventures with a foreign company and provide less restrictive regulations of such form of business entities. See "Government Regulation - China".

        The Company provides its customers, at each location, with access to a wide range of U.S.- styled fitness and spa services. The Company offers to its customers a membership for the use of its fitness facilities, which include extensive aerobics programs, personalized training, cardiovascular conditioning and strength training. The facilities are equipped with the latest in Western exercise equipment, including LifeFitness, Cybex, Flex and Reebok Skywalker. Spa and beauty treatment services are provided to both members and visitors, and include skin care and facial treatments, massage, relaxation programs, weight-management programs and personalized make-up consultations. The Company also sells at the facilities a variety of exercise clothing and European beauty products and cosmetics. Based on the number of the Company's facilities members, management believes that the Company is among the top providers of fitness, exercise, and spa/beauty treatment services in Hong Kong and China, with approximately 55,000 members.

        The Company's strategy is to provide a one-stop fitness and beauty center for women. With the exception of the Mei Foo location in Hong Kong, all other facilities in Hong Kong and China are exclusively for women. Management believes that the Company's strong market presence in Hong Kong and its successful entrance into China's market is a result of its strategy of combining fitness and beauty services in a single facility that offers state-of-the art exercise equipment, high quality beauty treatments and professional staff.

        The Company believes that it is one of the first companies to provide Western fitness and spa services in China. In 1994, the predecessor companies of Physical Beauty & Fitness Holdings Limited, a British Virgin Islands corporation ("Physical Limited"), the holding company of the Company's subsidiaries, began a process of expansion into targeted market segments in China. In 1994, the Company through Shanghai Joint Venture opened the Company's first China operation in Huangpu, Shanghai, with a fitness center comprising of approximately 15,000 square feet to provide fitness and spa treatment facilities. Since then the center has been operating profitably, and another center of similar size was opened in Hongqiao, Shanghai in September 1995, through Shanghai Joint Venture. A third China operation in Dalian commenced in April 1996 and is conducted through Dalian Joint Venture. See "Business of the Company - Organization". The Company's facilities in China are operated under the name "Physical Ladies' Club", and the Company registered a servicemark under that name in Chinese language, which precludes others from the use of the same name. See "Business of the Company - Trademarks and Trade Names".

        In the opinion of the Company's management, current competition in China is, in general, comprised mainly of government operated facilities that offer either fitness or beauty services, in small facilities that lack modern equipment. The Company is aware of no Western quality facilities of comparable size to that of the Company's facilities currently operating in China. The Company expects that rising consumer incomes, increasing health awareness and growing access to foreign goods and trends, should continue to create increased demand for fitness and spa services in China. In 1996, the Company (through its subsidiaries) entered into two additional joint ventures to open fitness and spa facilities in Zhongshan (Zhongshan Joint Venture) and Shenzhen (Shenzhen Joint Venture), China, however, such joint ventures have not commenced any operations yet. The Company plans to open the centers in Zhongshan and Shenzhen in 1999, however, there can be no assurances given that such joint ventures will start operations or that such centers will be opened as currently planned by the management. See "Business of the Company - Business Strategy".

        The Company's strategy for maintaining its strong presence in Hong Kong is to continue to provide existing and new members with high quality services at an affordable price and by periodically upgrading the facilities as new developments and technology emerge in the industry. The Company's objective is to add new services and treatments to keep the Company current with market trends and to promote and enhance the Company's reputation of providing value-driven services to its customers. The Company places heavy emphasis on staff training which is supported by an in-house training department and on-going classes. The Company also plans to open additional facilities in Hong Kong in 1998 and in Macau in 1999. The Company signed a lease agreement, with respect to a new center in Tsuen Wan, a major district of the Western Kowloon province of Hong Kong. The proposed new facilities are planned to begin operations in July 1998, in an approximately 50,000 sq. ft. space. The Company is also currently negotiating the lease for opening a new center in Central Hong Kong. The Central Center is planned to have operations in an approximately 70,000 sq.ft. space. The Company is also in the process of negotiating the lease for a Macau center. The proposed new facilities in Macau are planned to be operated in an approximately 36,000 sq. ft. space. See "Business of the Company - Properties". The Company plans to use a portion of the proceeds from this Offering to provide certain lease improvements to set up the Central Center in Hong Kong and to pay the initial lease deposit for the Central Center. There can be no assurance that the proposed new centers will be opened as currently planned by the Company or if opened, that they will operate profitably.

        The Company was incorporated on September 21, 1988 in the state of Delaware under the name of "Foreclosed Realty Exchange, Inc", a development stage company seeking acquisitions. Prior to acquisition of Physical Limited, the Company had no revenue producing operations, but planned to enter into joint ventures and/or acquisitions originally in the area of real estate to expand its operations. In October, 1996, the Company closed a transaction with Ngai Keung Luk (Serleo), a 100% shareholder of Physical Limited, whereby the Company entered into a Share Exchange Agreement with Ngai Keung Luk (Serleo), pursuant to which the Company issued 8,000,000 shares of its Common Stock to Ngai Keung Luk (Serleo) in exchange for all of the outstanding shares of Physical Limited (the "Closing"). Subsequently, the Company changed its name to "Physical Spa & Fitness Inc." in November, 1996, to reflect the new business operations of the Company. As a part of the above transaction, certain shareholders of the Company also transferred 990,000 shares of Common Stock to Goodchild Investments Limited, a British Virgin Islands corporation ("Goodchild"). Goodchild subsequently disposed of its shares. See "Certain Transactions". Neither Ngai Keung Luk (Serleo) nor Goodchild were parties affiliated with the Company prior to or at the time of the acquisition of Physical Limited. At the Closing the then current management of the Company resigned and was replaced by the current management of the Company. See "Management."

        The Company effected a 1.333333-for-1 reverse split of its common stock in October 1997 and a 1-for-1.333333 forward split of its common stock in June 1998. All references in this Prospectus to shares of Common Stock of the Company have been adjusted for the effects of the reverse stock split and forward stock split.

        The Company maintains its executive and administrative office Hong Kong at:

Lee Theatre Plaza 12/F - 15/F
99 Percival St., Causeway Bay, HONG KONG
The telephone number of the Company in Hong Kong is (852) 2572-8888.

Unless the context requires otherwise, as used herein, any reference to the Company includes the Company's subsidiaries Physical Beauty & Fitness Holdings Limited, Physical Health Centre Hong Kong, Ltd., Regent Town Holdings Ltd., Mighty System Ltd., Supreme Resources Ltd., Physical Health Centre (Zhong Shan) Ltd., Zhongshan Physical Ladies' Club, Ltd., Ever Growth Ltd., Proline Holdings Ltd., Shanghai Physical Ladies' Club Company Ltd., Shanghai Physical Ladies' Club Co., Ltd., Jade Regal Holdings Ltd., Physical Health Centre( Dalian) Ltd., Dalian Physical Ladies' Club Co. Ltd., Star Perfection Holdings Ltd., Physical Health Centre (Shenzhen) Ltd., and Shenzhen Physical Ladies' Club Company Ltd., Physical Health Centre (Tsuen Wan) Limited, Physical Health Centre (Macau) Limited. See also "Business of the Company - Organization".

                                  THE OFFERING

SECURITIES OFFERED
BY THE COMPANY..............  375,000 shares of  Common Stock.  In addition, the
                              Selling Agent has been granted an over-allotment option for an additional 56,250 shares. See "Description of Securities--Common Stock."

SECURITIES OFFERED BY SELLING
SHAREHOLDER.................  67,000 shares of  Common Stock.  The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholder. See "Principal and Selling Shareholders." Selling Shareholder will be responsible for his own selling expenses. No shares of Common Stock of Selling Shareholders will be sold to the public in this Offering until a maximum of 375,000 shares of Common Stock offered hereby by the Company are first sold.

OFFERING PRICE OF COMMON
STOCK.......................  4.00 per share

COMMON STOCK OUTSTANDING
PRIOR TO OFFERING...........  10,000,000  shares as of  June 10, 1998.  See
                              "Description of Securities."

COMMON STOCK OUTSTANDING
AFTER THE OFFERING..........  10,375,000 shares.  Excludes (i) 56,250 shares of
                              Common Stock included in the Representative's over-allotment option for the Shares; (ii) the number of shares of Common Stock issuable upon exercise of the Representative's Warrants to be issued in connection with this Offering, equal to 10% of the Shares sold by the Representative in this Offering. See "Description of Securities" and "Plan of Distribution."

WARRANTS TO BE OUTSTANDING
AFTER THE OFFERING..........  None.  Excludes Representative's Warrants. See
                              "Plan of Distribution".

USE OF PROCEEDS.............  The estimated net proceeds of $1,173,328, assuming that the maximum of 375,000 Shares are sold in this Offering ("Maximum Offering") at an assumed offering price of $4.00 per share, are intended to be used for general corporate purposes, including
                              (i) contribution towards tenant improvement costs for the Central center and initial lease deposit for the Central center; (ii) corporate public relations, and (iii) purchase of exercise equipment. In the event the Maximum Offering is not achieved, the Offering will be terminated and the Company will not receive any proceeds therefrom. See "Use of Proceeds"

PROPOSED NASDAQ SYMBOL......  Common Stock: PFIT.

RISK FACTORS................  The securities offered hereby involve a high degree of risk and immediate substantial dilution. See "Risk Factors."

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

The following selected financial data are qualified by reference to, and should be read in conjunction with, the Consolidated Financial Statements, related Notes to Consolidated Financial Statements and Report of Independent Public Accountants, and Management's Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere herein. The following tables summarize certain selected financial data of the Company for the fiscal years/period ended December 31, 1995, December 31, 1996, December 31, 1997 and three month periods ended March 31, 1997 and 1998. The data has been derived from Consolidated Financial Statements included elsewhere in this Prospectus that were audited by Arthur Andersen & Co., independent public accountants, except for the information relating to the three months ended March 31, 1997 and 1998, which is unaudited but in the opinion of the Company's management reflects all adjustments, consisting only of normal recurring adjustments that the Company considers necessary for a fair presentation of the information in accordance with generally accepted accounting principles. Physical Health Center Hong Kong Limited paid dividends in fiscal year 1995.



                                                                   Year ended December 31,            Three months ended March 31,
                                                          1995        1996      1997       1997       1997       1998       1998
                                                          ----        ----      ----       ----       ----       ----       ----
                                                           HK$        HK$        HK$        US$        HK$        HK$        US$
                                                        (audited)  (audited)       (audited)            (unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

     Operating Revenues                                 $ 85,262   $111,230   $148,954   $ 19,220   $ 23,940   $ 41,553    $ 5,362
     Operating Expenses                                   60,827     79,553    119,722     15,448     23,185     36,971      4,771
     Provision for income taxes                            4,434      8,398      6,969        899        423      1,063        137
     NET INCOME                                           17,533     21,111     18,466      2,383         28      2,374        306
                                                         --------   --------   --------   --------   --------   --------   --------
     Net income per share (2)(3)                         $  1.75    $  2.11    $  1.85    $  0.24    $  0.00    $  0.24    $  0.03
                                                         ========   ========   ========   ========   ========   ========   ========

     Weighted average number of shares outstanding (3)    10,000     10,000     10,000     10,000     10,000     10,000     10,000
                                                         ========   ========   ========   ========   ========   ========   ========


(1) Translation of amounts from Hong Kong Dollars into United States Dollars (US$) for the convenience of the reader has been made at the exchange rate quoted by the Asian Wall Street Journal on March 31, 1998 of US$1.00 = HK$7.75. No representation is made that the Hong Kong Dollar amounts could have been, or could be, converted into United States Dollars, at that rate on March 31, 1998 or at any other certain rate.
(2) The earnings per share are calculated using the common stock and common stock equivalents, as if the shares existing as of the date of this Registration Statement had been outstanding throughout periods presented.
(3) 1995 pro-forma. The results were stated as if Physical Limited were a holding company.


                                                                                                           As Adjusted
                                                    As of December 31,               As of March 31, 1998    (1)(2)
                                                    ------------------               -------------------     ------
                                           1996      1996       1997        1997      Actual     Actual
                                           ----      ----       ----        ----      ------     ------
                                            HK$       US$        HK$         US$        HK$        US$         US$
                                        (audited)                  (audited)            (Unaudited)
BALANCE SHEET DATA:
      Current assets                    $ 47,880   $ 6,178    $ 46,964    $ 6,059    $ 39,880    $ 5,146    $ 6,319
      Total assets                       117,693    15,186     173,182     22,347     164,657     21,246     22,419
      Current liabilities                 64,079     8,268      92,634     11,953      80,302     10,362     10,362
      Long-term obligations               27,322     3,525      35,731      4,611      37,170      4,796      4,796
      Working capital                    (16,199)   (2,090)    (45,670)    (5,894)    (40,422)    (5,216)    (4,043)
      Obligations under finance leases     3,955       510      12,830      1,655      11,692      1,508      1,508
      Deferred income taxes                1,451       187       4,574        590       4,574        590        590
      Minority interest                    4,857       627       6,689        863       6,945        896        896
      Shareholders' equity                26,292     3,393      44,817      5,783      47,185      6,088      7,261


(1)  Assumes receipt of net proceeds from the Offering of $1,173,328.
(2) Excludes (i) 56,250 shares of Common Stock included in the Representative's over-allotment option; (ii) the shares of Common Stock issuable upon exercise of the Representative's Warrants to be issued in conjunction with this Offering; and (iii) 500,000 shares of Common Stock reserved for issuance under the Company's stock option plans. See "Description of Securities" and "Plan of Distribution".

                                  RISK FACTORS

        AN INVESTMENT IN THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONCERNING THE COMPANY AND ITS BUSINESS CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

               RISKS RELATING TO OPERATIONS IN CHINA AND HONG KONG
               ---------------------------------------------------

        The Company provides its services exclusively to residents of Hong Kong and China. The Company expects to continue to focus its expansion efforts in the Chinese markets. As such, there are risks involved with the conduct of the Company's business in China and Hong Kong, including the following:

        INTERNAL POLITICAL RISKS. The Company's interests may be adversely affected by the political environment in China. China is a communist country which since 1949 has been, and is expected to continue to be, controlled by the Communist Party of China. Changes in the top political leadership of the Chinese government may have a significant impact on policy and the political and economic environment in China. Moreover, economic reforms and growth in China have been more successful in certain provinces than in others, and the continuation or increase of such disparities could affect political or social stability. China only recently has permitted greater flexibility in its economic sector, however, the government of China has exercised and continues to exercise substantial control over virtually every section of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support the economic reform program that commenced in the late 1970's and possibly to return to the more centrally-planned economy that existed prior thereto, could have a significant effect on economic conditions in China and on the operations of the Company.

        INTERNAL ECONOMIC RISKS. The Company's interests may be adversely affected by the economic environment in China. The economy of China differs significantly from the economies of the United States and Western Europe in such respects as structure, level of development, gross national product, growth rate, capital reinvestment, resource allocation, self-sufficiency, rate of inflation (see "Inflation" below), and balance of payments position, among others. Only recently has the Chinese government encouraged substantial private economic activities.

        The Chinese economy has experienced significant growth in the past five years, but such growth has been uneven among various sectors of the economy and geographic regions. Actions by the Chinese central government to control inflation have significantly restrained economic expansion recently. Similar actions by the central government of China in the future could have a significant adverse effect on economic conditions in China and the economic prospects of the Company.

        INFLATION. The annual inflation rate in the PRC was approximately 21.7%, 14.8%, 8.3% and 8% in 1994, 1995, 1996 and 1997, respectively. The Company does not consider that inflation in the PRC has a material impact on its results of operations in recent years. No assurance can be given that inflation in the PRC will not have a material adverse effect on the business, financial condition and results of operations of the Company in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

        LEGAL SYSTEM. China's legal system is a civil law system which is based on written statutes and in which decided legal cases have little precedential value. China does not have a well developed, consolidated body of laws governing enterprises with foreign investments. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion. As legal systems in China develop, foreign business entities may be adversely affected by new laws, changes to existing laws (or interpretations thereof) and preemption of provincial or local laws by national laws. In circumstances where adequate laws exist, it may not be possible to obtain swift and equitable enforcement thereof.
 See "Business - China".

        FOREIGN CURRENCY EXCHANGE. Substantially all of the Company's revenues, expenses and liabilities are denominated in Renminbi ("Rmb"), the currency of China, Hong Kong dollars or U.S. dollars. The Company is therefore subject to the effects of exchange rate fluctuations between these currencies. The Company does not expect, however, to be subject to specific fluctuations in the Hong Kong dollar/U.S. dollar exchange rate, as the Hong Kong dollar has been officially linked to the U.S. dollar since October, 1983. However, there can be no assurances this situation will continue. Rmb is not a freely convertible currency. Both conversion of Rmb into foreign currencies and the remittance of Rmb abroad are subject to PRC government approval. The Company earns its revenues, and incurs the majority of its costs, in Rmb, through its operations in China. Prior to January 1, 1994 Rmb that were earned within the PRC were not freely convertible into foreign currencies except with government permission, at rates determined in place at swap centers, where the exchange rates often differed substantially from the official rates quoted by the People's Bank of China. On January 1, 1994, the People's Bank of China introduced a managed floating exchange rate system based on the market supply and demand and proposed to establish a unified foreign exchange, inter-bank market among designated banks. As a result of the unitary exchange rate system introduced on January 1, 1994, the official bank exchange rate for conversion of Rmb to U.S. dollar experienced a devaluation of approximately 50%. In place of the official rate and the swap center rate, the People's Bank of China publishes a daily exchange rate for Rmb based on the previous day's dealings in the inter-bank market ("PBOC Rate"). It is expected that swap centers will be phased out in due course. However, the unification of exchange rates does not imply full convertibility of Rmb into US Dollars or other foreign currencies. While conversion of Rmb into US Dollars or other foreign currencies can generally be effected at the swap center, there is no guarantee that it can be effected at all times.

        The Company's operations in China conducted through Shanghai Joint Venture and Dalian Joint Venture, and their financial performance and condition are measured in terms of Rmb. The revenues and profits of Shanghai and Dalian Joint Ventures are predominantly denominated in Rmb, and require conversion into US Dollars or HK Dollars. Should the Rmb devalue against these currencies, such devaluation would have a material adverse effect on the Company's profits and the foreign currency equivalent of such profits contributed by the Shanghai and Dalian Joint Ventures to the Company. The Company currently is not able to hedge its exchange rate exposure in China, because neither the banks in China nor any other financial institution authorized to engage in foreign exchange transactions offer forward exchange contracts.

        The following table sets forth certain information concerning exchange rates between Renminbi ("Rmb") and U.S. dollars for the periods indicated:



                              NOON BUYING RATE (1)

PERIOD             PERIOD END (2)       AVERAGE (2)(3)           HIGH (2)             LOW (2)
---------------------------------------------------------------------------------------------
1991                       5.4478               5.3343             5.4478              5.2352
1992                       5.7662               5.5214             5.9007              5.4124
1993                       5.8145               5.7769             5.8245              5.7076
1994                       8.4662               8.6303             8.7409              8.4662
1995                       8.3374               8.3685             8.4584              8.3203
1996                       8.2982               8.3139             8.3338              8.2970
1997                       8.3184               8.3225             8.3290              8.2911

Source: Federal Reserve Bank of New York

(1) Prior to the adoption of the PBOC Rate in 1994, there was significant variation between the Official Rate and the rates obtainable at Swap Centers, such as the Shanghai Swap Center. After January 1, 1994, there have not been significant differences between the Noon Buying Rate, the PBOC Rate and the Shanghai Swap Center Rate.
(2) Rmb per US dollar
(3) Determined by averaging the rates on the last business day of each month.

        The Hong Kong dollar is freely exchangeable into other currencies (including the U.S. dollar). Since October 17, 1983, the Hong Kong dollar has been officially linked to the U.S. dollar at the rate of US$1.00=HK$7.80. However, the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be determined by the forces of supply and demand in the foreign exchange rates market. Exchange rates between the Hong Kong dollar and other currencies are influenced by the rate between the U.S. dollar and the Hong Kong dollar.

        Pursuant to the Sino-British Joint Declaration, with effect from July 1, 1997, Hong Kong became a Special Administrative Region of China ("SAR"). The Basic Law of the Hong Kong SAR provides that the Hong Kong dollar will remain the legal tender in the Hong Kong SAR after June 30, 1997. The Basic Law also provides that no exchange control policies shall be applied in the Hong Kong SAR and that the Hong Kong dollar shall be freely exchangeable.

        The following table sets forth certain information concerning exchange rates between the Hong Kong dollar ("HK$") and U.S. dollars for the periods indicated:

                                NOON BUYING RATE

PERIOD             PERIOD END (1)      AVERAGE (1)(2)            HIGH (1)             LOW (1)
---------------------------------------------------------------------------------------------
1991                       7.7800              7.7712              7.8025              7.7155
1992                       7.7430              7.7402              7.7767              7.7237
1993                       7.7280              7.7357              7.7650              7.7230
1994                       7.7375              7.7290              7.7530              7.7225
1995                       7.7345              7.7357              7.7665              7.7268
1996                       7.7345              7.7342              7.7444              7.7160
1997                       7.7430              7.7449              7.7550              7.7340

Source: Federal Reserve Bank of New York

(1) HK$ per US$
(2) Determined by averaging the rates on the last business day of each month.

        HONG KONG. The Company is headquartered in Hong Kong and currently operates six fitness and spa facilities there. Accordingly, the Company may be materially adversely affected by factors affecting Hong Kong's political situation and its economy or in its international political and economic relations. Hong Kong was a British Crown Colony, but sovereignty over Hong Kong was transferred to China on July 1, 1997 and Hong Kong became a Special Administrative Region ("SAR") of the PRC. As provided in the Sino-British Joint Declaration on the Question of Hong Kong and the Basic Law of the Hong Kong SAR of the PRC (the "Basic Law"), the Hong Kong SAR shall have a high degree of autonomy except in foreign affairs and defense. Under the Basic Law, the Hong Kong SAR is to have its own legislature, legal and judicial system and economic autonomy for 50 years. Although, based on the current political conditions and the Company's understanding of the Basic Law, the Company does not believe that the transfer of sovereignty over Hong Kong will have a material adverse effect on the Company's business, financial condition or results of operations of the Company in the future, there can be no assurance as to the continued stability of political, economic or commercial conditions in Hong Kong.

        ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES. The directors and officers of the Company reside outside of the United States and all of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against the Company's assets or such persons judgments obtained in United States courts predicated upon the liability provisions of the United States securities laws. There is substantial doubt as to the enforceability against a substantial portion of the Company's assets or any of its directors and officers located outside the United States in original actions or in actions for enforcement of judgments of United States courts of liabilities predicated solely on the civil liability provisions of the Federal securities laws. The Company's agent for process in the United States is Inc. Plan (USA), 802 West Street, Wilmington, DE 19801.

        The Company has been advised that no treaty exists between Hong Kong and the United States providing for the reciprocal enforcement of foreign judgments. However, the courts of Hong Kong are generally prepared to accept a foreign judgment as evidence of a debt due. An action may then be commenced in Hong Kong for recovery of this debt. A Hong Kong court will only accept a foreign judgment as evidence of a debt due if: (I) the judgment is for a liquidated amount in a civil matter; (ii) the judgment is final and conclusive and has not been stayed or satisfied in full; (iii) the judgment is not directly or indirectly for the payment of foreign taxes, penalties, fines or charges of a like nature (in this regard, a Hong Kong court is unlikely to accept a judgment for an amount obtained by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained by the person in whose favor the judgment was given); (iv) the judgment was not obtained by actual or constructive fraud or duress; (v) the foreign court has taken jurisdiction on grounds that are recognized by the common lay/ rules as to conflict of laws in Hong Kong (vi) the proceedings in which the judgment was obtained were not contrary to natural justice (i.e., the concept of fair adjudication); (vii) the proceedings in which the judgment was obtained, the judgment itself and the enforcement of the judgment are not contrary to the public policy of Hong Kong;
(viii) the person against whom the judgment is given is subject to the jurisdiction of the Hong Kong court; and (ix) the judgment is not on a claim for contribution in respect of damages awarded by a judgment which does not satisfy the foregoing. Enforcement of a foreign judgment in Hong Kong may also be limited or affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

        COMPLIANCE WITH GOVERNMENT REGULATIONS. The Company is required to comply with strict government regulations in operation of its fitness and spa facilities in Hong Kong and China (see "Company - Government Regulation"). The non-compliance with such regulations may have an adverse negative effect on the Company's operations.

RISKS RELATING TO THE COMPANY
-----------------------------

        DEPENDENCE ON KEY PERSONNEL. The Company's success depends, to a significant extent, upon a number of key employees. The loss of services of one or more of these employees could have a material adverse effect on the business of the Company. The Company believes that its future success will also depend in part upon its ability to attract, retain and motivate qualified personnel, and the maintenance of employment agreements with certain key officers. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining such personnel. The Company does not have "key person" life insurance on any of its key employees. The Company's success, to a large extent, depends upon the continued services of certain executive officers, particularly Mr. Luk, Chairman of the Board of Directors and Chief Executive Officer and Ms. Jill Bodnar, President. See "Management"

        The Company intends to continue to hire additional personnel as necessary to meet its management, marketing, operating and administrative service needs from time to time. Although the Company believes that, as of this date, it has been successful in attracting and retaining highly qualified professionals and other personnel as required by its business, there can be no assurance that the Company will continue to be successful in this regard. The Company believes that the future success and development of its business is dependent to a significant degree on its ability to continue to attract such individuals. See "Business -- Employees"'

        DEPENDENCE ON QUALIFIED FITNESS AND SPA PROFESSIONALS. The success of the Company is dependent upon its continuing ability to recruit, train and retain qualified fitness and spa professionals in Hong Kong and China. The Company faces competition for these personnel from other fitness and spa service providers, and other organizations throughout the world. The availability of such personnel is limited, and the inability to recruit and maintain relationships with these individuals in China could have a material adverse effect on the Company's future growth and operations. This fact is particularly significant for the Company, since qualified Western or similar fitness and spa professionals may have to be recruited from outside China and replacing any such professionals may require significant recruiting efforts and lead time. In addition, the costs of housing and otherwise compensating such professionals may be relatively high in light of the housing costs in certain cities in China. There can be no assurance that the Company will be successful in attracting, hiring and retaining these qualified fitness and spa professionals. The unavailability of sufficient numbers of qualified personnel could have a material adverse effect on the Company's operations. In addition, a shortage of skilled personnel or the delay resulting from a need to train personnel could have a material adverse effect on the Company's results of operations.

        COMPETITION. The Company is among the largest commercial operators of fitness/spa centers in Hong Kong in terms of revenues, number of members and number and square footage of facilities. The Company is also among the largest operators of fitness centers in China. The Company believes its fitness centers generally offer a high level of amenities to its primary target market, the 18 to 34-year old women, middle income segment of the population in Hong Kong and China. Within each market, the Company competes with other fitness centers, physical fitness and recreational facilities established by local governments and similar organizations, and, to a certain extent, with athletic clubs, weight reducing salons and the home-use fitness equipment industry and beauty salons. However, the Company believes that its operating experience and expertise, its ability to recover advertising and administration costs over all its fitness centers, the scope of its operations and its account processing infrastructure provide an advantage over its competitors.

        The Company believes that competition has increased in certain areas of Hong Kong. The Company believes that this increase reflects the public's enthusiasm for fitness and the decrease in the cost of entering the market due to financing available from leasing arrangements for the premises and equipment. The Company believes that its membership plans are affordable and have the flexibility to be responsive to economic conditions. However, the Company also competes with other entertainment and retail business for the discretionary income of its target market. In the Company's opinion, fitness and spa facilities in China do not currently provide specialized Western standard fitness and spa services of the standard the Company provides. There can be no assurance that existing or new facilities will not commence such operations and compete with the Company. Further, there can be no assurance that a qualified Western, or other fitness and spa organizations, with greater resources or more experience than the Company in the provision of these services, will not decide to engage in operations similar to those offered by the Company. See "Business - Competition".

        RELATED PARTY TRANSACTIONS. In the past, the Company has entered into business transactions with certain affiliates and may continue to enter into such transactions in the future, however, the policy of the Company is that such transactions with related persons shall have the terms thereof are at least as favorable to the Company as those that could be obtained from unaffiliated third parties. Ngai Keung Luk (Serleo), the Company's Chairman and Chief Executive Officer, received certain loans from the Company which have been extended to Mr. Luk over a period of time prior to December 31, 1996 in the original principal amount of HK$16.5 million (US$2.1 million) (the "Loan"). Mr. Luk agreed to repay the Loan in eight installments by March 31, 1999, at a prime interest rate of 8.75%, together with the accrued interest thereon. The outstanding principal amount of the Loan and accrued interest was HK$10,775,000 (US$1,391,000) as of December 31, 1997. The remaining outstanding principal amount of the Loan is secured by a pledge of 1,500,000 shares of common stock of the Company by Mr. Luk, as collateral for the Loan. In the first quarter of 1998, Mr. Luk made an advance to the Company of approximately HK$8,352,000 (US$1,078,000). The outstanding principal amount of the Loan and accrued interest, net of such advance, was HK$123,000 (US$16,000) as of March 31, 1998. Mr. Luk does not have any other outstanding loans from the Company. Although there can be no assurance given that the Loan will be repaid in full by Mr. Luk, the Company does not expect that Mr. Luk would default on the Loan (based on his past performance) or that such potential default on the Loan would have a material negative effect on the Company. See "Certain Transactions."

        CERTAIN TAX CONSEQUENCES. The Company is predominantly invested in foreign subsidiaries. Those subsidiaries are subject to taxes imposed on them in the foreign jurisdictions in which they operate and in which they are organized. Further, their income is subject to US federal and state income taxes when distributed, deemed distributed or otherwise attributed to, the Company, which is a US corporation. Complex US tax rules apply for purposes of determining the calculation of those US taxes, the availability of a credit for any foreign taxes imposed on the foreign subsidiaries or the Company and the timing of the imposition of US tax. Normally, all foreign income earned by a US multinational eventually will be subject to US tax. Income earned by a foreign branch of a US company is taxable currently in the United States, and income earned by a foreign subsidiary will be subject to US tax either in the year distributed to the US as a dividend or in the year earned by means of Subpart F, foreign personal holding company or other federal tax rules requiring current recognition of certain income earned by foreign subsidiaries. All of the Company's direct and indirect foreign subsidiaries constitute "controlled foreign corporations" ("CFCs") for purposes of the Subpart F rules of the federal Internal Revenue Code. Among other consequences of CFC states, "Subpart F income," as defined, of the profitable foreign subsidiaries will be directly taxable to the Company, whether or not distributed to the Company. In general, Subpart F income is defined as the income and gains of the foreign subsidiary from its more passive investment-type activities. Subpart F income extends, in general, however, to include intercompany payments (e.g., payments of dividends, interest, royalties, etc.) between related foreign group members. Thus, for example, dividend distributions from the Company's indirect PRC and Hong Kong subsidiaries to the Company's British Virgin Island subsidiary, Regent Town Holdings Limited, would cause that dividend income of the British Virgin Island subsidiary to be directly taxable to the Company, notwithstanding that the British Virgin Islands does not tax such dividend income, and the British Virgin Island subsidiary does not distribute that dividend income to the Company, but retains it. Income earned in foreign countries often is subject to Foreign income taxes. In order to relieve double taxation, the US federal tax law generally allows US corporations a credit against their US tax liability in the year the foreign earnings become subject to US tax in the amount of the foreign taxes paid on those earnings. The credit is limited, however, under complex limitation rules, to, in general, the US (pre-credit) tax imposed on the US corporation's foreign source income. Further, complex rules exist for allocating and apportioning interest, research and development expenses and certain other expense deductions between US and foreign sources. Limiting provisions of the source rules decrease the amount of foreign source income many US multinationals can generate. Reduced foreign source income results in a smaller foreign tax credit limitation, as the limitation is based on the ratio of foreign source net income to total net income. Further, separate income baskets exist for purposes of the foreign tax credit limitation, which makes it nearly impossible to reduce the effective foreign tax rate on higher-taxed foreign operating income by diluting income in the overall basket with relatively low-taxed foreign investment income. These rules can prevent US multinationals from crediting all of the foreign taxes they pay. To the extent that foreign taxes are not creditable, foreign source income bears a tax burden higher than the US tax rate. See "Taxation".

        LACK OF DIVIDENDS. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the future. Physical Health Centre Hong Kong Limited, the subsidiary of the company acquired by the Company in October, 1996, paid dividends of HK$32,800,000 (US$4,200,000) in 1995. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business. See "Price Range of Securities and Dividend Policy."

        LACK OF PRODUCT LIABILITY INSURANCE. The Company does not maintain product liability insurance with respect to the cosmetics/spa products used in its centers. Users of the products used in the Company's centers could suffer, or could claim to suffer, adverse effects from the products used in the Company's centers. There can be no assurances given that the Company (I) will not be named as a defendant in products liability litigation, (ii) will be able to obtain product liability insurance for such products when it seeks to do so or (iii) will be able to pay the premiums required to maintain coverage on any such policies obtained. A recovery by a potential claimant in excess of the liability coverage could have a material adverse effect on the Company.

        LIMITATIONS OF SINO-FOREIGN JOINT VENTURES. The Company operates three fitness and spa centers in China through joint ventures with the Chinese partners, as such form of business entity is preferred by the Chinese authorities. The term of Shanghai Joint Venture expires in 2003, and the term of Dalian Joint Venture expires in 2007 (see "Company Organization" ). There can be no assurances given that the joint ventures will be extended to continue their operations. The Company also entered into joint venture contracts with two additional joint venture partners, however, those joint ventures have not commenced operations yet, and have not received necessary business permits. According to the laws in the PRC and the terms of the joint venture contracts, both joint venture partners are obliged to fulfill their capital contribution requirements into the joint venture within a specified period of time after the issue of the business license. As of the date of this Prospectus, however, both joint venture partners have not contributed the required capital according to the requirements of the contract. Such default in the funding obligations will require renegotiations between the two partners and may also trigger default remedies as specified in the joint venture contract. Further, a failure to meet regulatory time limits set by the State Administration of Industry and Commerce for capital contributions could result in the cancellation of the approval of the joint venture's business license. Both joint venture partners are in the process of applying to the relevant authorities for an extension of such time limits. There can be no assurances given that the new joint ventures partners will satisfy the above obligations or that the joint ventures will commence operations as planned. See "Company Organization".

        INSUFFICIENT SERVICEMARK PROTECTION. The Company registered a servicemark under its trade name "Physical Ladies' Club" in Hong Kong and its Chinese equivalent name in China. In the opinion of the Company's trademark counsel in Hong Kong, the registration enables the mark to distinguish the Company's services from similar services of others, although it gives Company no right to the exclusive use of the words. The servicemark gives the Company a priority over the use of the servicemark by others and the right to reject others from the use of the same name. In China, the Company was only able to register the name in Chinese language pursuant to the Chinese Trademark Law. Although the registration of the Company's business name offers some proprietary protection to the Company, there can be no assurances given that the Company's name will not be infringed upon by another company or that the registration offers sufficient protection for the Company's name, which may have an adverse effect on the Company's operations. Furthermore, in case of such infringement, enforcement of existing laws may be uncertain and sporadic and implementation and interpretation thereof inconsistent. The Chinese judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation.

        NO ASSURANCE OF SUCCESS OF PLANNED BUSINESS EXPANSION. The Company is engaged in an effort to effectuate an opening of additional fitness and spa centers to expand its operations. There is, and can be, no assurance that this business expansion will be realized. A considerable part of the capital expenditures required for this business expansion have been obtained or made available by the Company's cash flow, lines of credit and partially will be provided through the proceeds of this Offering. There can be no assurances given that these additional funds will be obtained. Further, the success of this planned business expansion may be affected by many other factors which are not in the Company's control, such as political and economic decisions made by the Chinese government and economic developments affecting the Company's business. The Company needs to obtain new leases or extend the existing ones to secure new or existing centers, and there can be no assurances given that such leases will be obtained or that the Company can secure suitable locations for the new centers. Furthermore, no assurances can be given that the new fitness and spa centers, if opened, will operate profitably. See "Company - Properties".

        RELATIVELY SHORT MEMBERSHIP PERIOD. The Company"s estimated average membership period for its fitness facilities members is approximately 7 months. The estimate of the average membership period is based on a statistical sample. Because it is a relatively short membership period, the Company has to continually attract new members to join its facilities or past members to re-join the centers. The Company has proposed an autopay system to promote regular payment and introduced a low admission fee to attract customers to re-join the centers. Although the Company does not anticipate that the average membership period of 7 months would have a negative impact on its operations, if the Company is not successful in bringing in new members or having past members re-join its centers on continuous basis, the Company's revenues may decline and have an adverse effect on the Company's operations.

RISKS PERTAINING TO THIS OFFERING
---------------------------------

        CONTROL BY EXISTING SHAREHOLDER, OFFICER AND DIRECTOR. Upon completion of this Offering, the Company's existing shareholder, Mr. Luk Ngai Keung, will beneficially own approximately 76.19% of the outstanding Common Stock (approximately 75.65% if the Underwriters' over allotment options are exercised in full). Mr. Luk is also the Company's Chairman of the Board of Directors and Chief Executive Officer. See "Principal Shareholders." Investors purchasing shares pursuant to this Offering (including the shares offered by the Selling Shareholders and based on 10,375,000 shares outstanding after the Offering) will beneficially own approximately 7.14% of the outstanding Common Stock (approximately 7.80% if the Underwriters' overallotment options are exercised in full). As a result, Mr. Luk will have the ability to control the Board of Directors and policies of the Company. The Company has appointed two independent directors to its Board of Directors who will be heading its proposed audit committee. See "Management" and "Certain Transactions."

        NO ASSURANCE OF PUBLIC MARKET FOR SECURITIES; POSSIBLE VOLATILITY OF SHARE PRICE. Limited public securities market existed prior to this Offering for the Company's Common Stock. The Company's Common Stock trades sporadically on the National Association of Securities Dealers' ("NASD") over-the-counter market, however, the trading volume was negligible for the past three months. Although the Company intends to apply to have the Common Stock included on the Nasdaq System, there can be no assurance that an active public trading market for such securities will be developed or sustained. Accordingly, purchasers of the Securities may experience substantial difficulty selling such securities. The offering price of the shares of Common Stock has been determined by negotiations between the Company and the Representative and are not necessarily related to the Company's existing market price, asset value, net worth, or other established criteria of value. See "Price Range of Common Stock" and "Underwriting."

        IMMEDIATE SUBSTANTIAL DILUTION. The shares of Common Stock held by the Company's current shareholders were acquired at a cost per share substantially less than that at which the Company intends to sell the Common Stock to investors in this Offering. As of March 31, 1998, the Company's net tangible book value per share of Common Stock was $0.61 (based on 10,000,000 outstanding shares). Based on certain assumptions, purchasers of shares of the Company's Common Stock in the Offering will experience immediate dilution of $3.30 per share. See "Dilution."

        LACK OF FIRM UNDERWRITING. The Shares are offered hereby on a "best efforts" and "all or nothing" basis. Since no person has undertaken to purchase all or any part of this Offering, this Offering is not a firm underwriting, and there can be no assurance that any Shares or Warrants will be sold. If the Maximum Offering is not achieved, this Offering will be terminated and the Company will not receive any proceeds from the Offering, and the funds will be returned to the subscribers. See "Plan of Distribution".

        DETERMINATION OF OFFERING PRICE. The offering price of the Common Stock has been arbitrarily determined through negotiation between the Company and the Representative. The offering price of the Common Stock does not necessarily bear any relationship to the assets, operating results, book value, shareholders' equity of the Company, limited public trading market of the Company's Common Stock or any other statistical criterion of value. There can be no assurance that the Common Stock will trade in the future at market prices in excess of, or equal to, the offering price herein.

        SELLING AGENT'S INFLUENCE ON THE MARKET. It is anticipated that all of the securities offered hereby will be sold to customers of the Selling Agent. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Selling Agent. Although they have no legal obligation to do so, the Selling Agent, from time to time, may become market makers and may otherwise effect transactions in such securities. To the extent the Selling Agent do so, they may be influential in any market that might develop and the degree of participation by the Selling Agent may significantly affect the price and liquidity of the Company's securities. Such market making activities, if commenced, may be discontinued at any time or from time to time by the Selling Agent without obligation or prior notice. Depending on the nature and extent of the Selling Agent's market making activities and retail support of the Company's securities at such time, the Selling Agent's discontinuance could adversely affect the price and liquidity of the securities.

        SHARES ELIGIBLE FOR FUTURE SALE. Immediately following the successful completion of this Offering but without giving effect to the exercise of the over-allotment options, exercise of the Representative's Warrants or the issuance of any shares of Common Stock reserved for issuance under the Company's Stock Option Plans, there will be an aggregate of 10,375,000 shares of Common Stock issued and outstanding. 2,375,000 of such shares will be freely tradeable in the public market (except by affiliates of the Company) and 8,000,000 shares will be "restricted" as that term is defined under the Securities Act, and in the future may be sold in compliance with Rule 144 under the Securities Act or pursuant to a Registration Statement filed under the Securities Act. Of the 2,375,000 freely tradable shares, 375,000 are being issued pursuant to this Offering and 67,000 are being offered hereby by the Selling Shareholder. The remaining 1,933,000 shares were issued previously by the Company and are held by approximately 624 beneficial owners.

        Rule 144 generally provides that a person holding restricted securities for a period of one year may sell every three months in brokerage transactions and/or market-maker transactions an amount equal to the greater of one percent (l %) of (a) the Company's issued and outstanding Common Stock or (b) the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. However, all of the current shareholders of the Company owning 1% or more of the issued and outstanding Common Stock are subject to Rule 144 limitations on selling.

        REQUIREMENTS FOR LISTING SECURITIES ON THE NASDAQ SYSTEM; POSSIBLE DELISTING OF COMMON STOCK FROM NASDAQ SYSTEM; RISKS RELATING TO LOW-PRICE STOCKS. The Securities and Exchange Commission has approved rules imposing stringent criteria for listing securities on the National Association of Securities Dealers Automated Quotation System ("Nasdaq System"), as well as standards for maintenance of such listing. The Company has applied for inclusion of the Common Stock on the Nasdaq System upon the completion of this Offering. If the Company is unable to meet these criteria for initial listing, this Offering may be terminated. In addition, if the Company is unable to satisfy Nasdaq's maintenance criteria in the future, its securities will be subject to being delisted, and trading, if any, in the Company's securities would thereafter be conducted in the non-Nasdaq over-the-counter market. Currently, the Company's Common Stock trades on NASD's over-the-counter market on Bulletin Board. As a consequence of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, in the absence of the securities being quoted on Nasdaq, the Company having $2,000,000 in net tangible assets, or the Common Stock having a market price of at least $5.00 per share, trading in the Common Stock would be covered by Rule 15c2-6 promulgated under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under this rule, broker-dealers who recommend such securities must satisfy burdensome sales practice requirements. The Securities Enforcement and Penny Stock Reform Act of 1990 (the "Reform Act") also requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, according to recent regulations adopted by the Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. In the event that the Common Stock were delisted subsequently to becoming characterized as either a low-priced or penny stock, the market liquidity for the Company's securities would be severely affected. The regulations governing low-priced or penny stocks could limit the ability of broker-dealers to sell the Company's securities and thus the ability of the purchasers of this Offering to sell their securities in the secondary market.

        MAINTENANCE CRITERIA FOR NASDAQ SMALL CAP MARKET. The Company has applied for inclusion of the Common Stock on The Nasdaq SmallCap Market ("NASDAQ"). In order to continue to be included on NASDAQ, a company must maintain a minimum $2 million in net tangible assets or $35,000,000 market capitalization or net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years, 500,000 publicly held shares (excluding shares held by any officer, director or beneficial owner of more than 10% of the total shares outstanding of the Company), $1,000,000 market value of public float, 300 shareholders and a minimum bid price of $1.00 per share. The failure to meet these maintenance criteria in the future would result in the discontinuance of the inclusion of the Company's securities on NASDAQ, which could adversely affect the market price of the Company's securities and the ability of shareholders of the Company to dispose of their securities.

        REPRESENTATIVE'S WARRANTS; RISK OF FURTHER DILUTION. The Company has agreed to sell to the Representative, for nominal consideration, warrants to purchase up to 10% of the Shares offered hereby, at an exercise price equal to 120% of the price at which the Shares are initially offered to the public. The Company has agreed to register under the Securities Act, and applicable state securities laws, the Securities issuable upon exercise of the Representative's Warrants at the expense of the Company. The Representative's Warrants and any profits realized by the Representative on the sale of the Securities underlying the Warrants could be considered additional selling agent's compensation. For the term of the Representative's Warrants, the holders are given, at nominal cost, the opportunity to profit from the difference, if any, between the exercise price of the Representative's Warrants and the value of or market price (if any) for the Securities, with a resulting dilution in the interest of existing shareholders. The Representative's Warrants may be exercised at a time when in all likelihood, the Company would be able to obtain any needed capital by a new placement of securities on terms more favorable than those provided for by the Representative's Warrants. See "Plan of Distribution".


                                 USE OF PROCEEDS

        The gross proceeds from the sale of the Shares described herein will be $1,500,000 ($1,725,000, if the over-allotment option for the Shares is exercised) if the Maximum Offering amount is obtained and at the initial public offering price of $4.00 per share. The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholder. Selling Shareholder will be responsible for his own selling expenses. The net proceeds to the Company (at an initial public offering price of $4.00 per share) from the sale of the Common Stock offered hereby, less the underwriting discount of 10% ($150,000; $172,500 if the over-allotment option is exercised), the Representative's non-accountable expense allowance of 3% ($45,000; $51,750, if the over-allotment option is exercised) and expenses of this Offering (estimated at $131,672) for the total estimated Offering expenses at $326,672, are estimated to be approximately $1,173,328 ($1,369,078 if the over-allotment Option for the Shares is exercised in full). Based on the Company's present plans which represent the existing and anticipated business conditions, the Company intends to apply the estimated net proceeds as follows:



                                USE OF PROCEEDS
=====================================================================================================

                                                AMOUNT IF                     AMOUNT IF
                                                  OVER-                         OVER-
                                                ALLOTMENT                     ALLOTMENT
                                              OPTION IS NOT                   OPTION IS
                                                EXERCISED         %           EXERCISED          %
-----------------------------------------------------------------------------------------------------

        Exercise equipment                      $   75,000       6.39%       $   75,000         5.48%
        Marketing and investor relations        $  500,000      42.62%       $  500,000        36.52%
        Lease deposit                           $  100,000       8.52%       $  100,000         7.30%
        Hardware and related software           $   50,000       4.26%       $   50,000         3.65%
        Contribution toward tenant              $  448,328      38.21%       $  644,078        47.05%
        improvement costs for Central           ----------      ------       ----------        ------
        center

        TOTAL USE OF NET PROCEEDS               $1,173,328        100%       $1,369,078          100%


        The Company plans to open new facilities in Tsuen Wan, Hong Kong and Central, Hong Kong in July and November, respectively, of fiscal year 1998. The Company signed a lease agreement with respect to Tsuen Wan center. The lease terms for Central center are currently being reviewed by the Company and the lease agreement is expected to be signed after final terms are negotiated. The Company plans to apply the portion of the proceeds received under this Offering towards the purchase of exercise equipment for these two proposed centers and for the payment of the lease deposit for the Central center. The Company expects that the average tenant improvement costs for each new center will be approximately HK$21,000,000 (US$2,700,000) each, and the Company intends to finance them primarily by the internally generated cashflow of the Company, with the exception of the contribution from the use of proceeds towards the improvement of the Central center, as set forth above. There can be no assurances given that the lease agreement for the Central center will be signed, nor that the Company will open the proposed centers as currently planned. In the event the Maximum Offering is not obtained, the Company may have to use its alternative sources of financing (see "Management Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources") or seek an additional financing, and consequently there is a possibility that the opening of the new centers may be delayed or postponed by the Company, if such financing sources are not readily available.

         The Company believes that the net proceeds of this Offering, available sources (such as the existing cash balance) and cash flow from operations, bank lines of credit and other external sources of debt and equity financing, are adequate to finance the Company's operating and debt service requirements for the next eighteen months. The amounts actually expended for the proposed purposes described above could vary significantly depending on the Company's assessment of the various proposed financing initiatives and expansion of facilities. Pending such uses, the Company intends to invest the net proceeds from this Offering in short-term interest-bearing securities.

        The allocation of net proceeds set forth above represents the Company's current estimates based upon its current plans and upon certain assumptions regarding its existing facilities and changing competitive conditions, the ongoing evaluation and determination of the commercial potential of the Company's services and the Company's ability to establish additional facilities. If any of these factors change, the Company may reallocate some of the net proceeds within or between the above-described categories. The Company believes that the funds generated by this Offering, together with current resources, will be sufficient to fund working capital and capital requirements for at least 18 months from the date of this Prospectus.

                                    DILUTION

        As of March 31, 1998, the Company had the historical net tangible book value of $6,088,000 or $0.61 per share of issued and outstanding Common Stock (based on 10,000,000 post-split shares of Common Stock outstanding). After giving effect to the sale of the Securities offered hereby at an initial offering price of $4.00 per share (less underwriting discounts and estimated expenses of this Offering) and the application of the net proceeds therefrom, the pro forma net tangible book value at that date would have been $7,261,328 or $0.70 per share (based on 10,375,000 shares of Common Stock outstanding). This represents an immediate increase in net tangible book value of $0.09 per share to existing stockholders and an immediate dilution of $3.30 per share or 83% to new investors in this Offering. If the public offering price is higher or lower, the dilution of the investors in this Offering will be, respectively, greater or lower.

        The difference between the public offering price per share of Common Stock in this Offering and the net tangible book value per share of Common Stock after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of Common Stock.

        The following table illustrates such per share dilution:

        Assumed initial public offering price (per share)        $4.00
        Net tangible book value per share at
        March 31, 1998....................................       $0.61
        Increase in net tangible book value per share
        after the Offering, attributable to the proceeds
        of the Offering(1)  ..............................       $0.09
                                                                 -----
        Pro forma net tangible book value per share after
        the Offering (1)..................................       $0.70
                                                                 -----
        Dilution per share to new investors...............       $3.30
                                                                 =====


        Sales by Selling Stockholder in this Offering will reduce the number of shares held by the existing stockholders to 9,933,000 or 95.7% of the total shares of Common Stock to be outstanding after the Offering (based on the total of 10,375,000 shares of Common Stock to be outstanding after the Offering). Sales by Selling Stockholder in this Offering will also increase the number of shares held by new investors to 442,000 or 4.26% of the total shares of Common Stock to be outstanding after the offering (excluding the shares of Common Stock issuable upon the exercise of the Representative's Warrants) (4.24% if the Representative's over-allotment options are exercised in full). See "Principal and Selling Shareholders."

                            PRICE RANGE OF SECURITIES

        The Company's Common Stock has been listed on the Bulletin Board of the NASD's over-the-counter market under the symbol PFIT, since December 1996, but has been traded only sporadically. As of August 4, 1998, the 52-week trading range was between $1.50 to $7.25 per share. The Company has applied for inclusion of the Common Stock on the NASDAQ Small Cap Market ("NASDAQ").

        The last reported closing bid price of Common Stock reported by NASD was on August 3, 1998 at $5.00 per share of Common Stock. As of June 30, 1998, there were approximately 624 record holders of the Company's Common Stock. The Company effected a 1.333333-for-1 reverse split of its Common Stock in October 1997 and a 1-for-1.333333 forward stock split in June 1998.

                                 DIVIDEND POLICY

        The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the future. Physical Health Centre Hong Kong Limited, the subsidiary of the company acquired by the Company in October, 1996, paid dividends out in 1995. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business.

                                 CAPITALIZATION

        The following table sets forth the capitalization of the Company as of March 31, 1998 and as adjusted to give effect to the sale by the Company of 375,000 shares at an initial offering price of $4.00 per share, and the application of the net proceeds of $1,173,328 therefrom.


                                                          (IN THOUSANDS)
                                                         At March 31, 1998
                                                         -----------------
                                                        Actual        Actual         As Adjusted (1)
                                                        ------        ------         ---------------
                                                          HK$           US$                US$
                                                             (unaudited)
SHORT-TERM DEBT:
    Short-term bank borrowings                        $  5,317       $    686         $    686
    Current portion of long-term bank loan               1,454            188              188
       Short-term loans from third parties               3,092            399              399
    Current portion of capital lease obligations         4,512            582              582
                                                      ---------      ---------        ---------
               Total short-term debt                    14,375          1,855            1,855
                                                      ---------      ---------        ---------

LONG-TERM DEBT:
    Long-term bank loans                                10,188          1,315            1,315
    Loans from minority shareholders of subsidiaries     4,200            542              542
    Capital lease obligations - non current portion      7,180            926              926
                                                      ---------      ---------        ---------
             Total long-term debt                       21,568          2,783            2,783

MINORITY INTEREST:                                       6,945            896              896

SHAREHOLDERS' EQUITY:
    Common stock, $0.001 par value
    100,000,000 shares authorized
    Issued and outstanding: 10,000,000 shares
    outstanding, and 10,375,000 shares as adjusted
    for the Offering                                        78             10               10
    Additional paid-in capital                               0              0            1,173
    Cumulative currency translation adjustments            125             16               16
    Retained earnings                                   46,982          6,062            6,062
                                                      ---------      ---------        ---------

    Total shareholders' equity                          47,185          6,088            7,261
                                                      ---------      ---------        ---------
    Total capitalization                              $ 75,698       $  9,767         $ 10,940
                                                      =========      =========        =========

(1) Adjusted to give effect to the sale of 375,000 shares in this Offering (not including the 56,250 shares underlying the Representative's over-allotment option); also excludes any shares of Common Stock issuable upon exercise of the Representative's Warrants. See "Plan of Distribution".

                             SELECTED FINANCIAL DATA
                      (In thousands, except per share data)

        The following selected financial data are qualified by reference to, and should be read in conjunction with, the Consolidated Financial Statements, related Notes to Consolidated Financial Statements and Report of Independent Public Accountants, and Management's Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere herein. The following tables summarize certain selected financial data of the Company for the fiscal years/period ended December 31, 1995, December 31, 1996, December 31, 1997 and three months periods ended March 31, 1997 and 1998. The data has been derived from Consolidated Financial Statements included elsewhere in this Prospectus that were audited by Arthur Andersen & Co., independent public accountants, except for the information relating to the three months ended March 31, 1997 and 1998, which is unaudited but in the opinion of the Company's management reflects all adjustments, consisting only of normal recurring adjustments that the Company considers necessary for a fair presentation of the information in accordance with generally accepted accounting principles.

                      (In thousands, except per share data)


                                                  Year ended December 31,            Three months ended     Three months ended
                                                  -----------------------                 March 31,             March 31,
                                                                                          ---------             ---------
                                         1995         1996     1997        1997       1997        1997       1998      1998
                                          HK$          HK$      HK$         US$        HK$         US$        HK$       US$
                                             (audited)             (audited)             (unaudited)           (unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Operating Revenues:
    Fitness services                    $ 28,075   $ 37,069   $ 82,311   $ 10,621   $  9,843   $  1,270   $ 27,893   $  3,599
    Beauty treatments                     53,059     72,260     66,496      8,580     14,075      1,816     13,633      1,759
    Others                                 4,128      1,901        147         19         22          3         27          4
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating revenues              85,262    111,230    148,954     19,220     23,940      3,089     41,553      5,362
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating Expenses:
    Salaries & commissions                18,609     23,797     34,459      4,446      7,549        974     12,416      1,603
    Rent & related expenses               18,250     21,185     31,714      4,092      6,214        802      9,164      1,182
    Depreciation                           8,885     11,393     18,700      2,413      2,889        373      5,923        764
    Other selling & administrative
    expenses                              15,083     23,178     34,849      4,497      6,533        842      9,468      1,222
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total Operating Expenses              60,827     79,553    119,722     15,448     23,185      2,991     36,971      4,771
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income (Loss) from operations         24,435     31,677     29,232      3,772        755         98      4,582        591
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Other expenses (income), net                (790)      (885)    (2,186)      (282)      (202)       (26)      (238)       (31)
Interest expenses                          1,158        842      4,151        536        426         55      1,131        146
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total non-operating (income)
    expenses                                 368        (43)     1,965        254        224         29        893        115
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income before income taxes
    and minority interests                24,067     31,720     27,267      3,518        531         69      3,689        476

    Provision for income taxes             4,434      6,947      3,846        496        423         55      1,063        137
    Provisions for deferred taxes              -      1,451      3,123        403          0          0          0          0
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

    Income (loss) before minority
    interests                             19,633     23,322     20,298      2,619        108         14      2,626        339

    Minority interests                     2,100      2,211      1,832        236         80         10        252         33
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

    Net Income                            17,533     21,111     18,466      2,383         28          4      2,374        306
                                        =========  =========  =========  =========  =========  =========  =========  =========

    Net income per share (2)(3)         $   1.75   $   2.11   $   1.85   $   0.24   $   0.00   $   0.00    $  0.24    $  0.03
                                        =========  =========  =========  =========  =========  =========  =========  =========
    Weighted average number of
    shares outstanding                    10,000     10,000     10,000     10,000     10,000     10,000     10,000     10,000
                                        =========  =========  =========  =========  =========  =========  =========  =========

(1) Translation of amounts from Hong Kong Dollars into United States Dollars (US$) for the convenience of the reader has been made at the exchange rate quoted by the Asian Wall Street Journal on March 31, 1998 of US$1.00 = HK$7.75. No representation is made that the Hong Kong Dollar amounts could have been, or could be, converted into United States Dollar, at that rate on March 31, 1998 or at any other certain rate.
(2) The earnings per share is calculated using the common stock and common stock equivalents, as if the shares existing as of this Registration Statement had been outstanding throughout periods presented.
(3) 1995 pro-forma. The results were stated as if Physical Limited were a holding company.

                                           (In thousands, except per share data)


                                                                                                    As Adjusted
                                                As of December 31,             As of March 31, 1998   (1)(2)
                                                ------------------             --------------------   ------
                                        1996       1996       1997      1997     Actual     Actual
                                        ----       ----       ----      ----     ------     ------
                                         HK$        US$        HK$       US$       HK$        US$       US$
                                      (audited)                 (audited)            (Unaudited)
BALANCE SHEET DATA:
    Current assets                    $ 47,880   $ 6,178   $ 46,964   $ 6,059   $ 39,880   $ 5,146   $ 6,319
    Total assets                       117,693    15,186    173,182    22,347    164,657    21,246    22,419
    Current liabilities                 64,079     8,268     92,634    11,953     80,302    10,362    10,362
    Long-term obligations               27,322     3,525     35,731     4,611     37,170     4,796     4,796
    Working capital                    (16,199)   (2,090)   (45,670)   (5,894)   (40,422)   (5,216)   (4,043)
    Obligations under finance leases     3,955       510     12,830     1,655     11,692     1,508     1,508
    Deferred income taxes                1,451       187      4,574       590      4,574       590       590
    Minority interest                    4,857       627      6,689       863      6,945       896       896
    Shareholders' equity                26,292     3,393     44,817     5,783     47,185     6,088     7,261



(1)  Assumes receipt of net proceeds from the offering of $1,173,328
(2) Excludes (i) 56,250 shares of Common Stock included in the Representative's over-allotment option for the Shares; (ii) the shares of Common Stock issuable upon exercise of the Representative's Warrants to be issued in conjunction with this Offering; and (iii) 500,000 shares of Common Stock reserved for issuance under the Company's stock option plans. See "Description of Securities" and "Plan of Distribution".

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
GENERAL

    The following discussion should be read in conjunction with "Selected Consolidated Financial Data" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

Overview
--------

    The Company, through its predecessor companies and its subsidiaries, has been an established commercial operator of fitness and spa centers in Hong Kong and China since 1986 (see "Company - History"). The Company currently operates nine facilities: six in Hong Kong and three in China. Based on the number of the members of the Company's facilities, management believes that the Company is one of the top providers of fitness facilities and spa and beauty treatment services in Hong Kong and China, with approximately 55,000 members. The Company offers to its customers, at each location, access to a wide range of U.S.- styled fitness and spa services.

     The Company was incorporated on September 21, 1988 in the state of Delaware under the name of "Foreclosed Realty Exchange, Inc", a development stage company seeking acquisitions with no material assets or liabilities. Prior to acquisition of Physical Beauty & Fitness Holdings Limited, a British Virgin Islands corporation ("Physical Limited"), the Company had no revenue producing operations, but planned to enter into joint ventures and/or acquisitions originally in the area of real estate, to expand its operations. In October, 1996, the Company closed a transaction with Ngai Keung Luk (Serleo), a 100% shareholder of Physical Limited, whereby the Company entered into a Share Exchange Agreement with Ngai Keung Luk (Serleo), pursuant to which the Company issued 8,000,000 shares of its Common Stock to Ngai Keung Luk (Serleo) in exchange for all of the outstanding shares of Physical Limited (the "Closing"). At the Closing, the then current management of the Company resigned and was replaced by the current management of the Company. See "Management."

    The Company derives its revenues from two main lines of business: fitness and spa services. The revenues derived from fitness services steadily increased from HK$37,069,000 (US$4,783,000) in the fiscal year ended December 31, 1996 to HK$82,311,000 (US$10,621,000) in the fiscal year ended December 31, 1997. The revenue from beauty treatment decreased slightly from HK$72,260,000 (US$9,324,000) in the fiscal year ended December 31, 1996 to HK$66,496,000 (US$8,580,000), due to the Company's strategic plan to allocate more resources to promote its fitness business. The increase in total operating revenues in fiscal 1997 amounted to 34%.

RESULTS OF OPERATIONS

    The Company's revenues are derived from its two main lines of business of fitness and spa services in three principal ways: sale of memberships to fitness facilities, monthly membership fees and the sale of beauty treatments . The sale of beauty products and exercise clothing also contributes an insignificant amount to the total revenues. In respect to fitness services, customers are invited to join as a member at a fee currently set at HK$1,500(US$194) for one person. (A current promotion allows two people for joining fee of HK$1,000 (US$129) each). A monthly subscription fee of HK$299 (US$39) is charged to each customer for the usage of the fitness center and spa area.

        In respect to beauty treatments, the customers may purchase single treatments, or in packages of ten or more treatments, with quantity discounts available. There is a wide range of beauty treatments available at prices ranging from HK$200 (US$26) to HK$3,000 (US$388).

        The following table sets forth selected income data as a percentage of total operating revenue for the periods indicated.

RESULTS OF OPERATIONS


                                                               Years Ended                 Three Months Ended
                                                               -----------                 ------------------
                                                               December 31                      March 31,
                                                               -----------                      ---------
                                                      1995         1996         1997         1997        1998
                                                      ----         ----         ----         ----        ----

Operating Revenues                                  100.00%      100.00%      100.00%      100.00%     100.00%
Total operating expenses                             71.34%       71.52%       80.37%       96.85%      88.97%
Operating income                                     28.66%       28.48%       19.62%        3.15%      11.03%
Income before income taxes and minority interests    28.23%       28.52%       18.31%        2.22%       8.88%
Provision for income and deferred taxes               5.20%        7.55%        4.68%        1.77%       2.56%
Minority interests                                    2.46%        1.99%        1.23%        0.33%       0.61%
Net income                                           20.56%       18.98%       12.40%        0.12%       5.71%
                                                   ========      =======     ========       ======     =======


THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED) COMPARED TO THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)
--------------------------------------------------------------------------------

        OPERATING REVENUES. The Company' s operating revenues enjoyed strong growth in the first three months of 1998 as compared to the first three months of 1997. Operating revenues for the first three months of 1998 totaled HK$41,553,000 (US$5,362,000) compared to HK$23,940,000 (US$3,089,000) in the first three months of 1997, representing an increase of 74%. Operating revenues derived by the Company' s fitness services increased 183% to HK$27,893,000 (US$3,599,000) compared to HK$9,843,000 (US$1,270,000) in the first three months of 1997. Fitness revenues as a percentage of total revenues were 67% in the first three months of 1998 as compared to 41% in the first three months of 1997.

        Operating revenues for the Company's beauty treatments totaled HK$13,633,000 (US$1,759,000) compared to HK$14,075,000 (US$1,816,000) in the first three months of 1997, representing a decrease of 3%. This was mainly due to the Company' s adherence to its strategic plan to allocate more resources to promote its fitness. Beauty revenues as a percentage of total revenues were 33% in the first three months of 1998 as compared to 59% in the first three months of 1997.

        Operating revenues derived from the Company' s Hong Kong locations remain an important contributor to the Company's business, generating HK$41,555,000 (US$5,362,000), or 91% of total operating revenues in the first three months of 1998 as compared to HK$23,940,000 (US$3,089,000) or 81% of total operating revenues in the first three months of 1997.

        Operating revenues derived from the Company's China locations generated HK$3,601,000 (US$465,000) or 9% of total operating revenues in the first three months of 1998 as compared to HK$4,489,000 (US$579,0000) or 19% of total operating revenues in the first three months of 1997.

        OPERATING EXPENSES. The Company's operating expenses for the first three months of 1998 totaled HK$36,971,000 (US$4,771,000) compared to HK$23,185,000
(US$2,991,000) in the first three months of 1997, representing an increase of 59%. The increase in the operating expenses was mainly due to a general increase in staff salaries as a result of higher revenue generated, and depreciation charges as well as rental expenses incurred for enhanced facilities. Total operating expenses, after taking into account all corporate expenses, were effectively controlled at 89% of total operating revenue as compared to 97% of last year.

        Operating expenses associated with the Company's Hong Kong locations were HK$32,138,000 (US$4,147,000), representing an increase of 68% as compared to HK$19,120,000 (US$2,467,000) in the first three months of 1997. Hong Kong operating expenses represented 87% of total operating expenses in the first three months of 1998 as compared to 82% of total operating expenses in the first three months of 1997. The increase in operating expenses was primarily due to additional rent and related expenses, and depreciation as a result of relocating two branches in Mid- 1997, and additional salary costs due to increased revenues.

        Operating expenses associated with the Company's China locations were HK$4,833,000 (US$624,000), representing an increase of 19% as compared to HK$4,065,000 (US$524,000) in the first three months of 1997. The increase in operating expenses was primarily due to inflation and additional depreciation charges provided for new acquired machinery. Operating expenses in China represented 13% of total operating expenses in the first three months of 1998 as compared to 18% of total operating expenses in the first three months of 1997.

        TOTAL NON-OPERATING EXPENSES. Total non-operating expenses for the first three months of 1998 totaled HK$893,000 (US$115,000) compared to total non-operating expenses of HK$224,000 (US$29,000) in the first three months of 1997, representing an increase of HK$669,000 (US$86,000) due to additional interest expenses incurred for bank loans.

        PROVISION FOR INCOME TAXES. Provision for income taxes for the first three months of 1998 totaled HK$1,063,000 (US$137,000) compared to HK$423,000 (US$55,000) in the first three months of 1997, representing an increase of 151%. The effective tax rate of operating income was 29% and 80% respectively. The decrease in the effective tax rate of operating income was due to the increasing contribution from Hong Kong operations at the income tax rate of 16% compared with the tax rate of 33% for China operations.

        NET INCOME. The Company's net income for the first three months of 1998 totaled HK$2,374,000 (US$306,000) compared to HK$28,000 (US$4,000) for the first three months of 1997, representing an increase of HK$2,346,000 (US$302,000) or 8,379%.

FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------

        OPERATING REVENUES. The Company's operating revenues showed the continuous growth in the fiscal year ended December 31, 1997 as compared to the fiscal year ended December 31, 1996. Operating revenues for the fiscal year ended 1997, net of an additional provision for deferred income of HK$8,300,000 (US$1,071,000), totaled HK$148,954,000 (US$19,220,000) compared to
HK$111,230,000 (US$14,352,000) in the fiscal year ended December 31, 1996, representing an increase of 34%. Operating revenues derived by the Company's fitness services increased 122% to HK$82,311,000 (US$10,621,000) compared to HK$37,069,000 (US$4,783,000) in the fiscal year ended December 31, 1996. Fitness revenues as a percentage of total revenues were 55% in the fiscal year ended December 31, 1997 as compared to 33% in the fiscal year ended December 31, 1996.

        Operating revenues for the Company's beauty treatments totaled HK$66,496,000 (US$8,580,000) compared to HK$72,260,000 (US$9,324,000) in the fiscal year ended December 31, 1996, representing a decrease of 8%. This was mainly due to the Company's strategic plan to allocate more resources to promote its fitness business which prospered significantly in 1997. Beauty revenues as a percentage of total revenues were 45% in the fiscal year ended December 31, 1997 as compared to 65% in the fiscal year ended December 31, 1996.

        Operating revenues derived from the Company's Hong Kong locations remain an important contributor to the Company's business, generating HK$126,939,000 (US$16,379,000) or 85% of total operating revenues in the fiscal year ended December 31, 1997 as compared to HK$81,990,000 (US$10,580,000) or 74% of total operating revenues in the fiscal year ended December 31, 1996.

        Operating revenues derived from the Company's China locations generated HK$22,015,000 (US$2,841,000) or 15% of total operating revenues in the fiscal year ended December 31, 1997 as compared to HK$29,240,000 (US$3,772,000) or 26% of total operating revenues in the fiscal year ended December 31, 1996.

        OPERATING EXPENSES. The Company's operating expenses for the fiscal year ended December 31, 1997 totaled $HK119,722,000 (US$15,448,000) compared to HK$79,553,000 (US$10,265,000) in the fiscal year ended December 31, 1996, representing an increase of 50%. The increase in the operating expenses was primarily due to the following factors: a general increase in staff salaries as a result of higher revenues generated, depreciation charges and rental expenses incurred for enhanced facilities. Total operating expenses, after taking into account all corporate expenses, were 80% of total operating revenue as compared to 72% of last year.

        Operating expenses associated with the Company's Hong Kong locations were HK$100,263,000 (US$12,937,000), representing an increase of 65% as compared to HK$60,929,000 (US$7,862,000) in the fiscal year ended December 31, 1996. Hong Kong operating expenses represented 84% of total operating expenses in the fiscal year ended December 31, 1997 as compared to 77% of total operating expenses in fiscal year ended December 31, 1996. The increase in operating expenses was primarily due to additional rent and related expenses, and depreciation as a result of relocation of two branches in mid-1997, and additional salary costs due to increased revenues.

        Operating expenses associated with the Company's China locations were HK$19,459,000 (US$2,511,000) representing a moderate increase of 4% due to inflation as compared to HK$18,624,000 (US$2,403,000) in the fiscal year ended December 31, 1996. Operating expenses in China represented 16% of total operating expenses in the fiscal year ended December 31, 1997 as compared to 23% of total operating expenses in the fiscal year ended December 31, 1996.

        TOTAL NON-OPERATING EXPENSES (INCOME). Total non-operating expenses for the fiscal year ended December 31, 1997 totaled HK$1,965,000 (US$254,000) compared to total non-operating income of HK$43,000 (US$6,000) in the fiscal year ended December 31, 1996, representing a decrease of HK$2,008,000 (US$260,000) due to additional interest expenses incurred for bank loans.

        PROVISION FOR INCOME TAXES. Provision for income taxes for the fiscal year ended December 31, 1997 totaled HK$6,969,000 (US$899,000) as compared to HK$8,398,000 (US$1,084,000) in the fiscal year ended December 31, 1996, representing a decrease of 17%. The effective tax rate of operating income remained at 26%.

        NET INCOME. The Company's net income for the fiscal year ended December 31, 1997 totaled HK$18,466,000 (US$2,383,000) compared to HK$21,111,000
(US$2,724,000) for the fiscal year ended December 31, 1996, representing a decrease of 13%. The decrease in the net income was mainly due to a substantial portion of expansion overhead being recognized in the fiscal year ended December 31, 1997, however, the joining fee revenues derived in association with such expansion were not fully recognized in the same time period in accordance with the Company's accounting policy of recognizing such revenues over the expected membership life of the new members.

FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1995
--------------------------------------------------------------------------------

        OPERATING REVENUES. The Company's operating revenues increased significantly in the fiscal year ended December 31, 1996 as compared to the fiscal year ended December 31, 1995. Operating revenues for the fiscal year ended December 31, 1996 totaled HK$111,230,000 (US$14,352,000) compared to HK$85,262,000 (US$11,002,000) in the fiscal year ended December 31, 1995, representing an increase of 30%. Operating revenues derived by the Company's fitness services increased 32% to HK$37,069,000 (US$4,783,000) compared to HK$28,075,000 (US$3,623,000) in the fiscal year ended December 31, 1995. Fitness revenues as a percentage of total revenues were 33% in the fiscal year ended December 31, 1996, the same as in the fiscal year ended December 31, 1995. The increased operating revenue reflects increased marketing efforts for the Hong Kong locations and the opening of the Dalian, China center.

        Operating revenues from the Company's beauty treatment business totaled HK$72,260,000 (US$9,324,000) compared to HK$53,059,000 (US$6,846,000) in the fiscal year ended December 31, 1995, representing an increase of 36%. Beauty treatment revenues as a percentage of total revenues were 65% in the fiscal year ended December 31, 1996 as compared to 62% in the fiscal year ended December 31, 1995.

        Operating revenues derived from the Company's Hong Kong locations remain an important contributor to the Company's business, generating HK$81,990,000 (US$10,579,000), or 74% of total operating revenues in the fiscal year ended December 31, 1996 as compared to HK$69,243,000 (US$8,935,000) or 81% of total operating revenues in the fiscal year ended December 31, 1995.

        Operating revenues derived from the Company's China locations generated HK$29,240,000 (US$3,773,000) or 26% of total operating revenues in the fiscal year ended December 31, 1996 as compared to HK$16,019,000 (US$2,067,000) or 19% of total operating revenues in the fiscal year ended December 31, 1995.

        The number of centers increased to nine at the fiscal year ended December 31, 1996 compared to eight centers at the fiscal year ended December 31, 1995, reflecting the opening of the Dalian, China center in April, 1996.

        OPERATING EXPENSES. The Company's operating expenses for the fiscal year ended December 31, 1996 totaled HK$79,553,000 (US$10,265,000) compared to HK$60,827,000 (US$7,849,000) in the fiscal year ended December 31, 1995, representing an increase of 31%. Operating expenses as a percentage of total revenues were 72% in the fiscal year ended December 31, 1996 as compared to 71% in the fiscal year ended December 31, 1995.

        Operating expenses associated with the Company's Hong Kong locations were HK$60,929,000 (US$7,862,000), representing an increase of 18% as compared to HK$51,598,000 (US$6,658,000) in the fiscal year ended December 31, 1995. Hong Kong operating expenses represented 77% of total operating expenses in the fiscal year ended December 31, 1996 as compared to 85% of total operating expenses in the fiscal year ended December 31, 1995.

        Operating expenses associated with the Company's China locations were HK$18,624,000 (US$2,403,000), representing an increase of 102% as compared to HK$9,229,000 (US$1,191,000) in the fiscal year ended December 31, 1995. Operating expenses in China represented 23% of total operating expenses in the fiscal year ended December 31, 1996 as compared to 15% of total operating expenses in the fiscal year ended December 31, 1995. The increase in operating expenses was primarily due to inflation and additional marketing, administrative, salary and rental costs incurred by the new center in Dalian, China.

        TOTAL NON-OPERATING EXPENSES (INCOME). Total non-operating expenses (income) for the fiscal year ended December 31, 1996 totaled net income of HK$43,000 (US$6,000) compared to a net expense of HK$368,000 (US$47,000) in the fiscal year ended December 31, 1995, representing an increase of HK$411,000 (US$53,000) or 112%.

        PROVISION FOR INCOME TAXES. Provision for income taxes for the fiscal year ended December 31, 1996 totaled HK$8,398,000 (US$1,084,000) compared to HK$4,434,000 (US$572,000) in the fiscal year ended December 31, 1995, representing an increase of 89%. The effective tax rate of operating income was 26% and 18% respectively. The increase in the effective tax rate of operating income was due to the 33% income tax rate in China and a provision of deferred taxation of HK$1,451,000 (US$187,000) in Hong Kong. As the contribution from China operations increased, the higher income tax rate applicable in China therefore made up a larger portion of the tax provision.

        NET INCOME. The Company's net income for the fiscal year ended December 31, 1996 totaled HK$21,111,000 (US$2,724,000) compared to HK$17,533,000
(US$2,262,000) in the fiscal year ended December 31, 1995, representing an increase of 20%. The net income margin for the fiscal year ended December 31, 1996 was 19% and was 21% for the fiscal year ended December 31, 1995. The increased net income reflects intensified marketing efforts that resulted in an additional contribution from existing centers in Hong Kong and China and a contribution from the new center in Dalian, China that opened in April, 1996.

LIQUIDITY AND CAPITAL RESOURCES

        The Company has financed its operations primarily through cash generated from operations, short-term bank credit, long-term bank loans, loans from third parties (outside investors ) and minority shareholders of subsidiaries, advances from customers relating to prepaid fitness and spa income, and leasing arrangements with financial institutions. See Notes to Financial Statements (Note 6 "Related Party Transactions"; Note 7 "Short Term Bank Loans"; Note 8 "Long Term Bank Loans"; and Note 10(C) "Obligations and Commitments").

        Cash and cash equivalent balances for the three-month period ended March 31, 1998 and the fiscal year ended December 31,1997 were HK$4,275,000 (US$552,000) and HK$1,954,000 (US$252,000). while total indebtedness at March 31, 1998 was HK$35,943,000 (US$4,638,000) and HK$46,382,000 (US$5,985,000) at
December 31, 1997.

        Net cash provided by operating activities were HK$30,494,000 (US$3,935,000), HK$31,505,000 (US$4,065,000), HK$61,806,000 (US$7,975,000) and
HK$9,075,000 (US$1,170,000) for fiscal year 1996, fiscal year 1997 and the three month period ended March 31,1998, respectively. The Company's operating activities are historically financed by cash flows from operations. Net cash used in investing activities were HK$14,274,000 (US$1,842,000), HK$24,266,000 (US$3,131,000), HK$68,307,000 (US$8,813,000) and HK$6,961,000 (US$897,000) for
fiscal year 1995, fiscal year 1996, fiscal year 1997 and the three-month period ended March 31, 1998, primarily as a result of expenditures for property, plant and equipment. Net cash used in financing activities, which mainly include bank loan repayments, net of proceeds from new bank loans, were HK$15,993,000 (US$2,064,000) and HK$5,740,000 (US$741,000) in fiscal year 1995 and fiscal year
1996. Net cash provided by financing activities were HK$5,887,000 (US$759,000) and HK$213,000 (US$28,000) in the fiscal year 1997 and the three-month period ended March 31,1998 respectively.

        The Company obtained a term loan in the amount of HK$1,000,000 (US$129,000) at an interest rate of 10.5% per annum from Shanghai Commercial Bank Limited in fiscal year 1996 in connection with payment of rental deposits for the new Causeway Bay center (relocation of an existing center). This loan is secured by leasehold property in Hong Kong owned by relatives of Mr. Luk and is repayable in one lump sum on November 6, 1997. No consideration has been paid by the Company for such security. The Company has negotiated with the bank to replace the loan with a new loan of HK$1,000,000 (US$129,000), at an interest rate of 12% per annum, which is to be repaid in sixty (60) equal monthly installment payments commencing November, 1997 and a new term loan of HK$2,500,000 (US$323,000), at an interest rate of 12.75% per annum, which is to be repaid within two years from the date of advance. In January, 1997 the Company obtained an installment loan of HK$5,000,000 (US$645,000) and a term loan of HK$5,000,000 (US$645,000) from the Kwangtung Provincial Bank. The former is to be repaid in sixty (60) equal monthly instalment commencing March, 1997 at an interest rate of 10.5% per annum, and the latter is to be repaid in full in one lump sum one year from the date of advance, at an interest rate of 10% per annum. In January, 1998 the Company repaid HK$1,000,000 (US$129,000) and the balance of the term loan was replaced by a new installment loan of HK$4,000,000 (US$516,000) repayable in ninety-six (96) instalments commencing March, 1998, at an interest rate of 12.75% per annum. All of these credit facilities have been secured by the leasehold property in Hong Kong owned by a related company, Silver Policy Development Limited. See also Note 8 to the Financial Statements.

        The Company entered into a capital lease agreement with East Asia Finance Company Limited in April, 1996 for the purchase of exercise equipment in the amount of HK$1,759,200 (US$227,000) for the Dalian, China, center . The lease is repayable in thirty six (36) monthly installments, commencing April, 1996 at an interest rate of 6.75% per annum. In addition, the Company secured a loan of HK$3,168,000 (US$409,000) from Dao Heng Finance in August 1996 for the equipment for a proposed new center in Zhongshan, China, however, the loan was fully repaid in February 1997. In March, 1997 the Company entered into a capital lease agreement with the Hongkong and Shanghai Banking Corporation Limited for the purchase of exercise equipment in the amount of HK$7,432,320 (US$959,000) for the centers in Hong Kong. The lease is repayable in sixty (60) monthly installments, commencing April, 1997 at an interest rate of 11.25% per annum. In May, 1997 the Company entered into a capital lease agreement with East Asia Finance Company, Limited for the purchase of exercise equipment in the amount of HK$7,742,000 (US$999,000) for the Hong Kong centers. The lease is repayable in thirty six (36) monthly installments, commencing May, 1997 at an interest rate of 5.75% per annum.

        The Company has revolving lines of credit with three banks - The Kwangtung Provincial Bank (at an interest rate of 13.0%), Dao Heng Bank (at an interest rate of 12.75%) and Shanghai Commercial Bank Limited (at interest rate of 12.75%). As of March 31,1998, the Company had utilized HK$5.3 million (US$684,000) out of the total lines of HK$6.1 million (US$787,000). The Company draws down from the lines of credit primarily for general working capital purposes.

        Consistent with the general practice of the fitness and spa industry, the Company receives prepaid memberships to fitness facilities, which are non-refundable, and spa treatment dues from its customers. This practice creates working capital that the Company generally utilizes for working capital purposes. However, the unused portion of the pre-paid membership and spa treatment dues is characterized as deferred income, a current liability, for accounting purposes.

        The Company's trade receivable balance at March 31, 1998 was HK$6,681,000 (US$862,000). The Company has never experienced any significant problems with collection of accounts receivable from its customers.

        Capital expenditures for fiscal years 1995, 1996, 1997 and the three-month period ended March 31, 1998, were HK$20,427,000 (US$2,636,000), HK$25,375,000 (US$3,274,000), HK$68,360,000 (US$8,820,000) and HK$6,961,000
(US$897,000) respectively. The Company believes that cash flow generated from its operations, the proceeds from this Offering and its existing credit facilities should be sufficient to satisfy its working capital and capital expenditure requirements for at least the next 18 months.

        YEAR 2000 DISCLOSURE

        The Company is undergoing a system redevelopment project to improve the efficiency of the system with respect to changing its computer programs to properly identify a year in the year field. The cost of such new system is estimated to be HK$800,000 (US$103,000) and the implementation time is expected to be within one year commencing early 1998. The Company has already obtained an estimate of the cost from the software service company, and in the opinion of the Management such cost can be controlled as proposed. The Company expects to incur the following maintenance charges for the new system:

        1998                 HK$120,000 (US$15,500)
        1999                 HK$ 96,000 (US$12,400)
        2000 and onwards     HK$ 64,000 (US$8,300)

        The Company believes that the estimated cost of the new system should not have a significant impact on the cash flow of the Company.

                             BUSINESS OF THE COMPANY

GENERAL

        The Company's fitness and spa centers are located in or near urban areas in highly populated areas of Hong Kong and major metropolitan cities in China and most of them are operated under long-term leases. With the exception of Mei Foo center, a portion of which is owned by the Company (see "Business - Properties"), the Company does not own the real property on which the centers are located, but owns the leasehold improvements and equipment with respect to each center. Generally, the Company's centers average 20,000 square feet and include a workout area including a broad range of fitness equipment, changing room, sauna and steam facilities and a separate area devoted exclusively to professional spa and beauty treatment programs. Each center typically includes a laser TV room with lounge, health drink bar and sells a range of exercise clothing, European beauty products and cosmetics.

        The Company's strategy is to grow through expansion of its fitness and spa facilities in Hong Kong and China, as well as to explore the opportunities for its fitness and spa services in other countries of Far East. The Company intends to build on its 11-year continuous operating presence in Hong Kong, the relationships in China established by the Company's executives and senior staff and the Company's policy of offering what it believes are the state-of-the-art exercise and spa facilities and beauty treatments at affordable prices in their respective markets. In order to implement its strategic plan and marketing strategy, the Company intends to increase its expansion capability in China, Hong Kong and Macau through the establishment of new fitness and spa locations (see also "Use of Proceeds"). In addition, the Company is closely monitoring potential opportunities in the Philippines, Taiwan, Malaysia and Indonesia.

        During 1996, the Company and its subsidiaries recognized HK$113.2 million (US$14.6 million) in revenue as a result of the additional contributions of its two Shanghai centers and its center in Dalian, China. The Company's results of operations for the twelve months ended December 31, 1996 were positively impacted by the opening of the Dalian, China branch.

ORGANIZATION

        The Company's operations are conducted through its subsidiaries in Hong Kong and Sino-foreign joint ventures in China. A number of the Company's subsidiaries have been incorporated in the British Virgin Islands, primarily for tax reasons. Such structure provides greater flexibility for the Company in obtaining tax benefits, especially in case of corporate accounts. See "Taxation". Set forth below is the description of the Company's subsidiaries and their respective roles in the organizational structure of the Company.





                                            Date of                         Equity interest
                                           acquisition/          Place of     owned by the     Principal activities
Name of Company                             formation         incorporation      Company       ---------------------
---------------                            ----------        --------------  ---------------
                                                                             Direct   Indirect
                                                                             ------   --------
Physical Beauty & Fitness Holdings         March 8, 1996         BVI         100%      -       Investment holding
  Limited ("Physical Limited")
  Limited")

Physical Health Centre Hong Kong           March 2, 1990         Hong Kong   91.4%     -       Operating 5 Fitness
  Limited ("Hong Kong Limited")                                                                     Centres in Hong Kong

Regent Town Holdings Limited               September 20, 1993    BVI         92.5%     -       Investment holding
  ("Regent")(1)

Supreme Resources Limited ("Supreme")      September 29, 1994    Hong Kong   70%       -       Operating a beauty treatment center
                                                                                                    in Hong Kong

Physical Health Centre (Zhong Shan)        September 29, 1994    Hong Kong   100%      -       Investment holding
  Limited ("Zhongshan Physical")                                                                    (formerly operating a
  formally known as Famerich                                                                        beauty treatment center in
  Development Limited)                                                                              in Hong Kong

Zhongshan Physical Ladies' Club Ltd.       October 29, 1996      The PRC     -         95%     Operating a Fitness Centre in
  (owned by Zhongshan Physical)                                                                     in Zhongshan, the PRC

Ever Growth Limited ("Ever Growth")        September 29, 1994    Hong Kong   100%      -       Property holding

Proline Holdings Limited ("Proline")       September 28, 1994    BVI         -         92.5%   Investment holding
  (wholly owned by Regent)

Shanghai Physical Ladies' Club Company     September 28, 1994    Hong Kong   -         92.5%   Investment holding
  Limited ("Shanghai Physical")
  (wholly owned by Proline)

Shanghai Physical Ladies' Club Co., Ltd.   September 28, 1994    The PRC      -        92.5%   Operating two Fitness Centres in
  (owned by Shanghai Physical)                                                                      in Shanghai, the PRC

Mighty System Limited ("Mighty")           December 15, 1994     BVI          100%     -       Provision of marketing services for
                                                                                                    cosmetic sales

Jade Regal Holdings Limited ("Jade         March 15, 1994        BVI          100%     -       Investment holding
   Regal")

Physical Health Centre (Dalian) Limited    March 15, 1996        Hong Kong    -        100%    Investment holding
  (Dalian Physical") (wholly
  owned by "Jade Regal")

Dalian Physical Ladies' Club Co., Ltd.     March 15, 1996        The PRC      -        90%     Operating a Fitness Centre in
    (90% owned by Dalian Physical)                                                                  in Dalian, the PRC

Star Perfection Holdings                   April 15, 1996        BVI          100%     -       Investment holding
  Limited ("Star Perfection")

Physical Health Centre (Shenzhen)          April 15. 1996        Hong Kong    -        100%    Investment holding
  Limited ("Shenzhen Physical")
  (wholly owned by Star
  Perfection)

Shenzhen Physical Ladies' Club Co. Ltd.    August 16, 1996       PRC          -        90%     Operating a Fitness Centre in
   (owned by "Shenzhen Physical")                                                                   in Shenzhen, PRC

Physical Health Centre                     March 21, 1997        Hong Kong    100%     -       Investment holding,
  (Macau) Limited*                                                                                  Operating a Macau Centre

Physical Health Centre                     September 8, 1997     Hong Kong    100%     -       Operating a Fitness Centre
  (Tsuen Wan) Limited*                                                                              in Hong Kong

___________________



(1) See Note 17 to the Financial Statements
* Proposed new centers; not shown on the organizational chart.

The Company plans to open new centers in Tsuen Wan and Central, Hong Kong in mid-1998 and Macau in 1999.

See also "Use of Proceeds" and "Company - Properties". The Company's organizational chart is set forth below on the next page.


                    ORGANIZATION CHART OF PHYSICAL SPA & FITNESS, INC.

                    --------------------------------------------------

                              Physical Spa & Fitness, Inc.
                                            US
                                             |
                                             | 100%
                                             |
                                Physical Beauty & Fitness
                                    Holdings Limited
                                           BVI
                                             |
                                             |
_____________________________________________|____________________________________________________
    |92.5%      |100%       |100%         |91.40%        |70%      |100%*     |100%*         |100%
-----------  ---------  ----------  --------------  ---------- ---------- ------------  -----------
Regent Town    Mighty   Jade Regal  Physical Health   Supreme     Star     Physical     Ever Growth
  Holdings     System    Holdings       Centre       Resources Perfection   Health        Limited
  Limited     Limited    Limited      Hong Kong       Limited    Holdings    Centre
                                       Limited                   Limited  (Zhong Shan)
                                                                            Limited
   BVI          BVI        BVI            HK             HK       BVI          HK            HK
-----------  ---------  ----------  --------------  ---------- ---------- ------------  -----------
    |                       |             |              |         |          |              |
    |100%                   |100%*        |100%          |100%     |100%*     |95%           |100%
Proline Holdings       Physical Health    |              |   Physical Health  |              |
 Limited               Centre (Dalian)    |              |  Centre (Shenzhen) |              |
                         Limited          |              |       Limited      |              |
   BVI                      HK            |              |         HK         |              |
-----------             ----------        |              |     -----------    |              |
    |                       |             |              |         |          |              |
    |100%*                  |90%          |              |         |90%       |              |
Shanghai                    |             |              |         |          |              |
Physical                    |             |              |         |          |              |
Ladies' Club                |             |              |         |          |              |
Company                     |             |              |         |          |              |
Limited                     |             |              |         |          |              |
  HK                        |             |              |         |          |              |
   |100%                    |        Causeway Bay        |         |          |              |
   |                        |         Tsimshatsui        |         |          |              |
Shanghai                 Dalian        Shatin      Renaissance  Shenzhen  Zhongshan    Property in
 Joint                   Joint         Mei Foo        Beauty     Joint      Joint        Mei Foo
Venture                 Venture      Kowloon City     Centre    Venture    Venture
                                                 (Central Branch)
                                                    Operation

* 50% held by one nominee shareholder.  Since the Companies Ordinance of Hong Kong requires a minimum of 2 shareholders for each limited company, Mr. Luk holds the remaining shares on behalf of
Physical Beauty & Fitness Holdings Ltd.


                                                  31


OWNERSHIP STRUCTURES IN CHINA

      The organizational structure of the Company's operations in China is set forth below.

                                        TYPE OF     INTERESTS                                      PROFIT
NAME OF THE                              JOINT     OWNED BY THE    TERM OF THE    REGISTERED       SHARING
JOINT VENTURE             LOCATION      VENTURE      COMPANY      JOINT VENTURE     CAPITAL*      ARRANGEMENT
                                                                                            Foreign   Chinese
                                                                                            partner   partner
                                                                                            -------   -------
Shanghai Physical      Huangpu and    Co-operative    92.5%(1)    10 years        Originally    See Shanghai Joint Venture below
Ladies' Club Co.,      Hongqiao,                                  (exp. 2003)     US$1000 in
Ltd. ("Shanghai        Shanghai                                                   cash and
Joint Venture")                                                                   increased to
                                                                                  US$2000 in
                                                                                  cash in 1995

Dalian Physical        Dalian         Equity          Originally  12 years        Originally    Pro-rata to equity interests
Ladies' Club Co.,                                     55% and     (exp. 2007)     Rmb10,000 in
Ltd. ("Dalian                                         changed to                  cash and
Joint Venture")                                       90% in 1996                 changed to
                                                                                  Rmb1,000 in cash
                                                                                  and Rmb9,000 in
                                                                                  form of fixed
                                                                                  assets and
                                                                                  renovation
                                                                                  materials in 1996.

Shenzhen Physical      Shenzhen       Co-Operative    90%         10 years        HK$4,600 in   Pro-rata to equity interests
Ladies' Club Co.,                                                 (exp. 2006)     form of cash
Ltd. ("Shenzhen                                                                   and fixed
Joint Venture")**                                                                 assets

Zhongshan Physical     Zhongsan       Equity          95%         10 years        US$500 in     Pro-rata to equity interests
Ladies Club Co., Ltd.                                             (exp. 2006)     form of cash
("Zhongshan                                                                       and fixed
Joint Venture")**                                                                 assets


_______________________________________________________

(1) See Note 17 to the Financial Statements.
*  In thousands
** Those joint ventures have not commenced operations yet.  See below.

        SHANGHAI JOINT VENTURE. The Shanghai Joint Venture is a Sino-foreign cooperative joint venture established on September 7, 1993 in Shanghai, China. The Chinese joint venture partner is a state-owned enterprise in the PRC, Shanghai Ti Yu Guan (SHTYG). Shanghai Physical Ladies' Club Company Limited, a Hong Kong corporation ("Shanghai Physical") authorized Physical Health Centre Hong Kong Limited, a Hong Kong corporation, to enter into a joint venture contract with SHTYG. The joint venture period is 10 years from the date of issue of the business license on September 7, 1993. SHTYG is paid rent of RMB950,000 for the first 3 years of the joint venture. Rent for the fourth to tenth years will be 110% of the preceding year, except where the inflation rate in the PRC exceeds 16% in which case, the rental increase would be indexed to the inflation rate.

        DALIAN JOINT VENTURE. On April 11, 1995, Physical Health Centre (Dalian) Limited, a Hong Kong corporation ("Dalian Physical") formed a Sino-foreign equity joint venture with a Chinese enterprise to operate a fitness/ spa center in Dalian, China. The joint venture period is 12 years from the issue of the business license on April 11, 1995. The equity interest of Dalian Physical is 90% and the Chinese joint venture partner's equity interest is 10%. The joint venture commenced effective operations in April 1996.

        ZHONGSHAN JOINT VENTURE. In June 1996, Physical Health Center (Zhong
Shan) Ltd. ("Zhongshan Physical"), entered into a joint venture contract, as supplemented in August, 1996, with a Chinese enterprise in Zhongshan, China to establish a Sino-foreign cooperative joint venture for the provision of fitness and spa services. The joint venture period is 10 years from issue date of the business license on October 29, 1996. The Chinese joint venture partner will be entitled to HK$30,000 per annum in the form of a technology introduction fee. The Chinese joint venture partner will not be entitled to share in profits after receipt of the technology introduction fee. All the benefits and liabilities of the joint venture will be assumed by Zhongshan Physical. The agreement is subject to approval by relevant PRC authorities in Zhongshan. The Company anticipates opening of the Zhongshan center in 1998. As of the date of this Prospectus, however, both joint venture partners have not contributed the required capital according to the requirements of the contract. Such default in the funding obligations will require renegotiations between the two partners and may also trigger default remedies as specified in the joint venture contract. Further, a failure to meet regulatory time limits set by the State Administration of Industry and Commerce for capital contributions could result in the cancellation of the approval of the joint venture's business license. Both joint venture partners are in the process of applying to the relevant authorities for an extension of such time limits. The joint venture has not yet commenced operations as of this date.

        SHENZHEN JOINT VENTURE. In 1996, Shenzhen Physical Ladies' Club Co., Ltd., entered into a joint venture contract with a Chinese enterprise in Shenzhen, China to establish a Sino-foreign cooperative joint venture for the provision of fitness and spa services. According to the laws in the PRC and the terms of the joint venture contract, both joint venture partners are obliged to fulfill their capital contribution requirements into the joint venture within a specified period of time after the issue of the business license. As of the date of this Prospectus, however, both joint venture partners have not contributed the required capital according to the requirements of the contract. Such default in the funding obligations will require renegotiations between the two partners and may also trigger default remedies as specified in the joint venture contract. Further, a failure to meet regulatory time limits set by the State Administration of Industry and Commerce for capital contributions could result in the cancellation of the approval of the joint venture's business license. Both joint venture partners are in the process of applying to the relevant authorities for an extension of such time limits.

        Since Shanghai Joint Venture and Dalian Joint Venture operate in China, they are subject to special considerations and significant risks not typically associated with investments in equity securities of the United States or Western European countries. See "Risks Relating to Operations in Hong Kong and China".

OVERVIEW OF THE COMPANY'S MARKETS

HONG KONG
---------

FITNESS
-------

        The concept of preventive health care and physical fitness, which became popular in Hong Kong in the early 1980's, was introduced from the United States and Europe. With the growing affluence of the local population and improvement in their standard of living, people began to immerse in physical exercise to maintain a fit and healthy body. The fitness trend grew in Hong Kong and gained popularity within the high income group initially.

        To cater to this new industry, a number of fitness centers were established in Hong Kong which provided a variety of exercise equipment as well as aerobic dance classes. Private clubs (dining clubs, marina clubs, entertainment clubs) targeted towards the upper income group also began to provide similar services to their members or expanded their existing facilities.

        The majority of these fitness centers targeted the high income group, were very exclusive, and entrance fees or membership fees were generally high. Under this marketing strategy, these fitness centers were restricted to a comparatively small number of potential customers. Additionally, some of these fitness centers were affected by the migration boom of Hong Kong in the mid 1980's. At that time, a large number of professionals migrated from Hong Kong to other countries to pursue educational and economic opportunities. This migration boom affected the customer base of these fitness centers and thus decreased the viability of their business. As a result, fitness centers targeting the high income group in Hong Kong were vulnerable and underwent a period of consolidation. Later on, as the market developed, a market niche emerged for fitness centers catering to the middle income group.

SPA
---

        The spa industry in Hong Kong, which includes the skin care or beauty industry, is rather fragmented with a large number of small operations. It is common that certain spa and beauty treatments are provided by a wide range of establishments including beauty salons, hair salons, and even cosmetic counters situated in department stores. The standard of services for beauty treatments varies widely. Normally, the customer base of these operations is confined to a relatively limited number of frequent customers. Exclusive private clubs that cater to a small percentage of wealthy Hong Kong women and the inconsistent quality and skill level of small operations have increased the demand for middle market skin care treatments in the recent years.

CHINA
-----

FITNESS
-------

        In China, the concept of physical fitness has a long history, but it was not widely practiced, except by the 50+ generation. Even China's famous Tai' Chi is seldom practiced by young people. Organized sports for recreation are more popular, though sports centers are in the Management's opinion generally ill equipped and out of date. It appears that intensive training in a particular sport is only available to a minority of people. Physical fitness centers are usually in the form of gymnasiums run by state-owned sports authorities.

        A handful of small clubs with standard facilities have opened in recent years, but offer, in the Management's opinion, a limited selection of locally made, out- of-date equipment (as compared to the equipment used in the Company's centers). Such facilities are frequented by more men than women, as they tend to be equipped with barbells and weights.

        The Company believes that aerobics is gaining popularity with the recent influx of follow-along television programs. The Management observed that the overall improved lifestyle; availability of fast food and convenience foods, increased spending power, and increasingly sedentary lifestyles of Chinese people, has led to a widespread concern for weight control. The Management believes that aerobics especially appeals to women in China, as large percentages of women seem to be concerned with losing weight.

        A number of five-star hotels in China have luxury spas and fitness centers, well-equipped with the latest brands of Western-styled exercise machines (as compared to the Company's facilities). However, the Management believes that the exorbitant fees (in the Company's opinion) prevent any significant competitive impact on the industry. Private dining clubs have become increasingly popular throughout China in the recent years, and usually include small fitness and beauty centers. However, the Company believes that as the focus of these clubs is usually dining, drinking, karaoke and entertainment, they have contributed insignificantly to the industry. (See "Competition")

SPA
---

        The Company noted that Western-styled spa and beauty treatments has become increasingly common and popular in China. Home-treatments, using cosmetics purchased in department stores, have also become very common. However, in the Management's opinion standards of skill and hygiene tend to be poor, as is the quality of products used, as compared to those provided by the Company's centers.

        In recent years, several Hong Kong and Japanese companies have entered the market with small, limited service salons. Several internationally recognized skin care lines, such as Dior, Channel and Elizabeth Arden have recently become available in department stores. Those department stores often hold in-house promotions to demonstrate their products and educate potential customers. It appears that the desire to own anything imported, including cosmetics, is considered prestigious and is therefore highly desired by Chinese women. The Management noticed that the demand for "foreign" spa treatments and beauty salons, and imported products is high. The local and international media is introducing fitness and skin care news to a growing receptive audience. The Company believes that the demand for affordable, value-driven beauty and skin care has increased.

HISTORY

        The Company was incorporated on September 21, 1988 in the state of Delaware under the name of "Foreclosed Realty Exchange, Inc", a development stage company seeking acquisitions. Prior to acquisition of Physical Beauty & Fitness Holdings Limited, a British Virgin Islands corporation ("Physical Limited"), the Company had no revenue producing operations, but planned to enter into joint ventures and/or acquisitions originally in the area of real estate, to expand its operations. In early 1991, the Company was planning to become a public company and issued 750,000 shares of common stock with certain registration rights to an unrelated corporation for services in connection with the Company's efforts to become a public company. That corporation, in turn distributed the 750,000 shares as dividends to its shareholders. The Company has not filed a registration statement as originally planned and the shares became free trading pursuant to Rule 144, after the expiration of the applicable restrictive period. In October, 1996, the Company closed a transaction with Ngai Keung Luk (Serleo), a 100% shareholder of Physical Limited, whereby the Company entered into a Share Exchange Agreement with Ngai Keung Luk (Serleo). Physical Limited was incorporated on March 8, 1996 under the laws of British Virgin Islands and has interests in various companies operating fitness and beauty centers and other related businesses in Hong Kong and China (see "Company-Organization"). Pursuant to the Share Exchange Agreement, the Company issued 8,000,000 shares of its Common Stock to Ngai Keung Luk (Serleo) in exchange for all of the outstanding shares of Physical Limited (the "Closing"). Subsequently, the Company changed its name to "Physical Spa & Fitness Inc." in November, 1996, to reflect the new business operations of the Company. As a part of the above transaction, certain shareholders of the Company also transferred 990,000 shares of Common Stock to Goodchild Investments Limited, a British Virgin Islands corporation ("Goodchild"). Goodchild subsequently disposed of its shares. See "Certain transactions". Neither Ngai Keung Luk (Serleo) nor Goodchild were parties affiliated with the Company prior to or at the time of the acquisition of Physical Limited. At the Closing the then current management of the Company resigned and was replaced by the current management of the Company. See "Management.".

        In 1986, the founder and principal shareholder of the Company, Ngai Keung Luk (Serleo), set up the first fitness center under the name of "Physical Health Club" with the objective of providing physical fitness and spa treatment services at prices which could be afforded by a rapidly growing middle class population in Hong Kong. Two years later in 1988, another center was founded under the name of "Physical Ladies' Club" in Hong Kong. The businesses of these centers were operated in a form of a sole proprietorship and were subsequently transferred to Physical Health Centre Hong Kong Limited, a Hong Kong corporation established on March 2, 1990 ("Hong Kong Limited"). During the period from 1990 to 1996, Hong Kong Limited and Physical Limited expanded their scope of operations by acquiring and establishing several subsidiaries and by forming Sino- foreign joint ventures in China to operate six additional fitness/spa centers in Hong Kong, three in China and other related businesses (see "Company
- Organization"). The subsidiary companies were all formerly owned by Mr. Luk and other principal shareholders, or solely by Mr. Luk. The respective equity interests were transferred by Mr. Luk and other principal shareholders to Hong Kong Limited or Physical Limited throughout 1993 to 1996 at the original cost of the respective investments. In October, 1996, 91.4% of the equity interests of Hong Kong Limited was transferred by the principal and other shareholders (including Mr. Luk) to Physical Limited at the par value of the shares transferred. In addition, all the equity interests of Hong Kong Limited in various subsidiaries and Sino-foreign joint-ventures were also transferred to Physical Limited at the recorded cost of these investments.

HONG KONG

        The first facility was opened in the Mei Foo Sun Chuen area of Hong Kong, which has a population of approximately 680,000. The Company's first center offered fitness training and spa treatment facilities at a price thought to be affordable by its target middle-class customers. The Mei Foo Center operates under a membership basis and is open to both male and female customers and is the Company's only center that has male members. The Mei Foo Center proved profitable and within a year, it had enrolled more than 700 members and 1,000 clients for spa treatments. In 1990 the Mei Foo Center was expanded by acquiring by the Company's subsidiary an additional 700 square feet, immediately above the existing facility, resulting in a total of 8,000 square feet. The Mei Foo center operates under the name "Physical Health Club".

        The second fitness and spa center under the name "Physical Ladies' Club" was opened in July 1988 on Nathan Road, Tsimshatsui, Kowloon, which is one of the busiest commercial and entertainment areas in the Kowloon area of Hong Kong. The Tsimshatsui Center, consisting at that time of 12,000 sq. ft. (currently expanded to 25,000 sq. ft) is, to the best of the Management's knowledge, to be the first fitness and spa center to provide high quality, Western-styled professional services for fitness training and spa treatment for middle income women customers in Hong Kong. Tsimshatsui Center within a year of its opening, had approximately 2,000 fitness members and 2,000 patrons for spa treatments.

        In March 1990, the business of Physical Health Club and Physical Ladies' Club was transferred to, and consolidated under, Hong Kong Limited (see above).

        To broaden its geographical diversification, Hong Kong Limited opened its third fitness and spa center in Causeway Bay Plaza, Causeway Bay in August, 1990. Located in one of the most popular entertainment areas on Hong Kong Island, the Causeway Bay Center initially occupied a floor space of approximately 18,000 square feet. In the first year of operation, the Causeway Bay Center had approximately 5,000 members and 2,000 patrons for spa services. The Causeway Bay Center experienced an ongoing strong demand for its fitness and spa services, and the Company relocated the Causeway Bay Center to a new 30,000 sq. ft center in June, 1997.

        In order to cater to the market demand in the New Territories area of Hong Kong, Hong Kong Limited opened its fourth fitness and spa center in New Town Tower, Shatin, in September 1992. The Shatin Center is located in a commercial complex in the heart of the densely populated residential and popular entertainment areas in the New Territories. It occupies a floor space of approximately 15,000 square feet. In March 1993, Hong Kong Limited opened another fitness and spa center of approximately 3,000 square feet in Kowloon City to provide facilities to members residing in the south-eastern area of Kowloon.

        As a result of a growing demand for upscale facilities and amenities for spa services in the upper middle market, the Company opened through a newly formed subsidiary, Supreme Resources Limited (see "Company - Organization"), its first upscale market spa treatment center; "Renaissance Beauty Centre". The Renaissance center is situated in an upper income residential area in Central, Hong Kong and provides spa treatment services.

CHINA

        Commencing in the mid-1980's, China commenced market-oriented reforms that were designed to open up and improve the economy and the Chinese standard of living. As economic reforms became successful in China and a large, middle-class market developed, China was targeted as an expansion market where the success in Hong Kong could be duplicated.

        Shanghai, with a booming economy, an influx of foreign investment, and a population of 14 million, was the logical choice for the Company to start its first China location. In January of 1994, the Huang Pu branch was opened in one of Shanghai's busiest shopping districts, through a joint venture company formed between a Chinese enterprise and a newly formed subsidiary of the Company. The center has an area of 15,000 sq. ft. , and within the first year there were over 2,000 fitness members and spa clients. Based upon the positive response to the first facility in Shanghai, the decision was made to open a second Shanghai branch.

        September, 1995 marked the opening of the second center in Shanghai - Hong Qiao branch in Shanghai, situated in the fashionable Hong Qiao Special Economic Development Zone. This center contains approximately 12,000 sq. ft. and is easily accessible to a large residential area and busy commercial district.

        In April, 1996, the Company opened its third fitness/spa center in China in the city of Dalian. Dalian, China, located on the northern peninsula near Korea, is the third largest seaport in China and has a population of approximately 5,600,000. Dalian is the fashion capital of China, hosting the world renowned International Fashion Festival annually, and is also a major tourist destination. Dalian has seen an influx of foreign investment in the past several years, and the purchasing power of these citizens ranks high in the nation. The Company's market research showed a strong existing interest in fitness and spa services, with few choices available to potential customers. Within the first six months of opening, Dalian center had over one thousand fitness members and nearly one thousand spa clients.

BUSINESS STRATEGY

        The Company believes that it has a strong reputation in the Hong Kong and China markets in which it presently operates. This belief is based on several factors, including continuous operating presence of the Company in Hong Kong for the past 11 years, and the relationships in China established by the Company's executives, management and staff over the last several years. The Company intends to continue its policy of providing what it believes are first-quality, comprehensive fitness and spa services in their respective markets at affordable prices.

        The Company seeks to expand its fitness and spa business from the ground up as opposed to acquiring health and fitness clubs that are poorly managed and/or financially distressed. The Company believes that the end result of repositioning an existing center, which typically includes rebuilding a membership base, renovations, additional equipment leasing, and re-training existing staff, is less desirable than developing a new center.

        The Company intends to build on its momentum, relationships and standard of quality in several ways. First, the Company intends to expand its presence in Hong Kong and China through the establishment of new fitness and spa centers in Hong Kong (see "Business-Organization-Hong Kong" and "Use of Proceeds") and China (See "Business - Organization - Shenzhen Joint Venture and Zhongshan Joint Venture"), and through the addition of qualified personnel, including fitness instructors and spa personnel in the existing facilities. Second, in conjunction with its expansion, the Company intends to increase the variety of fitness and spa services provided and products sold on a retail basis at each location. For example, the Company currently is developing plans to develop corporate and personal fitness training services in China.

        The Company believes that its experience in and knowledge of the fitness and spa industry in Hong Kong and China, as well as management's continuous presence in Hong Kong (12 years ) and China (over the past 4 years), positions the Company to take advantage of perceived opportunities in this market. Further, demographic developments in Hong Kong and China, continue to create increasing demand for certain fitness and spa services. In this regard, the Company plans to open its seventh center in Tsuen Wan, Hong Kong in July, 1998. The Company also expects to open a new center in Central, Hong Kong at the end of 1998, a new center in Macau in 1999, and to establish additional fitness and spa centers in other major metropolitan centers in China over the next several years. There is no assurance that such centers will be opened as currently planned, since they are subject to changing political and economic conditions, as well as the Company's evaluation of the applicable market conditions. See "Risk Factors".

- BECOMING THE MARKET LEADER IN CHINA

        In China, the fitness and spa industry is in its formative stage. In addition there is an image associated with Western luxury consumer goods. The Company is not aware of any Western-style facilities of comparable size or competitors in the fitness and spa industry whose market position is more established than the Company's. Management plans to take advantage of those circumstances and in doing so, become the first entrant into China market.

        The planned expansion into China includes opening facilities in most major cities and economically developing urban areas throughout the country, subject to then current market and other conditions (see "Risk Factors"). According to the State Statistic Bureau of China, the population of China is 1.2 billion and there are currently thirty cities with populations in excess of 1 million. The population of China is becoming increasingly urbanized, and the tastes of the urban population is becoming increasingly sophisticated. (Source:
Hong Kong Trade Development Council).

        Forty percent of the population of China lives in coastal areas, where retail sales account for 60% of the country's total retail sales. Population factors and strong spending power have led the Company to target coastal areas for the spas to be developed (i.e. Dalian). Facilities can be linked by a reciprocal membership system, allowing members to use another facility when traveling to other parts of the country. Marketing programs carried out nationwide, in the management's opinion, will enable the Company to benefit from economies of scale, similar to what the Company experiences in Hong Kong.

- MAINTAINING A STRONG PRESENCE IN HONG KONG

        The Company has well-established customer base and pre-dominant market share in Hong Kong and is planning to open its seventh location in Tsuen Wan, Hong Kong in July, 1998 and the Central center, Hong Kong at the end of 1998. There can be no assurance given that Tsuen Wan center or Central center will be opened as currently planned by the Company. The Company plans to use a portion of the proceeds from this Offering to set up the Central center. See "Use of Proceeds". The Board of Directors estimates that over 80 percent of the Company's patrons are between the age of 20 to 40. Based on the reports of the Hong Kong Census and Statistics Department, the number of women within the age group of 25 to 45 rose from 850,000 to 1,200,000 between 1986 and mid-1996, representing an increase of 41%. Management believes that the strong position held in the Hong Kong market can be maintained by continuously upgrading facilities and services. The Company monitors this situation continuously, and upgrades the fitness and spa areas on a regular basis. The number of members in each location is also carefully monitored in order to ensure adequate levels of service to individual customers, particularly during peak work-out periods. Branch Managers monitor the situation through direct observation, customer feedback and surveys.

        For spa personnel, intensive training is conducted in the in-house training center and thorough on-the-job instruction. Selected employees are sent to France and Italy to study the latest techniques and to learn about new products on the market. The Company seeks to satisfy its spa clients' needs with the latest technology, expertise and a high level of service.

- EXPLORING POTENTIAL MARKETS

        The Company considers its market to be the greater Asia region. The Company plans to open a new fitness/spa center in Macau in 1999. Macau is a Portuguese colony strategically located at the mouth of the Pearl River on the border of China. Macau is easily accessible by Hong Kong residents via a 45 minute jet foil ride and is a popular vacation destination for both Hong Kong and Chinese residents. Macau has a population of approximately 500,000 of which 50% is female (Hong Kong Trade Development Council). The Company plans to target primarily Macau's local residents. See "Company - Properties" and "Use of Proceeds".

        The Company is also closely monitoring the market opportunities in other South East Asian countries such as the Philippines, Thailand, Malaysia and Indonesia.

FITNESS

        The Centers emphasize the benefits of health, physical fitness and exercise by providing a wide range of exercise equipment from the United States and Europe including free-weights, strength systems and cardiovascular machines from manufacturers such as Life Fitness, Cybex , Flex, and Reebok Skywalker. The Company places a particular emphasis on the quality of its fitness managers and instructors by providing continuous training both in Hong Kong and overseas.

        The centers also conduct daily dance classes which run for approximately 45 minutes and are on a first-come, first-served basis. The Company believes that the number of dance classes conducted by the Centers per day is among the highest in Hong Kong. The variety of dance classes include aerobic dance, step , arms and thighs workout, funk and jazz and are taught by experience instructors. The dance classes are reviewed on a monthly basis and new dance classes are introduced approximately every three months in order to appeal to the interests of members. Since 1995, the Company has recruited fully qualified and experienced aerobic instructors from Australia.

        The Company believes, based on member survey responses, utilization rates and the existence of underutilized space in its centers, that it has sufficient excess capacity at its existing fitness centers to accommodate new membership growth as well as comfortable usage by present members.

SPA SERVICES

        Spa services are open to both members and non-members. However, members of the centers have priority for such service facilities. Over 80 types of spa treatments are offered including facial treatments, various skin care treatments, relaxation programs, personalized make-up application and instruction, and weight-management and massage.

        All of the centers have designated rooms for spa treatments in order to ensure privacy. In view of the popularity of the spa treatments, the centers have a booking system whereby sessions for such treatment are reserved in advance. The centers offer special discounts to patrons for beauty treatments during off-peak hours in order to maintain an even level of customers during the day. In promoting the fitness training services provided by the centers, patrons for spa treatments, who are not members of the centers, are eligible to use all facilities of the centers including fitness training, on the day of their visits for a spa treatment. The Company believes that this additional service offers an advantage over its competitors who engage only in beauty treatments.

        The Company has a broad scale of fees for its spa services and believes that these fees are both affordable and competitive in terms of the quality and variety of services provided at the centers. The centers typically charge the normal fee on spa treatment per session. However, discounts are given to those patrons who purchase prepaid coupons. These coupons are valid without time limit but are usually used within a short time period.

        The Company employs professional spa personnel who hold recognized qualifications and adequate experience. Each center retains a specific manager for spa treatments that supervises the spa personnel and other staff members of the center. Each spa employee serves only one patron during the entire session of spa treatment. The Company places great emphasis on providing continuous training programs for its spa personnel. In order to remain informed of the latest international developments in spa treatments, applications, technology and equipment, the Company arranges both local and overseas training.

RETAIL

        The Company sells a range of products at each center such as leotards, shorts, T-shirts, training shoes, socks and training suits, including Nike and several U.S. and Australian brand products. The Company also sells European skin care products manufactured in Italy and Spain by Frais Monde and Anibus, respectively. In addition, cosmetics from Frais Monde are offered. The fitness and beauty related products are available in the centers to facilitate the needs of their members.

CAPITAL EXPENDITURES

        The Company made capital expenditures (including equipment costs) of HK$68.36 million (US$8.82 million) in 1997, approximately HK$59 million (US$7.6 million) of which related to new centers. In addition to almost HK$2 million (US$0.3 million) expensed annually on repairs and maintenance for existing facilities and equipment, the Company believes HK$2.5 to 3 million (US$0.3 to $0.4 million) annually, as funds are available, is necessary to maintain, and in many cases upgrade, its existing facilities. In 1998, the Company plans to invest approximately HK$40 million (US$5.2 million) for 1-2 new spas, however, there can be no assurances given that such plans will not change subject to the decision of the Board of Directors and their consideration of the market conditions. In 1999, the Company plans to invest HK$125 million (US$16 million) for five new spas, subject to the Company's review of the then current market conditions and the Company's financial position. Although the Company intends to finance its expansion plans through infusion of cash flow generated by the Company's existing operations, there can be no assurances given, that there will be funds available for such planned expenditures or that the Company will be able to successfully locate and secure new fitness/spa centers, or that the expenditures will take place as currently planned.
See also "Risk Factors".

MEMBERSHIP

        The Company currently offers prospective members a membership plan. Fees for services at each facility depend on the location and demand for such services at that facility. Marketing of the Company's services is targeted towards the middle income female population in the 18 to 34 years old range.

        Under the plans, new members are charged a membership fee upon admission and a monthly fee each month to maintain their membership privileges. The initial membership fees are non-refundable and range from approximately HK$1,400 (US$180) to HK$1,500 (US$194), depending on the diversity of facilities and services available at the club of enrollment, the local competitive environment, as well as the effects of seasonal price strategies. Monthly dues for memberships generally range from HK$168 (US$22) to HK$299 (US$39) during the typical membership period. Prepayment of the monthly fee is encouraged by offering a discount for members who prepay for six or twelve months. Members are also provided on a monthly basis 10 aerobic coupons on free-of-charge basis at Hong Kong locations. Any member who attends additional classes has to purchase coupons at HK$15 (US$2) each. China locations include aerobics classes with monthly dues.

        In order to allow greater flexibility to its members, the Company operates a network system where members may use the facilities provided at the largest centers of the Company at no extra cost. The Centers have long opening hours and are open all year round (except for Chinese New Year), in order to provide continuous service to its members and customers. Generally, they are open from 7:00 a.m. to 10:30 p.m. As with any consumer driven market, it is essential that the services provided by the Company are constantly reviewed, updated and improved. To achieve this, managers from each of the Centers regularly invite comments from members in relation to the services provided. Additionally, the Company constantly seeks to introduce new products and techniques on fitness training and spa treatments in order to improve its services and thus enhance its competitive position.

SALES AND MARKETING

        The Company devotes substantial resources to the marketing and promotion of its fitness and spa centers and their services because the Company believes strong marketing support is critical to attracting new members both at existing and new fitness centers. Since July, 1988, the Company and its predecessor began to market substantially all of its fitness centers under the service name "Physical Ladies' Club", thereby eliminating the prior practice of using different names for individual locations.
See "Business - Trademarks and Trade Names".

        A key component of the Company's marketing strategy is to cluster numerous fitness centers in major media markets in order to increase the efficiency and cost effectiveness of its marketing and advertising programs. The Company expects to spend approximately HK$8 million (US$1 million) for advertising and promotion during 1998 compared to approximately HK$6.7 million (US$860,000) in 1997, HK$3.7 million (US$480,000) in 1996, and HK$2.7 million
(US$350,000) in 1995. Advertising consists of (I) television, (ii) newspapers, telephone directories and other promotional activities and (iii) radio, which are expected to account for approximately 10%, 80%, and 10%, respectively, of the Company's total advertising expenses in 1997. The final decision will be subject to the Board of Directors review of the appropriate market and financial situation of the Company. See also "Use of Proceeds".

        The Company's sales and marketing programs emphasize the benefits of health, physical fitness and exercise by appealing to the public's desire to look and feel better. The success of the Company's marketing efforts are dependent upon the ability of its sales personnel to make effective personal presentations of the benefits of membership to prospective members. The Company believes that these presentations are enhanced by its well-equipped, attractive centers and its "value pricing" membership programs. The Company conducts a variety of marketing efforts. The Company's executives and sales personnel attend trade shows and exhibitions throughout Hong Kong and China. At these trade shows, the Company usually operates a separate promotional exhibit. The Company's executives and marketing personnel also attend and sponsor seminars given to individual end-user organizations or industry groups.

RETAIL

CORPORATE SPONSORSHIP

        Since 1993, Nike has sponsored the Company's fitness instructors in China under an annual contract that is renewable each year. Nike supplies each fitness instructor with several different shoes, track suits, T-shirts and caps four times a year. In return, the Company sells only Nike footwear in its China locations. Commencing in 1993, the Company has participated with Evian Water of France in a variety of promotional activities, both China and Hong Kong. Typically, Evian will invite the Company to participate in a variety of promotional events held at trade shows, shopping centers and entertainment venues. In return, the Company sells only Evian bottled water in its China locations.

        The Company has begun marketing, on a retail basis products to its members including apparel manufactured by Nike and leading U.S. and Australian fitness apparel brands . These products are intended to add value to the memberships and increase the Company's revenues. The Company's marketing focus also includes corporate membership sales which are designed to improve productivity. The Company has introduced programs such as corporate on-site aerobics classes to expand the market for its services. In addition to its advertising, personal sales presentations and targeted marketing efforts, the Company is increasingly utilizing in-club marketing programs, open houses and contests for members and their guests foster member loyalty and introduce fitness centers to prospective members and referral incentive programs involve current members in the process of new member enrollments.

ACCOUNT COLLECTION

        All collections of past-due accounts are handled internally by the Company. Customers who have outstanding unpaid balances are not provided further services until such balances are paid in full. Corporate accounts are handled pursuant to the applicable terms of credit agreements. Local corporate accounts are normally not allowed any special credit. International corporate accounts, which are much larger than the local accounts, can be allowed three to six months credit, with a possibility of extending such period, depending on the account's size and record.

        On September 30, 1996, Mighty System Limited ("MSL"), a subsidiary of the Company engaged in providing marketing services for cosmetics sales (see "Business - Organization") entered into an agreement with a beauty product vendor for the payment of the outstanding marketing fees of HK$4.965 million (US$640,000) by three instalments from December 31, 1996 to June 30, 1997. The outstanding marketing fees were owed to MSL pursuant to a marketing agreement with a beauty product vendor under which agreement MSL was to provide certain marketing and promotional services in China for the vendor's product in return for the marketing fee. The whole amount was satisfied by offsetting the cost of beauty products purchased.

        On September 30, 1996, Regent Town Holdings Limited and Jade Regal Holdings Limited, subsidiaries of the Company (see "Business - Organization"), entered into an agreement with a corporate beauty package subscriber (corporate member) for the payment of the outstanding separate beauty service fees of HK$6.9 million (US$890,000) by three instalments from December 31, 1996 to June 30, 1997. The first instalment of HK$2 million (US$258,000) due on December 31, 1996 was satisfied by the deposit paid on behalf of the Company for the lease improvement fee of the new premises in Hong Kong. The second installment of HK$2 million (US$258,000) due on March 31, 1997 was repaid in cash. The final installment was settled in cash in November 1997.

COMPETITION

HONG KONG

        The competition of the Company consists of the following.
Upscale Market
--------------

        The Hong Kong upscale market consists of exclusive private clubs which usually provide both fitness services and spa treatments at very high prices. These private clubs are typically oriented towards women and offer a great deal of variety to their customers. Annual membership fees average approximately HK$19,000 (US$2,500) and beauty treatments are charged separately upon usage. These facilities use expensive, name-brand equipment, luxurious decoration, large areas of space up to 30,000 sq ft, and offer a wide range of services to attract customers. The two primary clubs in this category are Philip-Wain and Body by Deborah International Health Spa. There are certain upscale market establishments which provide fitness services only, most are for both male and female, and are concentrated in one area of Hong Kong. The joining fees range from HK$2,000 (US$258) to HK$7,000 (US$903) with monthly membership fees ranging from HK$350 (US$45) to HK$800 (US$103). These establishments range in size from 10,000 sq ft to 30,000 sq ft. Examples are Ray Wilson s California Gym and New York Fitness. Another fitness only company, Tom Turk, was the earliest entrant into the Hong Kong Market, with the first outlet opening in the early 1980's. The Tom Turk facilities have fees that target between the upper and middle market customer, and their two locations are each approximately 30,000 sq. ft. Tom Turk attracts primarily a male clientele and emphasizes their extensive line of free weights, workout equipment and swimming pools. The Company's fitness/spa facilities compete directly primarily with the middle markets (see below), with the exception of Renaissance Beauty Center, which targets upscale market.

Middle Market
-------------

        There are very few establishments in this class which provide both fitness services and spa/ beauty treatments in a single facility. The closest competitor would be a facility called Mid-City, which provides both services for men and women. This facility has only one location with an area of approximately 15,000 sq ft. Another competitor of the Company in the same category is Modern Beauty Salon with six locations of various sizes up to approximately 15,000 sq. ft. An average down payment joining fee of HK$2,000 (US$258) is required to become a member of the above centers. Another establishment which provides only fitness services is The Lift Club. The Lift Club has three outlets in prime locations, with approximately 10,000 sq ft each. The joining fee is HK$1,600 (US$206) and the monthly fee is HK$550 (US$71). The operators of spa/beauty services only which are in direct competition with the Company include Expression, with one location, and Angel Face Beauty Creations (International) Ltd., with nine locations. The management believes that, these facilities do not offer as high a level of fitness equipment and instruction as the Company does and that the Company offers a more comprehensive level of spa treatments than these facilities. The Company targets primarily the middle market.

Low-End Market
--------------

        In this category, most establishments only provide either fitness services or simple beauty treatments. These establishments are usually much smaller in size and have a limited range of services. Representatives of the low-end market include Frank & Wit, The Fitness Gym, Paradise Health Club, Tess Beauty, and Health City. Joining fee to these facilities vary from HK$600 (US$77) to HK$2,000 (US$258), and monthly fees average approximately HK$430 (US$55). In addition, there are numerous smaller facilities operating inside the shopping arcades, and/or associated with hair salons and department stores. Management believes that the Company does not directly compete with this market.

        In the low-end fitness market, the government operates a small number of gymnasium facilities. These are public facilities, open to both men and women for nominal fees.

CHINA

        SPA SERVICES. Certain spa services are provided by beauty salons, which are very popular in China and have been in existence for several years. However, most are small scale and offer only basic services in the Company's opinion and as compared to the Company's facilities. Most salons are not modern and do not possess certain international standards of skill and hygiene as most facilities in Hong Kong. In the Management's view, these salons only have access to locally manufactured skin care products, which tend to be low-tech and chemically-based, since it is too costly for a small salon to use imported products. The Company, as an exclusive agent for several professional European skin care lines, maintains the leading edge in skin care. The closest competitors in the spa industry would be several beauty salons with Hong Kong and Japanese investors, including Carita in Shanghai, and Marco, in Dalian. Services in these facilities are somewhat more up to date, though most do not exceed the Company's facilities in size, nor in number of services available, in management's opinion. Most of these salons use common department store skin care products, which prevents them from differentiating themselves in the market. The Company believes that no other salons offer a professional line of skin care products for purchase, except for common, famous-name brands which are also available in department stores.

        FITNESS CENTER. There are several fitness centers in China, especially following the opening of the Company's China facilities in Shanghai and Dalian. The Company believes that its early entry into the market has helped it to achieve the leading name in fitness. The Company believes that it was the first to offer professional, up to date fitness services, up to date group exercise (aerobics) classes, and a full range of modern exercise equipment. Though the Company currently has only three facilities operating in China, the management believes that its name has become already known as the Company has set the standards for the fitness and spa industry for China. The closest competitors are as follows:

Upscale Market
--------------

        There are many upscale recreation clubs in the major cities of China, including Hong Kong City, Shanghai, and the Friendship Club in Dalian. These facilities usually offer dining, bars, karaoke, massage, sauna, exercise, beauty treatments, and occasionally bowling, tennis or golf. However, the trend for such clubs has proven to be most successful when utilized as men's clubs. These clubs are used primarily for entertaining business clients or for high-income business men. Therefore, very little emphasis is placed on the level of service and amenities within the fitness areas. Typically, most are staffed only with receptionists as there is no demand for fitness professionals. Very few women use such facilities. These clubs charge very high joining fees, usually upwards of several thousand US dollars.

        The majority of four and five star hotels have health clubs for outside membership as well as for hotel guests. Usually these clubs have expensive, brand name equipment, and often offer aerobics classes. Most also have luxury shower and spa facilities. However, the price structure is usually comparable to an upscale U.S. health club, and therefore is not affordable to the vast majority of Chinese people. Such clubs cater to the ex-patriate business community, and some are exclusive to such community. Their location, being situated on the hotel premises, often limits size, and they tend to reach full capacity with a low number of members. Since most hotels do not depend on the health club as a major source of revenue, typically very little marketing or membership incentives are used.

Middle Market
-------------

        There are several middle market fitness centers in some of the larger cities in China. Many newly built housing complexes (upscale apartment buildings and "western" style housing villages) have recreation centers. They typically include swimming pools, tennis courts and gyms. In the management's opinion, such facilities are luxurious by Chinese standards, but gyms are commonly unstaffed or only have a receptionist. More and more such centers are providing exercise classes as well, but lack of qualified instructors, in the management's opinion, inhibits growth in this area. Such clubs have recently been opened in Dalian, however, in the management's opinion, none of them matches the Company in size, nor in the range of exercise equipment available, and classes offered and the Company does not see them as the same level competitors. Shanghai has several recently opened middle market clubs, such as DD's Personal Club and YMCA. DD's Personal Club caters primarily to the expatriate market and is therefore limited in growth. YMCA is not situated in a prime location and has not used, in the management's opinion aggressive marketing, and in the management's view to date has not made significant impact on the fitness industry in Shanghai.

Low-End Market
--------------

        Group exercise is an extremely popular activity in China, but mainly done by elderly people. As more interest is created in the younger market, a wider variety of classes are now being offered in government facilities such as gymnasiums, parks and town squares. Such facilities usually are held on a basketball court in a gym, or a recreation hall with large open space. Typically there are no shower, locker, or spa facilities available. The management believes that the popularity of these facilities is due to the nominal fees charged.

TRADEMARKS AND TRADE NAMES

        In July 1988, the Company and its predecessor began to market substantially all its fitness centers under the servicemark "Physical Ladies' Club" thereby eliminating the prior practice of using a different trade names for each Center. The Company registered a servicemark under its trade name "Physical Ladies' Club" in Hong Kong and its Chinese equivalent name in China. In the opinion of the Company's trademark counsel in Hong Kong, the registration enables the mark to distinguish the Company's services from similar services of others, although it gives the Company no right to the exclusive use of the words. The servicemark gives the Company a priority over the use of the servicemark by others and the right to reject others from the use of the same name. In China, the Company was only able to register the name in Chinese language pursuant to the Chinese Trademark Law. In the opinion of the Company's trademark counsel, the name "Physical Ladies' Club" is considered a direct reference to the contents and features of the services in the servicemark and as such it cannot be registered as a trademark under the Chinese Trademark Law. The registration of the Chinese name, however, provides the Company with protection of its name on a nation-wide basis and precludes others in China from using the same name as the Company's. See also "Risk Factors".

SEASONALITY

        Historically, the Company has experienced greater sales in the third quarter of each year. In recent years, the Company has lessened this seasonal effect by the use of sales incentives and awards for its sales personnel and members, as well as other marketing initiatives.

INSURANCE

        The Company maintains liability insurance providing coverage to the Company with respect to accidental bodily injury and accidental loss of or damage to property of any customer or employee of the Company, which would occur in connection with the business of the Company and on the premises of the Company. The Company does not maintain product liability insurance with respect to the beauty products used in its spa treatments. See "Risk Factors - Lack of Product Liability Insurance".

RESEARCH AND DEVELOPMENT

        The Company's business is service-oriented, therefore it does not have a formal Research & Development department, however, its marketing and training departments are closely following the evolution of international fitness and beauty trends.

EMPLOYEES

        The Company has approximately 640 employees, including approximately 135 part-time employees. Approximately 510 employees are involved in fitness and spa operations, including sales personnel, instructors, spa and supervisory personnel. Approximately 130 are administrative support personnel, including accounting, marketing, training and other services.

        The Company is not a party to any collective bargaining agreement with its employees. The Company has not experienced a high turnover of non-management personnel and also has not had difficulty in obtaining adequate replacement personnel, except with respect to sales personnel, which the Company believes have become somewhat more difficult to replace due, in part, to increased competition for skilled retail sales personnel.

PROPERTIES

        The Company's headquarters which include the Company's executive and administrative offices are located at a 30,000 square feet facility in Hong Kong pursuant to a lease expiring February 28, 2003. The Company recently relocated its headquarters and its Causeway Bay location to this location in order to accommodate additional customers, and more extensive lines of fitness and spa treatment equipment.

         On November 27, 1996, the Company entered into a three year lease of approximately 25,000 square feet, to accommodate the relocation of the Tsimshatsui Center, in order to upgrade and accommodate a larger numbers of customers.

        Aggregate rental expense was approximately HK$18.3 million (US$2.4 million), HK$21.2 million (US$2.7 million) and $HK$31.7 million (US$4.1 million) for the year ended December 31, 1995, 1996 and 1997, respectively. The Company's current aggregate annual rent is HK$44.7 million (US$5.8 million).

        Mei Foo is the only location indirectly partially owned by the Company. The Company ( through its subsidiary, Ever Growth Limited), directly owns 700 sq. ft. of the property where the Mei Foo center is located, which space is used for spa facility. The remaining 7,300 sq. ft., also located in the same building where the spa is, is leased and is used for fitness facilities.


        Set forth below is the information regarding the Company's centers in Hong Kong and China.


                    FITNESS/SPA CENTERS - HONG KONG AND CHINA
                    -----------------------------------------

                                                           Term                                Current Monthly
HONG KONG                       Size        Own/Lease   Expiration      Renewal Option       Rent (1) (2)
                                ----        ---------   ----------      --------------      ---------------
Shop A on 11-F, 12/F-15/F., 30,000 sq. ft.     Lease     2/28/2003           None            HK$1,226,838
Lee Theatre Plaza
99 Percival Street
Causeway Bay, Hong Kong

10/F-12/F., Storeroom on    25,000 sq. ft.     Lease     1/31/2000 (3)     3 Years           HK$649,241
5/F, Room 701A, Prestige
Tower
23-25 Nathan Road
Tsimshatsui, Hong Kong

Shop Nos. 125 and 131-133   10,000 sq. ft.     Lease     5/19/2001 (4)     2 Years           HK$409,223
Level 1, Grand Central
Plaza
Shatin, Hong Kong

18/F - 21/F City Landmark   50,000 sq. ft.     Lease      3/31/2001        5 Years           HK$1,039,000
No. 68 Chung On Street
Tsuen Wan, Hong Kong

Unit 605-609, Level 6        3,200 sq. ft.     Lease      7/4/1999 (4)       None            HK$111,915
NewTown Tower, 10-18
Pak Hok Ting Street
Shatin, Hong Kong




                                                          Term                                 Current Monthly
HONG KONG (Continued)           Size        Own/Lease   Expiration      Renewal Option       Rent (1) (2)
                                ----        ---------   ----------      --------------       ---------------

P/F., Stage 8              8,000 sq. ft.    Own/lease    4/30/1998           None             HK$107,853
122B Broadway Street
Mei Foo Sun Chuen, Hong
Kong

14/F., Coda Plaza          5,000 sq. ft.      Lease      6/30/2000           None             HK$140,062
51 Garden Road
Central, Hong Kong

G/F.,                      3,000 sq. ft.      Lease      6/30/2000           None             HK$59,000
5 Junction Road
Kowloon City, Hong Kong

---------------------

(1) Monthly rent is paid in HK Dollars
(2) Monthly rent also includes the management fee for property management. Excludes utilities.
(3) Lease for Room 701A expires on July 31, 1999.
(4) Lease for Unit 901 A and 12/F, New Town Tower, 10-18 Pak Hok Ting Street, Shatin, Hong Kong expired on April 30, 1998. The landlord extended the lease for two additional months at HK$590,208 until June 30, 1998. The Company simultaneously entered with the landlord into an agreement for the new lease at Shop Nos. 125 and 131- 133, Level 1, Grand Central Plaza, Shatin, Hong Kong.


                                                            Term                             Current Monthly
CHINA                           Size        Own/Lease    Expiration    Renewal Option            Rent(1)
                                ----        ---------    ----------    --------------        ---------------

6/F., Huangpu Gymnasium    15,000 sq. ft.     Lease        9/6/2003          None           HK$89,835 (2)
No. 311 Shandong Road
(Mid)
Shanghai

4/F., China Wanda Bldg     15,000 sq. ft.     Lease        2/28/2008         None           HK$143,333 (3)
No. 18 Hongda Road
Zhongshan District, Dalian

2/F, 3/F, 4/F, Block B No. 12,000 sq. ft.     Lease        12/14/2004        None           HK$173,965(4)
808 Hong Qiao Road
Shanghai

-----------------------

(1) Monthly rent is paid in Rmb, with the exception of Dalian property, for which the rent is paid in HK Dollars.
(2) The monthly rent will increase 10% per year after September 6, 1998.
(3) The monthly rent increases 5% per year after March 1, 1999.
(4) Combined monthly rent includes management fee. The monthly rent will increase 6% per year beginning May 1, 2001 for 2/F space and commencing December 15, 1997 for 3/F and 4/F space.

    PROPOSED NEW FACILITIES

        The Company has signed the lease agreement for the space to be used for fitness and spa services in Tsuen Wan. Tsuen Wan is a major district of the Western Kowloon province of Hong Kong, which is densely populated and conveniently accessible. Based upon the Company's research, no well-known health clubs have ever been set up in that area. The terms of the Tsuen Wan lease include 50,000 sq. ft., a term of 8 years, and a lease payment of HK$722,000 (US$93,000) for the one month's rent for the first three years. For the fourth to sixth year, the rent will be the then prevailing market rent, not lower than the rent for the first three years, but not exceeding 125% of the rent for the first three years. For the seventh and eight years, the rent will be the then prevailing market rate, not lower than the rent for the fourth to sixth year. The lease also includes a management fee of HK$317,000 (US$41,000) per month. The management fee is payable to the landlord under the tenancy agreement, and includes the management fee of HK$84,000 (US$11,000), air-conditioning charge of HK$ 86,000 (US$11,000) and extra air conditioning charge of HK$147,000 (US$19,000).

        The Company is currently negotiating lease terms for opening a new center in Central Hong Kong. Central is a landmark commercial area in Hong Kong. The Company's internal research findings show that more than 23% of potential fitness members in Hong Kong indicated Central District as the most preferred location for fitness/spa facilities. The Company anticipates that the new center would include an approximately 70,000 sq. ft. space, however, the other terms of the lease are still under discussion.

        In 1999, the Company plans to open a new center in Macau. Macau is strategically located at the mouth of Pearl River on the border of China. Macau has a population of approximately 500,000 of which 50% is female and over 98% of residents are Chinese (source: Hong Kong Trade Development Council). The premises which the Company selected for the new center are located in a high class commercial building. Based upon the Company's research, there are no centers in Macau of similar standard as the Company's existing centers in Hong Kong and China. The proposed terms of the Macau lease include 36,000 sq. ft., a term of 6 years, and a lease payment of HK$535,000 (US$69,000) for the one month's rent (which includes property management fee and air-conditioning) for the first two years, and increased for the third year to HK 588,500 (US$76,000) per month, and increased to HK$735,625 (US$95,000) per month, for the last two years.

        The Company plans to use a portion of the proceeds of this Offering for the initial one month lease deposit for Central center and for equipment purchases for the Tsuen Wan and Central center. The Company also plans to use a portion of the proceeds of this Offering for certain lease improvements needed to set up a center in Central Hong Kong. Based on its internal research, the Company expects that Tsuen Wan center should be able to generate a monthly revenue of HK$3.5 million (US$452,000) and Central center is expected to achieve a monthly revenue of HK$5 million (US$645,000), however, due to various economic, political and other considerations, no assurances can be given that such revenues will be generated by the proposed new centers. See "Risk Factors". If the Maximum Offering is not obtained, the Company may need to seek its alternative sources of financing to provide such expenditures with respect to the Tsuen Wan and Central centers, in which event the Company's plans may be changed or delayed. There is no assurance that the Tsuen Wan center or Macau center will be opened as currently planned by the Company. See "Use of Proceeds".

        The Company believes that current facilities will be sufficient to satisfy the Company's existing requirements. In its strategy to expand operations, however, the Company will open new locations in China. Although the Company believes that such locations will be available at affordable prices, no assurance can be given. The Company believes that, in the event any of the existing leases that expire within five years are not renewed, adequate alternative space is available in the same areas at comparable rates. In the Company's experience, most premises used for fitness/spa services have an optimum life span of about five years, after which time they need to be improved and/or renovated. The Management believes that the costs of such renovation are not lesser than the cost of acquiring new premises, and therefore the Company is not concerned with the fact that most of its leases do not have renewal options.

GOVERNMENT REGULATION

HONG KONG

        The Hong Kong operations and business practices of the Company are subject to regulation at the local level. General rules and regulations, including those of the local consumer protection agencies, apply to the Company's advertising, sales and other trade practices.

        Statutes and regulations affecting the fitness, spa and beauty industries have been enacted or proposed in all of the areas in which the Company conducts business. Typically, these statutes and regulations prescribe certain forms and regulate the terms and provisions of membership contracts, allowing the member the right to cancel the contract within, in most cases, 14 business days after signing, requiring an escrow for funds received from pre-opening sales or the posting of a bond or proof of financial responsibility, and, in some cases, establishing maximum prices and terms for membership contracts and limitations on the term of contracts. In addition, the Company is subject to several other types of regulations governing the sale and collection of memberships, as well as laws governing the collection of debts. These laws and regulations are subject to varying interpretations by local consumer protection agencies and the courts. The Company maintains internal review procedures in order to comply with these requirements and it believes that its activities are in substantial compliance with all applicable statutes, rules and decisions.

        Under typical regulations, members of fitness centers have the right to cancel their un-used memberships for a period of 30 to 60 days after the date the contract was entered into (depending on the applicable law) and are entitled to refunds of any payment made. The specific procedures for cancellation in these circumstances vary according to differing local laws. In each instance, the canceling member is entitled to a refund of prepaid amounts only. Furthermore, where permitted by law, a cancellation fee is due to the Company upon cancellation and the Company may offset such amount against any refund owed. The Company's membership contracts provide that a member's one-time membership fee is non-refundable in case of cancellation.

        The Consumer Council of Hong Kong protects the rights of consumers, including memberships, such as those offered by the Company. The members have a right to dispute the price or quality of the service, if they find it unsatisfactory. The Council also assists consumers in cases of false claims made by the companies with respect to a specific service offered by them. The Company is cautious in advertising its services, and it never promotes or guarantees unrealistic results concerning skin care or fitness services, therefore the Company rarely faces complaints in this respect from its consumers.

        The Company facilities are also subject to building, health and safety laws. The laws require a normal building inspection at the time of renovation of the club facilities and/or fire safety inspection. Since the Company's facilities typically are a part of a large office building for which a license is granted, if the Company does not comply with all the regulations, the landlord would not be granted a license. The Board of Health carries out an inspection of shower and restroom facilities to make sure that they comply with the standards imposed by the Board. In order to have massage services, the law requires a special massage license. The Board of Health and Police Department also hold random inspections of the facilities providing massage services, since there are strict laws requiring that massage therapists be of the same sex as the customers. As the Company is exclusively open to women in all centers, but one, there have been no concerns with this regulation.

CHINA

        In China, the Company's operations and business practices are subject to regulation from the central government, which is often carried out at local levels. There is a Consumer Council in China which is now expanded to most urban areas and whose role is to protect consumers and enforce consumer rights in cases of dispute regarding quality of the product or service or misleading claims. The Consumer Council holds considerable power in China and can impose large fines upon a company it finds in violation of consumer laws. The Consumer Council would often publish a statement against a fined company in a local newspaper.

        China requires a fire safety inspection and license before completion of renovation of the facility. The safety department performs unannounced inspections every year to ensure proper compliance with the regulations, such as maintenance of clear fire exits, extinguishers, smoke detectors and other safety equipment.

        The Board of Health has strict regulations regarding spa facilities and fitness/beauty equipment that is used by many people per day. The Board requires an initial license before opening of the facilities and requires installation of certain antibacterial and hygiene equipment. For example, the beauty treatment area is required to have ultra-violet ("UV") disinfection lamps installed within every 5 feet of public space. The law also requires UV disinfection every night for the air, beds and chairs in the area. The Board also requires "hot cabinet" disinfection units for small beauty tools and equipment. In the Company's experience, random inspections of those areas of the spa are often done by the Board of Health.

        The Board of Health also requires an inspection and license for each imported cosmetic or skin care product. The license must be obtained from the Central Government in Beijing and a substantial fee is charged for the testing of each imported product.

        In China, the Board of Health is responsible for monitoring the operation of the Company's spas, however, their strict regulations fall in line with the standards of the Company and therefore, to date, there has been no fine or restriction of the operation of any fitness or spa facility.

        There is a Council for Fair Pricing in China, and every business that sells products or provides services must register their fees with this department. The Council has a right to dispute fees if it deems them unreasonable, however to date, the Council's directives are just a formality which is limited to collecting a registration fee from each business and rarely questions the pricing.

        The Police Department has strict regulations in China regarding massage services and requires (although in the management's experience, it seldom checks for compliance) the Company to ensure that the massage therapist is of the same sex as the customer. A special license is required for massage services, which is in the management's opinion, difficult to obtain. The massage therapist must be certified and licensed by a government affiliation, and must have an annual health examination.
 Since all the Company's centers in China are exclusively for women and include only female staff, the Company has not been impacted by those regulations.

        China has also regulations which are so restricting, that, in fact, amount to not allowing independently owned fitness and beauty spas by foreign companies. Instead, the regulations encourage joint ventures with a foreign company. Fitness and beauty spas fall under the category of "Entertainment and Recreation", which to date have always been business entities in a form of joint ventures.

LEGAL PROCEEDINGS

        There are no pending material legal proceedings to which the Company or any of its properties is subject, nor to the knowledge of the Company, are any such legal proceedings threatened.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        The officers and directors of the Company, their ages and present positions held with the Company are as follows:

    NAME        AGE   POSITIONS WITH THE COMPANY

Ngai Keung
 Luk (Serleo)    42   Chairman of the Board of Directors, Chief Executive
                      Officer

Jill Bodnar      33   President and Director

Robert Chui      41   Chief Financial Officer and Director

Darrie Lam       35   Executive Vice President, Secretary and Director

Yuk Wah Ho       42   Executive Vice President  and Director

Yat Ming Lam     41   Director

Allan Wah Chung
Li               41   Director

        The following is a brief summary of the background of each director, executive officer and key employees of the Company:

        NGAI KEUNG LUK (SERLEO), CHIEF EXECUTIVE OFFICER, CHAIRMAN. Mr. Luk has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since October, 1996. He is the founder of Physical Spa & Fitness and has over twelve years' experience in the physical health service business. Mr. Luk was previously employed as a trader on the floor of the Hong Kong gold exchange. Mr. Luk is a controlling shareholder of the Company and owns beneficially approximately 80% of the Company's Common Stock (see "Principal Shareholders").

        JILL BODNAR, PRESIDENT, DIRECTOR. Ms. Bodnar has been the Company's President since October, 1996. She received a Bachelor Degree in Exercise Physiology from the University of Massachusetts, USA in 1987. Prior to joining the Company in 1993, Ms. Bodnar worked as a fitness professional in Boston facilities, and was recruited to Asia to open a Hong Kong sports complex in 1990. On completion of the project, Ms. Bodnar joined the Company to develop the chain in China in 1993. Ms. Bodnar was honored by IDEA Association for Fitness Professionals in 1995 for her achievements in the industry. Ms. Bodnar is fluent in Mandarin.

        ROBERT CHUI CHI YUN, CHIEF FINANCIAL OFFICER, DIRECTOR. Mr. Chui has been Chief Financial Officer of the Company since October, 1996. Mr. Chui graduated from Concordia University, Canada. He is a practicing Certified Public Accountant in Hong Kong and a fellow member of the Chartered Association of Certified Accountants (UK). Mr. Chui has twelve years of experience with the international accounting firm, Ernst and Young. Mr. Chui is responsible for corporate planning and financial control.

        DARRIE LAM HAU YIN, EXECUTIVE VICE PRESIDENT, SECRETARY, DIRECTOR. Ms. Lam has been a Vice-President and Secretary of the Company since October, 1996. Ms. Lam is a member of the Hong Kong Society of Accountants and the Chartered Association of Certified Accountants (UK). She joined the Company in 1994 and before that she worked with a major Hong Kong listed company, Wharf Group, as a Financial Analyst. Ms. Lam is responsible for the Company secretarial affairs, finance and administration functions. Ms. Lam received a MBA degree from the University of Manchester, U.K.

        YUK WAH HO, EXECUTIVE VICE PRESIDENT, DIRECTOR. Ms. Ho has over eighteen years' experience in beauty and skin care and has attended various international beauty workshops held in Europe. Ms. Ho holds many certificates in beauty therapy, skin care, and cosmetic applications from France, England, Taiwan and Hong Kong, including Rene Guinot, Germain de Cappucini, and Sothy's. Ms. Ho is responsible for the business development and staff training of the Company's beauty treatment business. Ms. Ho is the wife of Mr. Luk.

        YAT MING LAM, DIRECTOR. Mr. Lam has been a Director of the Company since August, 1997. In the past four years, Mr. Lam has been employed as a Sales Manager with Fitness Concept Leisure Supplies Ltd., one of the leading fitness equipment and product suppliers. Previously, Mr. Lam was employed as a trader with the Hong Kong gold exchange.

        ALLAN WAH CHUNG LI, DIRECTOR. Mr. Li has been a director of the Company since June, 1998. Mr. Li is a solicitor qualified to practice law in Canada, England and Hong Kong. For the last ten years, Mr. Li practiced law in Vancouver, Toronto and Hong Kong and had also worked for the Listing Division of the Stock Exchange of Hong Kong. Since 1994, Mr. Li has been with Lai Sun Development Company Limited, a company listed on the Stock Exchange of Hong Kong, where he is currently serving as a vice-president, and is involved in hotels and corporate transactions. Mr. Li received B.Comm. and L.L.B degrees from the University of British Columbia, Canada.

        SIU LING CHENG, MARKETING MANAGER. Ms. Cheng holds a Bachelor Degree in Marketing at the University of Southern Queens land, Australia. Ms. Cheng joined the Company since 1992 as a marketing executive, and was promoted to marketing manager the following year. Ms. Cheng is responsible for the Company's promotional and marketing activities and public relations. Ms. Cheng also coordinates and assists the marketing teams in China branches.

        GILLIAN LOUISE HOLLOWAY, SENIOR FITNESS MANAGER. Ms. Holloway is a member of the Association for Fitness Professionals. Ms. Holloway obtained the qualifications of Certified Aerobics Instructor and Certified Personal Trainer issued by the American Council on Exercise. Ms. Holloway joined the Company in 1991 and is responsible for the Company's fitness training services and membership. Ms. Holloway received a Graduate Certificate in Recreation and Sports Management issued by the Victoria University, Australia.

EXECUTIVE COMPENSATION

 The following table sets forth information concerning the compensation paid by the Company to Ngai Keung Luk, Chairman and Chief Executive Officer of the Company and Jill Bodnar, President of the Company for the periods presented below.


                        SUMMARY COMPENSATION TABLE (US$)


                                           Annual
 Name and Principal Position   Year       Salary(1)           Awards(2)
                               ----       ---------           ---------
                                                      Bonus(3)   Other compensation(4)
                                                      --------   ---------------------
Ngai Keung Luk, CEO, Chairman  1995       17,000         --              70,000
                               1996       15,500         --              82,000
                               1997       166,000        --              84,000

Jill Bodnar, President, COO    1995       47,000      3,900
                               1996       54,000      4,500
                               1997       69,700      4,500
------------------------------------

(1) No officers received or will receive any bonus or other annual compensation other than salaries during fiscal year 1996, other than stated above. The table does not include any amounts for personal benefits extended to officers of the Company, such as the cost of automobiles, life insurance and supplemental medical insurance, because the specific dollar amounts of such personal benefits cannot be ascertained. Management believes that the value of non-cash benefits and compensation distributed to executive officers of the Company individually or as a group during fiscal year 1995 did not exceed the lesser of US$50,000 or ten percent of such officers' individual cash compensation or, with respect to the group, US$50,000 times the number of persons in the group or ten percent of the group's aggregate cash compensation.

(2) No officers received or will receive any long term incentive plan (LTIP) payouts or other payouts during fiscal year 1996.

(3) Bonus awarded based on performance.

(4) Other compensation for Mr. Luk included an allowance for Mr. Luk's living accommodations. The yearly allowance of US$84,000 for the fiscal year 1997, represents 50% of the fair market rent of the property owned by a related company, Silver Policy Development Limited. The remaining portion is shared by another related company, Williluck International Limited. Mr. Luk and his wife are the shareholders and directors of both Silver Policy Development Limited and Williluck International Limited. The current market rent of the property, which is exclusively used for residential purpose by Mr. Luk and his family, is US$15,500 per month (increased from $13,700 per month) effective November, 1997. The Company and Williluck International Limited each pay US$6,850 per month for the first ten months and US$7,750 per month thereafter to Silver Policy Development Limited. Yearly allowance to Mr. Luk is recorded on the Company's books as US$84,000 in 1997. The money is paid directly to Silver Policy Development Limited. Physical Health Centre Hong Kong Limited is using the property as security to obtain a full line of credit from the Kwangtung Provincial Bank. See also "Certain Transactions".

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The laws of the State of Delaware and the Company's By-laws provide for indemnification of the Company's directors for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

        The Company has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

COMPENSATION OF DIRECTORS

        The Company reimburses each Director for reasonable expenses (such as travel and out-of -pocket expenses) in attending meetings of the Board of Directors. Directors are not separately compensated for their services as Directors.

AUDIT COMMITTEE

        The Board of Directors established an Audit Committee, composed of the two outside directors and Robert Chui, Chief Financial Officer. The principal functions of the Audit Committee will include making recommendations to the Board regarding the selection of independent public accountants to audit annually the books and records of the Company , reviewing the proposed scope of each audit and reviewing the recommendations of the independent public accountants as a result of their audit of the Company. The Audit Committee will also periodically review the activities of the Company's accounting staff and the adequacy of the Company's internal controls.

EMPLOYMENT AND RELATED AGREEMENTS

        There are no employment agreements with the Company's key employees at this time. The Company anticipates that such agreements will be entered into after the Offering.

1997 STOCK OPTION PLAN

        The Company has a Stock Option Plan which was adopted by the Company's stockholders and its Board of Directors on April 23, 1997 as "1997 Stock Option Plan" (the "Plan"). Under the Plan, the Company may issue incentive stock options, non-qualified options, restricted stock grants, and stock appreciation rights to selected directors, officers, advisors and employees of the Company. Under the Plan, a total of 500,000 shares of Common Stock are reserved for issuance. The Plan provides for appropriate adjustments in the number and kind of shares subject to the Plan and to outstanding options in the event of a stock split, stock dividend, or certain other types of recapitalization. Stock options may be granted as non-qualified stock options or incentive stock options, but incentive stock options may not be granted at a price less than 100% of the fair market value of the stock as of the date of grant (110% as to any 10% shareholder at the time of grant); non-qualified stock options may not be granted at a price less than 85% of the fair market value of the stock as of the date of grant. The Plan shall be administered by an Option Committee which is to be composed of two or more members of the Board of Directors who are disinterested directors. No persons have been named to the Option Committee as of the date of this Prospectus. Stock options may be exercised during a period of time fixed by the Option Committee except that no stock option may be exercised more than ten years after the date of grant or three years after death or disability, whichever is later. As of the date hereof, no options have been granted by the Company.

CERTAIN TRANSACTIONS

        The Company made certain advances to Mr. Luk, the Company's Chief Executive Officer and the Chairman of its Board of Directors, during the years ended September 30, 1994, December 31, 1995, December 31, 1996 and the three months ended December 31, 1994 which were non interest-bearing, unsecured and repayable on demand. These advances were repaid in cash, by payments made by Mr. Luk to the Company or by off-setting the dividends declared by the Company and payable to Mr. Luk against the amounts owed to the Company. Dividends declared during the year ended December 31, 1995 were off-set against amounts owed by Mr. Luk. The Company ratified and approved on November 27, 1996, certain loans to Mr. Luk, in the amount of HK$ 16.5 million (US$2.1 million) (the "Loan"). Mr. Luk agreed to repay the Loan in eight installments by March 31, 1999 together with the accrued interest thereon at the prime banking rate of interest of 8.75%. Mr. Luk repaid HK$2.3 million (US$297,000) of the outstanding amount of the Loan in the first installment. The second and the third installments in the total of HK$4,600,000 (US$594,000) due on September 30 and December 31, 1997 were repaid in cash in December, 1997. The outstanding principal amount of the Loan and accrued interest was HK$10,775,000 (US$1,391,000) as of December 31, 1997. The fourth installment of HK$2,300,000 (US$297,000) due on March 31, 1998 was repaid in cash in March, 1998. The remaining outstanding principal amount of the Loan is secured by a pledge of 1,500,000 shares of common stock of the Company by Mr. Luk, as collateral for the Loan. In the first quarter of 1998, Mr. Luk made an advance of HK$8,352,000 (US$1,078,000) to the Company, which was applied against the outstanding balance due on the Loan. The outstanding principal amount of the Loan and accrued interest, net of such advance, was HK$123,000 (US$16,000) as of March 31, 1998. Mr. Luk does not have any other outstanding loans from the Company. See also "Risk Factors" and Financial Statements, Note 6.

        In January 1997, the Company approved an advance to Mr. Luk in the amount of HK$ 6 million (US$780,000), which loan was repaid in full by Mr. Luk on April 22, 1997.

        In October, 1996, the Company closed a transaction with Mr. Luk, a 100% shareholder of Physical Beauty & Fitness Holdings Limited, a British Virgin Islands corporation ("Physical Limited"), whereby the Company entered into a Share Exchange Agreement with Mr. Luk, pursuant to which the Company issued 8,000,000 of its Common Stock to Mr. Luk in exchange for all of the outstanding shares of Physical Limited (the "Closing"). As a part of the above transaction certain shareholders of the Company transferred 990,000 shares of Common Stock of the Company to Goodchild Investments Limited, a British Virgin Islands corporation ("Goodchild"), whose beneficial owner is Wong Kui Tak Henry, as consideration for Goodchild's beneficial owners' prior interest in Physical Health Centre Hong Kong Limited, pursuant to an arrangement between Goodchild and Mr. Luk. Neither Mr. Luk nor Goodchild were parties affiliated with the Company prior to or at the time of the acquisition of Physical Limited. At the Closing the then current management of the Company resigned and was replaced by the current management of the Company.

        In February, 1998, Goodchild sold all of its shares of common stock of the Company in open market public transactions.

        Mr. Luk receives a monthly allowance of HK$53,000 (US$84,000 for the fiscal year 1997) for his living accommodations. Such allowance represents 50% of the fair market rent of the property owned by a related company, Silver Policy Development Limited ("Silver Policy"). Silver Policy is a limited company incorporated in Hong Kong. Mr. Luk and Mrs. Luk respectively hold 0.01% and 99.99% shares in Silver Policy. They also act as directors of Silver Policy.

Since April 1994, Physical Health Centre Hong Kong Limited ("Hong Kong Limited") has concluded a tenancy agreement with Silver Policy for the property to be used exclusively for residential purpose by Mr. Luk and his family. In April 1996, Silver Policy increased the rent from $11,600 to $13,700 per month and further increased to $15,500 from November, 1997. Hong Kong Limited and Williluck International Limited ("Williluck") each paid US$5,80 per month thereafter. The annual rent allowance costs as recorded by Physical totaled $79,050 in 1996 and $84,000 in 1997. Pursuant to the lease agreement between Sliver Policy and Hong Kong Limited, the premises for Mr. Luk and his family are rented by Hong Kong Limited from Silver Policy for HK$120,000 (US$15,500) per month. Hong Kong Limited then charges back a related company, Williluck, for a 50% share of the rent. Mr. Luk is a director of Williluck. Hong Kong Limited is using the property as security to obtain a full line of credit from the Kwangtung Provincial Bank. See also "Management - Compensation".

        The Company had the following transactions with related companies (see Financial Statements, Note 6) :


                                       Year Ended             Three Months Ended
                                       December 31,                 March 31,
                                 1995       1996      1997       1997      1998
                                  HK$       HK$        HK$       HK$        HK$
                                       (unaudited)

Rental of a director's quarters   540       636       650        159        120
Purchase of cosmetics and
   beauty products              2,246         -         -          -          -
Purchase of beauty and
   fitness equipment              898         -     2,677          -        438
Sales of beauty and fitness
  equipment                     1,367       793         -          -          -
Prepayment for equipment
  related to
  Construction-in-progress          -     3,961     3,961      3,961      3,961
Purchase rebate received        1,208         -         -          -          -
Management fee received            10        12        12          -          -

        Certain general and administrative expenses incurred by the Company during the relevant periods on behalf of the related companies were reimbursed by the respective related companies at cost.

        Mr. Luk had beneficial interests in all the aforementioned related companies or the shareholders of the related companies were related to Mr. Luk.

        Mr. Luk has also undertaken to indemnify the Company against any contingent liabilities including tax liabilities and claims that may result from the operating activities of the Company in Hong Kong, the PRC and elsewhere occurring before December 31, 1997.

        In 1996, Hong Kong Limited made an advance to Mr. Luk for the acquisition of a 5% equity interest in Regent Town Holdings Limited ("Regent") from a minority shareholder ("the Minority Shareholder") at a consideration of approximately HK$312,000 (US$40,000). In addition, an advance of approximately HK$1,200,000 (US$155,000) was made to Mr. Luk to repay a loan from the Minority Shareholder on behalf of Regent. These advances were included in the balance due from Mr. Luk as mentioned above. On November 13, 1996, Mr. Luk transferred his equity interests in Regent acquired from a minority shareholder to Physical Holdings at cost and repaid the advance of approximately HK$1,200,000 (US$155,000) made from Hong Kong Limited. As a result, the Company increased its equity interest in Regent from 83.5% to 88.5%.

        Pursuant to loan agreements between Regent and Supreme Resources Limited ("Supreme") and their minority shareholders, certain loans were made to Regent and Supreme by their minority shareholders. As of December 31, 1997 and March 31, 1998, the outstanding loan balances amounted to approximately HK$5,160,000 (US$666,000) and HK$4,200,000 (US$542,000), respectively. The loan balances are non-interest bearing and unsecured. The minority shareholders have agreed that the loans are repayable when Regent and Supreme are financially capable of doing so.

        During the year ended December 31, 1996, minority shareholders of Hong Kong Limited agreed to assign the dividends declared and receivable from Hong Kong Limited for the year ended December 31, 1995 in the amount of approximately HK$2,821,000 (US$364,000) to Mr. Luk without any consideration. The dividends so assigned were offset against the advances made by the Company to Mr. Luk as mentioned above.

                 PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDER

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of June 10, 1998, and as adjusted to reflect the sale of the Shares offered hereby (assuming no exercise of the over-allotment option) by (I) each stockholder known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director of the Company, (iii) each officer of the Company, (iv) all directors and officers as a group. Unless otherwise indicated, the address for each stockholder is 12/F - 15/F Lee Theatre Plaza, 99 Percival St., Causeway Bay, Hong Kong, and (v) Selling Stockholders.


NAME AND                                        AMOUNT AND       PERCENTAGE BENEFICIALLY OWNED
ADDRESS OF BENEFICIAL                               NATURE
OWNER                                        OF BENEFICIAL          BEFORE          AFTER
---------------------                        OWNERSHIP (1)          OFFERING        OFFERING (2)
                                             -------------          --------        ------------

DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

    NGAI KEUNG LUK (SERLEO)(3)                   8,000,000            80.00%              77.11%

    JILL BODNAR, PRESIDENT                               0             0.00%               0.00%

    YAT MING LAM, DIRECTOR                               0             0.00%               0.00%

    ROBERT CHUI, CFO                                     0             0.00%               0.00%

    DARRIE LAM, VICE PRESIDENT                           0             0.00%               0.00%

    YUK WAH HO, VICE PRESIDENT (4)               8,000,000            80.00%              77.11%

    ALLAN WAH CHUNG LI, DIRECTOR                         0             0.00%               0.00%

    ALL OFFICERS AND DIRECTORS                   8,000,000            80.00%              77.11%
    AS A GROUP (7 PERSONS)(3)



OTHER SELLING SHAREHOLDERS

    Robert Alvarez                                  67,000               *                   *
    2618 Southwest 23 Ter.
    Suite 202
    Ft. Lauderdale, FL 33312
    ----------

*   Less than 1%

(1) Except as otherwise indicated, the Company believes that the beneficial owners of Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2) Does not assume exercise of the Representative's over-allotment option. Based upon 10,375,000 shares of Common Stock outstanding after the Offering.

(3) Mr. Luk pledged 1,500,000 shares of Common Stock for the loans received the Company under that certain Pledge Agreement dated September 30, 1997.

(4) Ms. Ho is the wife of Ngai Keung Luk (Serleo). Accordingly the number of common stock owned by Mr. Luk and Ms. Luk overlap.

                            DESCRIPTION OF SECURITIES
GENERAL

        The authorized capital stock of the Company consists of 100 million shares of Common Stock, par value $0.001 per share, of which, 10 million are issued and outstanding, following the 1.333333-for-1 reverse split in October, 1997 and 1-for-1.333333 forward stock split in June, 1998, and 10 million shares of Preferred Stock, par value $0.001, of which no shares are issued or outstanding. The following summary description of the capital stock of the Company does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part, and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

COMMON STOCK

        Holders of Common Stock have one vote per share on each matter submitted to a vote of the shareholders and a ratable right to the net assets of the Company upon liquidation. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from legally available sources as determined by the Board of Directors, subject to any preferential dividend rights of the Preferred Stock (described below). Upon dissolution or liquidation of the Company, whether voluntary or involuntary, holders of the Common Stock are entitled to receive assets of the Company available for distribution to the shareholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and non-assessable.

PREFERRED STOCK

        The Company is authorized to issue up to 10,000,000 shares of Preferred Stock, par value $0.001 per share. No shares of Preferred Stock are issued or outstanding as of the date of this Prospectus. The Board of Directors is authorized to establish and designate the classes, series, voting powers, designations, preferences and relative, participating, optional or other rights, and such qualifications, limitations and restrictions of the Preferred Stock as the Board, in its sole discretion, may determine without further vote or action of the shareholders.

        The rights, preferences, privileges, and restrictions or qualifications or different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of common stock or could adversely affect the rights and powers, including voting rights, of holders of common stock.

        The existence of the Preferred Stock, and the power of the Board of Directors of the Company to set its terms and issue a series of Preferred Stock at any time without shareholder approval, could have certain anti-takeover effect.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

        The Company's Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (I) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

        Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless (I) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

TRANSFER AGENT AND WARRANT AGENT

        The Company's transfer and warrant agent for the Common Stock and Warrants is Signature Stock Transfer, Inc., Dallas, Texas.

                         SHARES ELIGIBLE FOR FUTURE SALE

        Upon successful completion of this Offering, the Company will have outstanding 10,375,000 shares of Common Stock, without taking into account shares of Common Stock issuable upon exercise of Warrants offered hereby, outstanding options, conversion of outstanding preferred and common stock, the Representative's Warrants and without giving effect to the exercise of the over-allotment option granted to the Representative. All shares acquired in this Offering, other than shares that may be acquired by "affiliates" of the Company as defined by Rule 144 under the Securities Act, will be freely transferable without restriction or further registration under the Securities Act.

        Out of 10,375,000 shares to be outstanding after the Offering, 8,000,000 shares outstanding prior to this Offering were shares issued by the Company and sold by the Company in private transactions in reliance on an exemption from registration. Accordingly, such shares are "restricted shares" within the meaning of Rule 144 and cannot be resold without registration, except in reliance on Rule 144 or another applicable exemption from registration.

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including any affiliate of the Company, who beneficially owns "restricted shares" for a period of at least two years is entitled to sell within any three-month period, shares equal in number to the greater of (I) 1% of the then outstanding shares of Common Stock (approximately 103,750 shares immediately after this Offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission. The seller also must comply with the notice and manner of sale requirements of Rule 144, and there must be current public information available about the Company. In addition, any person (or persons whose shares are aggregated) who is not, at the time of the sale, nor during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least three years, can sell such shares under Rule 144 without regard to notice, manner of sale, public information or the volume limitations described above.

                                    TAXATION

        The following discussion under "United States Federal Income Taxation" generally summarizes the principal United States federal income tax consequences of income earned by the company. The discussion under "Hong Kong Taxation" generally summarizes the material Hong Kong tax applicable to the Company's operations in Hong Kong. The discussion under "PRC Taxation" generally summarizes the material PRC taxes applicable to the Company's investment in the PRC. The discussion does not deal with all possible tax consequences applicable to the Company. The following discussion is based upon laws and relevant interpretations thereof of the Management of the Company in effect as of the date of this Prospectus, all of which are subject to change.

UNITED STATES FEDERAL INCOME TAXATION

        This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, court decisions and current administrative rulings and pronouncements of the United States Internal Revenue Service ("IRS") in effect as of the date of this Prospectus, all of which are subject to change, possibly with retroactive effect. There can be no assurance that future changes in applicable law or administrative and judicial interpretations thereof will not adversely affect the tax consequences discussed herein. Prospective purchasers are advised to consult their own tax advisors regarding the tax consequences of acquiring, holding or disposing of the Shares in light of their particular circumstances.

        TAXATION OF THE COMPANY. The Company will be subject to United States federal income tax only to the extent it has income which has its source in the United States or is effectively connected with a United States trade or business. Income derived by the Company from its business in Hong Kong and the PRC should not constitute United States source income. It is possible that the Company may invest the net proceeds of this Offering, future earnings from the business, or proceeds derived from the sale of Shares in United States securities or cash equivalents. Income derived from United States securities or cash equivalents will generally constitute United States source income and may therefore be subject to United States federal income tax unless a statutory exemption applies. The Company is predominantly invested in foreign subsidiaries. Those subsidiaries are subjected to taxes imposed on them in the foreign jurisdictions in which they operate and in which they are organized. Further, their income is subject to US federal and state income taxes when distributed, deemed distributed or otherwise attributed to, the Company, which is a US corporation. Complex US tax rules apply for purposes of determining the calculation of those US taxes, the availability of a credit for any foreign taxes imposed on the foreign subsidiaries or the Company and the timing of the imposition of US tax. Normally, all foreign income earned by a US multinational eventually will be subject to US tax. Income earned by a foreign branch of a US company is taxable currently in the United States, and income earned by a foreign subsidiary will be subject to US tax either in the year distributed to the US as a dividend or in the year earned by means of Subpart F, foreign personal holding company or other federal tax rules requiring current recognition of certain income earned by foreign subsidiaries. All of the Company's direct and indirect foreign subsidiaries constitute "controlled foreign corporations" ("CFCs") for purposes of the Subpart F rules of the federal Internal Revenue Code. Among other consequences of CFC states, "Subpart F income," as defined, of the profitable foreign subsidiaries will be directly taxable to the Company, whether or not distributed to the Company. In general, Subpart F income is defined as the income and gains of the foreign subsidiary from its more passive investment-type activities. Subpart F income extends, in general, however, to include intercompany payments (e.g., payments of dividends, interest, royalties, etc.) between related foreign group members.

        Thus, for example, dividend distributions from the Company's indirect PRC and Hong Kong subsidiaries to the Company's British Virgin Island subsidiary, Regent Town Holdings Limited, would cause that dividend income of the British Virgin Island subsidiary to be directly taxable to the Company, notwithstanding that the British Virgin Islands does not tax such dividend income, and the British Virgin Island subsidiary does not distribute that dividend income to the Company, but retains it. Income earned in foreign countries often is subject to Foreign income taxes. In order to relieve double taxation, the US federal tax law generally allows US corporations a credit against their US tax liability in the year the foreign earnings become subject to US tax in the amount of the foreign taxes paid on those earnings. The credit is limited, however, under complex limitation rules, to, in general, the US (pre-credit) tax imposed on the US corporation's foreign source income. Further, complex rules exist for allocating and apportioning interest, research and development expenses and certain other expense deductions between US and foreign sources. Limiting provisions of the source rules decrease the amount of foreign source income many US multinationals can generate. Reduced foreign source income results in a smaller foreign tax credit limitation, as the limitation is based on the ratio of foreign source net income to total net income. Further, separate income baskets exist for purposes of the foreign tax credit limitation, which makes it nearly impossible to reduce the effective foreign tax rate on higher-taxed foreign operating income by diluting income in the overall basket with relatively low-taxed foreign investment income. These rules can prevent US multinationals from crediting all of the foreign taxes they pay. To the extent that foreign taxes are not creditable, foreign source income bears a tax burden higher than the US tax rate.

HONG KONG TAXATION

        PROFITS TAX. The Company is subject to profits tax on all profits (excluding capital profits) arising in or derived from Hong Kong. The source of income is therefore the relevant factor, and this is generally regarded as a question of fact. There are certain situations in which the Hong Kong tax authorities are prepared to accept apportionment of chargeable profits, for example when a Hong Kong-based company has manufacturing facilities in the PRC. The proportion of income originating from the PRC and Hong Kong respectively in such situations is a question of fact. However, where apportionment is appropriate, the Hong Kong tax authorities usually adopt a 50:50 allocation unless compelling circumstances dictate otherwise. Profits tax is levied at the rate of 16.0% for corporations and 15.0% for unincorporated entities. Generally speaking, business losses may be carried forward indefinitely to be offset against future profits of the Company.

PRC TAXATION

        INCOME TAX. The Company's investment is subject to the Income Tax Law of the PRC for Enterprises with Foreign Investment (the" Foreign Investment Enterprise Tax Law"). Pursuant to the Foreign Investment Enterprise Tax Law, Sino-foreign equity and contractual joint venture enterprises generally are subject to an income tax at an effective rate of 33%, which is comprised of a state tax of 30% and a local tax of 3%.

        The Shanghai and Dalian JV's, which were incorporated under the laws of the PRC, provide for enterprise income tax on their assessable income in accordance with the relevant regulations of the PRC, after considering all available tax benefits and allowances. They are subject to Chinese enterprise income taxes at the applicable rate of 33%.

        VALUE-ADDED TAX ("VAT"). Effective January 1, 1994, all goods produced or processed in the PRC, other than real property and goods produced or processed for export, are subject to a new VAT at each stage or sale in the process of manufacture, processing and distribution through the sale to the ultimate consumer of the goods. The new basic VAT rate for the Company is 17% of the sale price of the item. The seller of the goods adds 17% to the sale price of the item, separately invoiced (except in the case of retail sales), and collects the applicable amount of VAT through the sale of the item. The amount of the seller's VAT liability to the Tax Bureau is calculated as the amount of sales multiplied by the applicable VAT rate. The amount of the seller's VAT liability may be reduced by deducting the invoiced amount of VAT included in the materials, parts and other items purchased by the seller and used in producing the goods.

        The Value-Added Tax Provisional Regulations do not permit the seller to deduct from its VAT liability the amount of VAT included in the purchase price of fixed assets purchased by the seller. Thus, although the book value of fixed assets, including plant and equipment purchased by the Company will be the depreciated cost (ordinarily the purchase price plus VAT) paid at the time of such purchase, the Company is not permitted to deduct from its VAT liability in respect of products sold.

        BUSINESS TAX. The business tax applies to business activities that are not subject to the VAT. The business tax is payable by all individuals and enterprises that engage in taxable business, transfers of intangible property, or sales of immovable property in the PRC. The business tax is imposed on a taxpayer when services are provided, intangible assets or real properties are transferred for consideration. Consideration includes payments in cash, in property, or in other forms of economic benefits. This tax is imposed at rates ranging from 3 percent. to 20 per cent. Taxable businesses include transportation, postal and communications, construction, banking and finance, insurance, entertainment, cultural and sports activities and service industries. The Company's operations in China are subject to 5% business tax rate.

        CONSUMPTION TAX. The consumption tax is an excise tax applicable to certain taxable activities. It is a tax in addition to the VAT. The tax applies to Chinese enterprises and foreign investment enterprises engaged in taxable activities within the PRC. Taxable activities include manufacturing , and importation of taxable goods. Taxable goods manufactured and used by a taxpayer for the production of other taxable goods are not subject to the tax. Exports are exempt from this tax. Taxable goods include tobacco and liquor products, cosmetics, fireworks, gasoline, motorcycles and automobiles. These goods are taxed at rates ranging from 3% to 45 %.

        TAXATION OF DIVIDENDS FROM THE PRC. Dividends distributed to the Company can be remitted from the PRC without any PRC taxation. Although the Foreign Investment Enterprise Tax Law provides that certain remittances of foreign exchange earnings from the PRC are subject to PRC withholding tax, dividends received by foreign investors from a foreign investment enterprise are exempt from withholding tax. The Company's PRC subsidiaries are qualified as foreign investment enterprises, so withholding tax is not applicable to dividends received by the Company from these subsidiaries.

        TAXATION OF DISPOSITION OF INTEREST IN PRC SUBSIDIARIES. In the event the Company transfers its interest in its PRC subsidiaries, the amount received in excess of its original capital contribution would be subject to PRC withholding tax at the rate of 20%.

        In the event that the Company's PRC subsidiaries are liquidated, the portion of the balance of their assets or remaining property, after deducting undistributed profits, various funds and liquidation expenses, that exceeds the Company's paid-in capital would be treated as income from liquidation, which would be subject to income tax at the same rate that would apply to the Company's income as described under "Income Tax."

BRITISH VIRGIN ISLANDS TAXATION

        Under the International Business Companies Act (the "Act") of the British Virgin Islands ("BVI") as currently are in effect, a holder of common stock who is not a resident of BVI is exempt from BVI income tax on dividends paid with respect to the common stock and all holders of common stock are not liable to BVI income tax on gains realized during that year on sale or disposal of such shares the BVI does not impose a withholding tax on dividends paid by the company incorporated under the Act.

        There are no capital gains tax, gift or inheritance taxes levied by the BVI on companies incorporated under the Act. In addition, the common stock is not subject to transfer taxes, stamp duties or similar charges. There is no income tax treaty or convention in effect between the United States and the BVI, nor, as far as the Company is aware, is any such treaty or convention currently being negotiated.

                              PLAN OF DISTRIBUTION

        Global Financial Group (the "Selling Agent" or "Representative") has agreed, subject to the terms and conditions of the Selling Agent Agreement, to act as the exclusive agent for the Company to sell the Common Stock Shares offered hereby. The Selling Agent has made no commitment to purchase or take down all or part of the Securities offered hereby, but agreed to sell a maximum of 375,000 Shares ("Maximum Offering") on a "best efforts" and "all or nothing" basis by August 15, 1998, which period may be extended to up to additional 30 days ("Offering Period"). No Shares of Common Stock of Selling Shareholder will be sold to the public in this Offering until Maximum Offering is first achieved. All the funds received from the sale of the Shares will be deposited with Bank Windsor, as the escrow agent, which agreed to hold such funds in escrow for the subscribers in this Offering, and to transmit all such funds to the Company (less applicable commissions and fees, if any) when the Maximum Offering is achieved. In the event the Maximum Offering is not achieved prior to the expiration of the Offering Period, this Offering will terminate and all funds will be returned promptly to the subscribers without deduction therefrom or interest thereon. The Selling Agent reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

        The Selling Agent has advised the Company that it proposes to offer the shares of Common Stock to the public at the initial public offering prices, respectively, set forth on the cover page of this Prospectus, and that it may allow, to selected dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") concessions, not in excess of $0.20 per Share of which concessions may be reallowed to other dealers who are members of the NASD. After the public offering, the public offering price, concessions and reallowances may be changed by the Selling Agent.

        The Company has granted options to the Selling Agent exercisable during the 45-day period from the date of this Prospectus, to purchase up to 15% of additional shares, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Selling Agent may exercise these options, respectively, in whole, or, from time to time, in part, solely for the purpose of covering over-allotment, if any, made in connection with the sale of the Shares offered hereby.

        The Company has agreed to pay to the Selling Agent a non-accountable expense allowance representing 3% of the aggregate offering price of the securities offered hereby (plus 3% of the aggregate offering price of any Shares purchased pursuant to the Representative's Over-Allotment Options), $45,000 of which has been paid to date and to reimburse the Representative for its legal fees incurred in connection with the offering, up to $20,000. The Company has also agreed to additionally compensate the Representative through the sale to the Representative, for nominal consideration of $0.001 per warrant, of warrants (the "Representative Warrants ") entitling the holder thereof to purchase certain number of shares of Common Stock equal to 10% of the Common Stock sold by the Representative in this Offering (including the over-allotment option, if applicable), at a price of $4.80 (120% of the $4.00 per share assumed initial offering price) for a period of five years commencing one year from the date of this Prospectus. Representative Warrants, as well as the shares underlying such Warrants are registered hereby in this registration statement. The Selling Stockholder agreed to pay to the Selling Agent a non-accountable expense allowance representing 3% of the aggregate offering price of the securities offered hereby by the Selling Stockholder, in addition to any applicable selling commissions.

        The public offering price of Common Stock has been determined by negotiations between the Company and the Selling Agent and are not necessarily related to the Company's asset value, net worth, limited public market or other established criteria of value. Factors considered in determining the offering price of the securities and the exercise price and other items of the Warrants include the present state of the Company's development, the future prospects of the Company, an assessment of management, the general condition of the securities markets and other factors deemed relevant.

        Prior to this Offering, there was a limited public securities market for the Company's Common Stock. The Company's Common Stock has been trading sporadically on the NASD's over-the-counter market on Bulletin Board. The price of Common Stock and Warrant may be volatile to a degree that might not occur in securities that are more widely held or more actively traded. The initial public offering price was negotiated by the Company and the Representative. In determining the offering price, the Representative considered, among other things, the business potential and earning prospects of the Company and prevailing market conditions.

        In general, the rules of the Commission will prohibit the Selling Agent from making a market in the Common Stock during the "cooling off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an Selling Agent to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Selling Agent, selling group members (if any) of their respective affiliates intend to engage in passive market making in the Common Stock during the cooling off period.

        The Company has agreed to indemnify the Selling Agent, any controlling person of an Selling Agent, and other persons related to the Selling Agent and identified in the Selling Agent Agreement, against certain liabilities, including liabilities arising (i) under the Securities Act, (ii) out of any untrue statement or material fact contained in the Registration Statement, this Prospectus, any amendments thereto, and certain other documents, or (iii) out of any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, unless the statement or omission is made in reliance upon and in conformity with written information furnished to the Company or on behalf of the Selling Agent for use in the document in which it was used.

                                  LEGAL MATTERS

        The validity of the Securities offered hereby has been passed upon for the Company Iwona J. Alami, Esquire, Newport Beach, California. Abdo & Abdo, P.A., Minneapolis, Minnesota, have served as counsel to the Representative in connection with certain legal matters of this Offering.

                                     EXPERTS

        The consolidated financial statements of the Company for the year ended September 30, 1994, for the years ended December 31, 1995, 1996 and 1997 appearing in this Prospectus and Registration Statement have been audited by Arthur Andersen & Co., independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           PHYSICAL SPA & FITNESS INC.

                           FINANCIAL STATEMENTS INDEX


Independent Auditors' Report of Arthur Andersen & Co.........................F-1

Consolidated Balance Sheets as of December 31, 1996 and 1997.................F-2

Consolidated Statements of Operations for the years ended December 31,
1997, 1996 and 1995..........................................................F-4

Consolidated Statements of Stockholders' Equity for the years ended
December 31, 1997, 1996 and 1995.............................................F-6

Consolidated Statements of Cash Flows for the years ended December 31,
1997, 1996 and 1995..........................................................F-8

Notes to Consolidated Financial Statements..................................F-11

Consolidated Balance Sheets as of March 31, 1998
 and December 31, 1997 (unaudited)..........................................F-12

Consolidated Statements of Operations for the three months ended
March 31, 1998 and 1997 (unaudited).........................................F-13

Consolidated Statements of Stockholders' Equity for the three months ended March 31, 1998 and 1997 (unaudited)...................................F-14

Consolidated Statements of Cash Flow for the three months ended
March 31, 1998  and 1997 (unaudited)........................................F-15

                  PHYSICAL SPA & FITNESS INC. AND SUBSIDIARIES
                   ===========================================



                       AUDITED CONSOLIDATED BALANCE SHEETS

                  AS OF DECEMBER 31, 1996 AND DECEMBER 31, 1997

                                       AND

                      UNAUDITED CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1998

                                       AND

                   AUDITED CONSOLIDATED STATEMENTS OF INCOME,

                  CASH FLOWS AND CHANGES IN SHAREHOLDERS EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                       AND

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME,

                  CASH FLOWS AND CHANGES IN SHAREHOLDERS EQUITY

         FOR THE THREE MONTHS FROM JANUARY 1, 1997 TO MARCH 31, 1997 AND

                        JANUARY 1, 1998 TO MARCH 31, 1998

                          TOGETHER WITH AUDITORS REPORT

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Physical Spa & Fitness Inc.


We have audited the accompanying consolidated balance sheets of Physical Spa & Fitness Inc. (a company incorporated in the United States of America) (the "Company") and its subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, cash flows and changes in shareholders' equity for the years ended December 31, 1995, 1996 and 1997 expressed in Hong Kong Dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Physical Spa & Fitness Inc. and its subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1995, 1996 and 1997 in conformity with generally accepted accounting principles in the United States of America.





Hong Kong,
June 30, 1998.



                  PHYSICAL SPA & FITNESS INC. AND SUBSIDIARIES

                    AUDITED CONSOLIDATED STATEMENTS OF INCOME
                    -----------------------------------------
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                       AND
                   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                   -------------------------------------------
 FOR THE THREE MONTHS FROM JANUARY 1, 1997 TO MARCH 31, 1997 AND JANUARY 1, 1998
                                TO MARCH 31, 1998

                             (Amounts in thousands)

                                                                                                 Three Months
                                                   Year Ended  Year Ended                            Ended
                                                  December 31, December 31,       Year Ended        March 31,    Three Months Ended
                                                      1995        1996         December 31, 1997      1997        March 31, 1998
                                                    ---------   ---------   ---------------------   ---------  ---------------------
                                                      HK$         HK$          HK$        US$          HK$         HK$        US$
                                                                                                  (Unaudited) (Unaudited)(Unaudited)
Operating Revenues
Fitness service                                      28,075      37,069      82,311      10,621       9,843      27,893       3,599
Beauty treatments                                    53,059      72,260      66,496       8,580      14,075      13,633       1,759
  Others                                              4,128       1,901         147          19          22          27           4
                                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------

Total operating revenues                             85,262     111,230     148,954      19,220      23,940      41,553       5,362
                                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------

Operating Expenses
Salaries and commissions                             18,609      23,797      34,459       4,446       7,549      12,416       1,603
Rent and related expenses                            18,250      21,185      31,714       4,092       6,214       9,164       1,182
Depreciation                                          8,885      11,393      18,700       2,413       2,889       5,923         764
Other selling and administrative expenses            15,083      23,178      34,849       4,497       6,533       9,468       1,222
                                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------

Total operating expenses                             60,827      79,553     119,722      15,448      23,185      36,971       4,771
                                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------

Income from operations                               24,435      31,677      29,232       3,772         755       4,582         591
                                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------

Non-operating (income) expenses

Other (income), net                                    (790)       (885)     (2,186)       (282)       (202)       (238)        (31)
Interest expenses                                     1,158         842       4,151         536         426       1,131         146
                                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------

Total non-operating (income) expenses                   368         (43)      1,965         254         224         893         115
                                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------

Income before income taxes and
minority interests                                   24,067      31,720      27,267       3,518         531       3,689         476

Provision for income taxes                            4,434       8,398       6,969         899         423       1,063         137
                                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------

Income before minority interests                     19,633      23,322      20,298       2,619         108       2,626         339

Minority interests                                    2,100       2,211       1,832         236          80         252          33
                                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------

Net income                                           17,533      21,111      18,466       2,383          28       2,374         306
                                                   =========   =========   =========   =========   =========   =========   =========

Earnings per common share                              1.75        2.11        1.85        0.24        0.00        0.24        0.03
                                                   =========   =========   =========   =========   =========   =========   =========

Number of shares outstanding (in                     10,000      10,000      10,000      10,000      10,000      10,000      10,000
thousands)
                                                   =========   =========   =========   =========   =========   =========   =========


Translation of amounts from Hong Kong Dollars ("HK$") into United States Dollars ("US$") for the convenience of the reader has been made at the exchange rate quoted by the Asian Wall Street Journal on March 31, 1998 of US$1.00 = HK$7.75. No representation is made that the Hong Kong Dollar amounts could have been, or could be, converted into United States Dollars, at that rate on March 31, 1998 or at any other certain rate.


                  PHYSICAL SPA & FITNESS INC. AND SUBSIDIARIES
                  --------------------------------------------

                       AUDITED CONSOLIDATED BALANCE SHEETS
                       -----------------------------------
                        AS OF DECEMBER 31, 1996 AND 1997
                                       AND
                      UNAUDITED CONSOLIDATED BALANCE SHEET
                      ------------------------------------
                              AS OF MARCH 31, 1998

         (Amounts in thousands, except number of shares and share data)


                                                  December 31,
                                                      1996         December 31, 1997       March 31, 1998
                                                 ------------  -----------------------  -----------------------
                                                      HK$          HK$        US$        HK$        US$
  ASSETS                                                                               (Unaudited) (Unaudited)
  ------
CURRENT ASSETS
Cash and cash equivalents                            2,509        1,954          252        4,275          552
Trade receivables                                   14,820        9,573        1,235        6,681          862
Rental and utility deposits                          4,735        7,243          935        7,757        1,001
Prepayments to vendors and suppliers and
   other current assets                             11,808       10,826        1,396       10,110        1,305
Inventories                                          6,456        4,022          519        4,064          524
Due from related companies                           1,986        4,932          636        6,870          886
Due from a shareholder - current portion             5,566        8,414        1,086          123           16
                                                 ----------   ----------   ----------   ----------   ----------
TOTAL CURRENT ASSETS                                47,880       46,964        6,059       39,880        5,146
                                                 ----------   ----------   ----------   ----------   ----------

Due from a shareholder - non-current portion        10,885        2,361          305            -            -
Prepayments for construction-in-progress            12,011       17,011        2,196       12,111        1,563
Property, plant and equipment, net                  46,917      106,846       13,787      112,666       14,537
                                                 ----------   ----------   ----------   ----------   ----------

TOTAL ASSETS                                       117,693      173,182       22,347      164,657       21,246
                                                 ==========   ==========   ==========   ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES
Short-term bank loans                                5,627        5,596          722        5,317          686
Long-term bank loans - current portion               1,827        6,269          809        1,454          188
Accounts payable and accrued expenses                8,317        8,237        1,063       11,074        1,429
Obligations under finance leases- current portion    2,257        4,577          590        4,512          582
Deferred income                                     22,042       37,696        4,864       34,109        4,401
Deferred liabilities - current portion                   -          743           96          743           96
Loans from third parties                                 -        9,741        1,257        3,092          399
Income taxes payable                                14,752        9,895        1,277       10,099        1,303
Taxes other than income                              9,257        9,880        1,275        9,902        1,278
                                                 ----------   ----------   ----------   ----------   ----------

TOTAL CURRENT LIABILITIES                           64,079       92,634       11,953       80,302       10,362
                                                 ----------   ----------   ----------   ----------   ----------

Long-term bank loans                                   240        6,786          876       10,188        1,315
Long-term loans from third parties                  13,916            -            -            -            -
Loans from minority shareholders of subsidiaries     5,160        5,160          666        4,200          542
Obligations under finance leases - non current       1,698        8,253        1,065        7,180          926
 portion
Deferred liabilities - non current portion               -        4,269          551        4,083          527
Deferred taxation                                    1,451        4,574          590        4,574          590
Minority interests                                   4,857        6,689          863        6,945          896

SHAREHOLDERS' EQUITY:

Common stock, par value US$ 0.001 each, 100
million shares authorized; 10 million
shares outstanding                                      78           78           10           78           10
Cumulative translation adjustment                       72          131           17          125           16
Retained earnings                                   26,142       44,608        5,756       46,982        6,062
                                                 ----------   ----------   ----------   ----------   ----------

TOTAL SHAREHOLDERS' EQUITY                          26,292       44,817        5,783       47,185        6,088
                                                 ----------   ----------   ----------   ----------   ----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY         117,693      173,182       22,347      164,657       21,246
                                                 ==========   ==========   ==========   ==========   ==========

Translation of amounts from Hong Kong Dollars ("HK$") into United States Dollars ("US$") for the convenience of the reader has been made at the exchange rate quoted by the Asian Wall Street Journal on March 31, 1998 of US$1.00 = HK$7.75. No representation is made that the Hong Kong Dollar amounts could have been, or could be, converted into United States Dollars, at that rate on March 31, 1998 or at any other certain rate.
                                       3



                  PHYSICAL SPA & FITNESS INC. AND SUBSIDIARIES
                  --------------------------------------------

                  AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                  ---------------------------------------------
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                       AND
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 -----------------------------------------------
 FOR THE THREE MONTHS FROM JANUARY 1, 1997 TO MARCH 31, 1997 AND JANUARY 1, 1998
                                TO MARCH 31, 1998
                             (Amounts in thousands)

                                                                                                 Three Months
                                                   Year Ended  Year Ended                            Ended
                                                  December 31, December 31,       Year Ended        March 31,    Three Months Ended
                                                      1995        1996         December 31, 1997      1997        March 31, 1998
                                                    ---------   ---------   ---------------------   ---------  ---------------------
                                                      HK$         HK$          HK$        US$          HK$         HK$        US$
                                                                                                  (Unaudited) (Unaudited)(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                                           17,533      21,111      18,466       2,383          28       2,374         306

Adjustments to reconcile net income to net cash
  provided by operating activities:
Minority interests                                    2,100       2,211       1,832         236          80         252          33
Depreciation                                          8,885      11,393      18,700       2,413       2,889       5,923         764
Loss on disposal of fixed assets                        230          18         124          16           -         122          16

(Increase) Decrease in assets:
Trade receivables                                    (4,788)     (6,192)      5,247         677       2,276       2,892         373
Deposits, prepayments and other current              (1,187)     (9,232)     (1,526)       (197)      3,367         202          25
  assets
Inventories                                          (1,589)     (4,761)      2,434         314           7         (42)         (5)
Due from related companies                            2,429      (1,986)     (2,946)       (380)        327      (1,938)       (250)

Increase (Decrease) in liabilities:
Accounts payable and accrued expenses                  (809)      3,281         (80)        (10)     (3,206)      2,837         366
Deferred income                                       4,518       2,322      15,654       2,020       6,808      (3,587)       (463)
Deferred liabilities                                      -           -       5,012         647           -        (186)        (24)
Income taxes payable                                  2,510       4,980      (4,857)       (627)     (1,787)        204          26
Taxes other than income                                 662       6,909         623          80         (92)         22           3
Deferred taxation                                         -       1,451       3,123         403           -           -           -
                                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------

NET CASH PROVIDED BY OPERATING ACTIVITIES            30,494      31,505      61,806       7,975      10,697       9,075       1,170
                                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Prepayments for construction-in-progress                  -      (7,084)     (5,000)       (645)    (17,039)          -           -
Acquisition of property, plant and                  (20,427)    (18,291)    (63,360)     (8,175)     (2,206)     (6,961)       (897)
equipment
Sales proceeds from disposal of  property,
   plant and equipment                                6,153       1,109          53           7           -           -           -
                                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------


NET CASH USED IN INVESTING ACTIVITIES               (14,274)    (24,266)    (68,307)     (8,813)    (19,245)     (6,961)       (897)
                                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES
(Settlement) Proceeds of short-term bank             (2,198)      3,577         (31)         (4)       (386)       (279)        (36)
   loans
Decrease (Increase) in due from a                     2,707      (3,187)      5,676         732      (6,456)     10,652       1,375
   shareholder
Payment of dividends to a shareholders              (29,979)                      -           -           -           -           -
Payment of dividend to minority
   shareholders                                           -      (2,821)          -           -           -           -           -
Proceeds from long-term bank loans                    3,000       1,000      14,500       1,871      10,000       4,000         516
Repayment of long-term bank loans                    (2,193)     (4,027)     (3,512)       (453)       (284)     (5,413)       (698)
Proceeds from (Settlement of) long-term
   loans from third parties                          12,757       1,159      (4,175)       (539)          -      (6,649)       (858)
Assumption of finance lease obligations                   -           -           -           -       8,432           -           -
Capital element of finance lease rental                 (87)     (1,152)     (6,571)       (848)     (3,024)     (1,138)       (147)
   payments
Capital contribution of the Chinese joint
   venture partner into a joint venture                   -         911           -           -           -           -           -
Repayment of loans from minority
   shareholders of subsidiaries                           -      (1,200)          -           -           -        (960)       (124)
                                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------

NET CASH (USED IN) PROVIDED BY FINANCING
   ACTIVITIES                                       (15,993)     (5,740)      5,887         759       8,282         213          28
                                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------


                  PHYSICAL SPA & FITNESS INC. AND SUBSIDIARIES
                  --------------------------------------------


             AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT'D)
             ------------------------------------------------------
                THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                       AND
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 -----------------------------------------------
 FOR THE THREE MONTHS FROM JANUARY 1, 1997 TO MARCH 31, 1997 AND JANUARY 1, 1998
                                TO MARCH 31, 1998

                             (Amounts in thousands)

                                                                                                 Three Months
                                                   Year Ended  Year Ended                            Ended
                                                  December 31, December 31,       Year Ended        March 31,    Three Months Ended
                                                      1995        1996         December 31, 1997      1997        March 31, 1998
                                                    ---------   ---------   ---------------------   ---------  ---------------------
                                                      HK$         HK$          HK$        US$          HK$         HK$        US$
                                                                                                  (Unaudited) (Unaudited)(Unaudited)

NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                          227       1,499        (614)        (79)       (266)      2,327         301

Cash and cash equivalents, at beginning of              639         901       2,509         324       2,509       1,954         252
    year

Cumulative translation adjustments                       35         109          59           7          27          (6)         (1)
                                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------


Cash and cash equivalents, at end of year               901       2,509       1,954         252       2,270       4,275         552
                                                   =========   =========   =========   =========   =========   =========   =========




Translation of amounts from Hong Kong Dollars ("HK$") into United States Dollars ("US$") for the convenience of the reader has been made at the exchange rate quoted by the Asian Wall Street Journal on March 31, 1998 of US$1.00 = HK$7.75. No representation is made that the Hong Kong Dollar amounts could have been, or could be, converted into United States Dollars, at that rate on March 31, 1998 or at any other certain rate.



                  PHYSICAL SPA & FITNESS INC. AND SUBSIDIARIES


                       AUDITED CONSOLIDATED STATEMENTS OF
                         CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                       AND
                       UNAUDITED CONSOLIDATED STATEMENT OF
                         CHANGES IN SHAREHOLDERS' EQUITY
           FOR THE THREE MONTHS FROM JANUARY 1, 1998 TO MARCH 31, 1998

                 (Amounts in thousands, except number of shares)



                                                                     Cumulative
                              Common       Common       Retained     Translations
                               Stock        Stock        Earnings    Adjustments      TOTAL
                           ------------- ------------- ------------- ------------- -------------
                              Number         HK$           HK$           HK$           HK$

BALANCE AT JANUARY 1,
     1995                   10,000,000            78        17,477           (72)       17,483

Net income                           -             -        17,533             -        17,533
Dividend paid                        -             -       (29,979)            -       (29,979)
Translation adjustment               -             -             -            35            35
                           ------------- ------------- ------------- ------------- -------------

BALANCE AT DECEMBER 31,
   1995                     10,000,000            78         5,031           (37)        5,072

Net income                           -             -        21,111             -        21,111
Translation adjustment               -             -             -           109           109
                           ------------- ------------- ------------- ------------- -------------

BALANCE AT DECEMBER 31,
   1996                     10,000,000            78        26,142            72        26,292

Net income                           -             -        18,466             -        18,466
Translation adjustment               -             -             -            59            59
                           ------------- ------------- ------------- ------------- -------------

BALANCE AT DECEMBER 31,
   1997                     10,000,000            78        44,608           131        44,817

Net income                           -             -         2,374             -         2,374
Translation adjustment               -             -             -            (6)           (6)
                           ------------- ------------- ------------- ------------- -------------

BALANCE AT MARCH 31,
    1998                    10,000,000            78        46,982           125        47,185
                           ============= ============= ============= ============= =============


                  PHYSICAL SPA & FITNESS INC. AND SUBSIDIARIES
                  --------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                 (Amounts in thousands, except number of shares,
                   per share data and unless otherwise stated)



1.       ORGANIZATION AND PRINCIPAL ACTIVITIES
----------------------------------------------

Physical Spa & Fitness Inc. ("the Company") was incorporated on September 21, 1988 under the laws of the United States of America under the name of Foreclosed Realty Exchange Inc. The Company was incorporated with a share capital of 100 million common shares with par value of US$0.001 each. 10 million common shares were issued and outstanding as of December 31, 1997 as adjusted for a forward split in June 1998. The Company is a U.S. public company listed on the National Association of Securities Dealers Automated Quotations.

Physical Beauty & Fitness Holdings Limited ("Physical Holdings") was incorporated on March 8, 1996 under the laws of the British Virgin Islands ("BVI") with a capital of one common share being held by a shareholder ("the Shareholder"). Physical Holdings has interests in various companies ("Operating Subsidiaries") operating fitness and beauty centres ("Fitness Centres") and other related businesses in Hong Kong and the People's Republic of China ("the PRC").

Pursuant to a Share Exchange Agreement entered into between the Company and Physical Holdings on August 8, 1996, the Shareholder transferred his controlling interest in the outstanding stock of Physical Holdings in exchange for 80% of the outstanding common shares of the Company. The transaction was completed on October 21, 1996 when the Company became the ultimate holding company of Physical Holdings and the Operating Subsidiaries. As part of the above transaction, certain shareholders of the Company also transferred 990,000 common shares to Goodchild Investments Limited ("Goodchild"). Accordingly, the Shareholder and Goodchild became the major shareholders of the Company. In February, 1998, Goodchild sold all its common shares of the Company in a public transaction to a Japanese institutional investor.

On November 27, 1996, the Company changed its name to Physical Spa & Fitness,
Inc.

The Shareholder's interests in the fitness and beauty centres in Hong Kong and the PRC and other related businesses were originally conducted through Physical Health Centre Hong Kong Limited ("Physical HK"), a Hong Kong corporation established on March 2, 1990 by two principal shareholders ("the Principal Shareholders"), one of which is the Shareholder. In 1994, the share capital was increased and additional shares were issued to the Principal Shareholders as well as other shareholders.

Physical HK was established to succeed and continue the operation of two Fitness Centres and other related businesses previously operated by the Principal Shareholders in Hong Kong in the form of a sole proprietorship.

1.       ORGANIZATION AND PRINCIPAL ACTIVITIES  (CONT'D)
--------------------------------------------------------

During the period from 1990 to 1997, Physical HK and Physical Holdings expanded their scope of operations by acquiring and establishing several subsidiary companies and by forming Sino-foreign joint ventures in the PRC to operate seven additional Fitness Centres in Hong Kong, two in Shanghai and one in Dalian, the PRC, and other related businesses. These subsidiary companies were all formerly jointly-owned by the Principal Shareholders or solely by the Shareholder. The respective equity interests were transferred by the Principal Shareholders to Physical HK or Physical Holdings throughout 1993 to 1996 at the original cost of the respective investments.

On October 19, 1996, 91.4% of the equity interests of Physical HK was transferred by the Principal Shareholders and other shareholders of Physical HK to Physical Holdings at the par value of the shares transferred. In addition, all the equity interests of Physical HK in various subsidiaries and a Sino-foreign joint venture were also transferred to Physical Holdings at the recorded cost of these investments. The Company, Physical Holdings and the Operating Subsidiaries are collectively known as the Group. They are all distinct legal entities with limited liability.

The transfer of the Shareholder's interests in Physical Holdings and the Operating Subsidiaries was a reorganization of companies under common control and has been accounted for effectively as a pooling of interests, and the consolidated financial statements of the Company have been presented as if the Operating Subsidiaries had been owned by the Company since their date of incorporation or acquisition by the Shareholder whichever is later.

The details of Physical Holdings and the Operating Subsidiaries and their principal activities as of the date of this report are summarized below:

                                             Date of
                                           acquisition/             Place of     Equity interest owned
            Name of Company                 formation             incorporation  by the Company             Principal activities
----------------------------------------- ----------------------- -------------  ----------------------    -------------------------
                                                                                 Direct       Indirect
Physical Beauty & Fitness Holdings        March 8, 1996           BVI             100%            -         Investment holding
   Limited ("Physical Holdings")

Physical Health Centre Hong Kong          March 2, 1990           Hong Kong      91.4%            -         Operating 5 Fitness
   Limited ("Physical HK")                                                                                  Centres in Hong Kong

Regent Town Holdings Limited              September 20, 1993      BVI            92.5%            -         Investment holding
   ("Regent")

Supreme Resources Limited                 September 29, 1994      Hong Kong        70%            -         Operating a beauty
   ("Supreme")                                                                                              treatment centre in
                                                                                                            Hong Kong

Physical Health Centre (Zhong Shan)       September 29, 1994      Hong Kong       100%            -         Investment holding
   Limited ("Zhongshan Physical")                                                                           (formerly operating a
   (formerly known as Famerich                                                                              beauty treatment centre
   Development Limited ("Famerich"))                                                                        in Hong Kong)

Zhongshan Physical Ladies' Club           October 29, 1996        The PRC           -            95%        Operating a Fitness
   Ltd. (owned by Zhongshan Physical)                                                                       Centre in Zhongshan,
                                                                                                            the PRC

1.       ORGANIZATION AND PRINCIPAL ACTIVITIES  (CONT'D)
--------------------------------------------------------

                                             Date of
                                           acquisition/             Place of     Equity interest owned
            Name of Company                 formation             incorporation  by the Company             Principal activities
----------------------------------------- ----------------------- -------------  ----------------------    -------------------------
                                                                                 Direct       Indirect
Ever Growth Limited ("Ever Growth"        September 29, 1994      Hong Kong      100%           -          Property holding

Proline Holdings Limited  ("Proline")     September 28, 1994      BVI              -           92.5%       Investment holding
   (wholly owned by Regent)

Shanghai Physical Ladies' Club            September 28, 1994      Hong Kong        -           92.5%       Investment holding
   Company Limited ("Shanghai Physical")
   (wholly owned by Proline)

Shanghai Physical Ladies' Club Co.,       September 28,1994       The PRC          -           92.5%       Operating two Fitness
   Ltd. (owned by Shanghai Physical)                                                                       Centres in Shanghai,
                                                                                                           the PRC

Mighty System Limited ("Mighty")          December 15, 1994       BVI            100%           -          Provision of marketing
                                                                                                           services for cosmetics
                                                                                                           sales

Jade Regal Holdings Limited ("Jade        March 15, 1996          BVI            100%           -          Investment holding
   Regal")

Physical Health Centre (Dalian) Limited   March 15, 1996          Hong Kong        -          100%         Investment holding
   ("Dalian Physical")
   (wholly owned by Jade Regal)

Dalian Physical Ladies' Club Co., Ltd.    March 15, 1996          The PRC          -           90%         Operating a Fitness
   (90% owned by Dalian Physical )                                                                         Centre in Dalian,
                                                                                                           the PRC

Star Perfection Holdings Limited          April 15, 1996          BVI            100%           -          Investment holding
   ("Star Perfection")

Physical Health Centre (Shenzhen)         April 15, 1996          Hong Kong        -          100%         Investment holding
   Limited ("Shenzhen Physical")
   (wholly-owned by Star Perfection)

Shenzhen Physical Ladies' Club Co.        August 16, 1996         The PRC          -           90%         Operating a Fitness
   Ltd. (owned by "Shenzhen                                                                                Centre in
   Physical")                                                                                              Shenzhen, the PRC

Physical Health Centre (Macau) Limited     March 21, 1997         Hong Kong      100%           -          Investment holding
    ("Macau Physical")

Physical Health Centre (Tsuen Wan)         September 8, 1997      Hong Kong      100%           -          Operating a Fitness
   Limited ("Tsuen Wan  Physical")                                                                         Centre in Hong Kong



Regent was originally 67% owned by Physical HK upon its incorporation. In June, 1995, Physical HK increased its equity interest to 83.5% by acquiring additional shares issued by Regent at the par value of the shares. In June, 1996, 5% of the equity interest of Regent owned by a minority shareholder was acquired by the Shareholder (see Note 6(c)). All the shares owned by Physical HK and the Shareholder were then transferred to Physical Holdings at the original cost of their investment to Physical HK and the Shareholder.

Famerich was incorporated to operate a beauty treatment centre in Hong Kong. The business was closed down in late 1994 and the company became dormant thereafter. In June, 1996, Famerich changed its name to Zhongshan Physical and it then entered into a joint venture contract to establish a Sino-foreign co-operative joint venture for the provision of physical fitness and beauty treatment services through a Fitness Centre in the PRC.

1.       ORGANIZATION AND PRINCIPAL ACTIVITIES  (CONT'D)
--------------------------------------------------------

The Group operates Fitness Centres in the PRC through some of its Operating Subsidiaries which are Sino-foreign joint ventures established in the PRC. Detailed information in connection with these joint ventures is as follows:


                                     TERM OF
                                   TYPE OF     INTEREST     THE
  NAME OF THE                       JOINT      OWNED BY     JOINT     REGISTERED
 JOINT VENTURE      LOCATION       VENTURE     THE GROUP    VENTURE     CAPITAL     PROFIT SHARING ARRANGEMENT
----------------  -------------  ------------  -----------  --------- ------------  ---------------------------
Shanghai          Huangpu and    Co-operative    92.5%      10 years  Originally    See arrangement on p.11
Physical          Hongqiao,                                           US$1,000
Ladies'           Shanghai                                            in cash
Club Co., Ltd.                                                        and
("Shanghai                                                            increased
JV")                                                                  to US$2,000
                                                                      in cash in
                                                                      1995

Dalian            Dalian         Equity            90%      12 years  Originally    Pro-rata to equity interests
Physical                                                               Rmb10,000
Ladies'                                                                in cash and
Club Co., Ltd.                                                         changed to
("Dalian JV")                                                          Rmb1,000
                                                                       in cash and
                                                                       Rmb9,000
                                                                       in form of
                                                                       fixed assets
                                                                       and
                                                                       renovation
                                                                       materials
                                                                       in 1996

Shenzhen          Shenzhen       Co-operative      90%      10 years   HK$4,600     Pro-rata to equity interests
Physical                                                               in form
Ladies' Club                                                           of cash
Co. Ltd.                                                               and fixed
("Shenzhen                                                             assets
JV")

Zhongshan         Zhongshan      Co-operative      95%      10 years   US$500 in    Pro-rata to equity interests
Physical                                                               form of
Ladies' Club                                                           cash and
Co. Ltd.                                                               fixed
("Zhongshan                                                            assets
JV")



1.       ORGANIZATION AND PRINCIPAL ACTIVITIES  (CONT'D)
--------------------------------------------------------

Other special provisions of these joint ventures are summarized as follows:

Shanghai JV
-----------

Pursuant to an agreement between Physical HK and Shanghai Physical dated July 20, 1993, Shanghai Physical authorized Physical HK to enter into a joint venture contract ("the Contract") on its behalf with the Chinese joint venture partner. Under this agreement, benefits, rights and obligations arising from the Contract belong to Shanghai Physical. Physical HK contributed the required capital on behalf of Shanghai Physical.

According to the provisions of the Contract, Shanghai Physical contributed 100% of the registered capital of the joint venture while the Chinese joint venture partner provided the premises in which the Fitness Centres are located. Upon dissolution of the joint venture, all fixed assets of the joint venture will be assumed by the Chinese joint venture partner while Shanghai Physical will assume all the working capital, debts and outstanding obligations and commitments. For the first three years of the joint venture, the Chinese joint venture partner will be entitled only to rent of Rmb950 per annum. Thereafter, the rental payment will be increased by 10% per annum unless the inflation rate in the PRC is higher than 16%. The Chinese joint venture partner has no further entitlement to the profits of the joint venture.

Shenzhen JV
-----------

According to the laws in the PRC and the terms of the joint venture contract, both joint venture partners are obliged to fulfill their capital contribution requirements to the joint venture within a specified period of time after the issue of the business license. As of the date of this report, however, both joint venture partners have not contributed the required capital according to the requirements of the contract. Such default in the funding obligations will require renegotiations between the two partners and may also trigger default remedies as specified in the joint venture contract. Further, a failure to meet regulatory time limits set by the State Administration of Industry and Commerce for capital contributions could result in the cancellation of the approval of the joint venture's business license. Both joint venture partners are in the process of applying to the relevant authorities for an extension of such time limits.

The joint venture has not yet commenced operations as of the date of this report.

1.       ORGANIZATION AND PRINCIPAL ACTIVITIES  (CONT'D)
--------------------------------------------------------

Zhongshan JV
------------

Similar to the Shenzhen JV, both joint venture partners have not contributed the required capital within the specified time limit according to the requirements of the contract as of the date of this report. The joint venture partners are in the process of applying for extension of such time limit from the relevant authorities.

On August 2, 1996, a supplementary agreement was signed between the joint venture partners to amend the provisions of the contract to the extent that all the benefits and liabilities of the joint venture will be assumed by Zhongshan Physical. In return, the Chinese joint venture partner will be entitled to HK$30 per annum in the form of a technology introduction fee. The Chinese joint venture partner will not be entitled to share in the profits of the joint venture after receipt of the technology introduction fee. The supplementary agreement is subject to the approval of the relevant PRC authorities.

The joint venture has not yet commenced operations as of the date of this report.

Since the Shanghai JV and the Dalian JV operate in the PRC, they are subject to special considerations and significant risks not typically associated with investments in equity securities of United States and Western European companies. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. These are described further in the following paragraphs:

POLITICAL ENVIRONMENT

The value of the Company's investments in the Shanghai and Dalian JVs may be adversely affected by changes in policies by the Chinese government including, among others, changes in laws, regulations or the interpretation thereof; confiscatory taxation; restrictions on foreign currency conversion, imports or sources of suppliers; or the expropriation or nationalization of private enterprises.

ECONOMIC ENVIRONMENT

The economy of the PRC differs significantly from the economies of the United States and Western Europe in such respects as structure, level of development, gross national product, growth rate, capital reinvestment, resource allocation, self-sufficiency, rate of inflation and balance of payments position, among others. Only recently has the PRC government encouraged substantial private economic activities.

The Chinese economy has experienced significant growth in the past five years, but such growth has been uneven among various sectors of the economy and geographic regions. Actions by the PRC central government to control inflation have significantly restrained economic expansion recently. Similar actions by the central government of the PRC in the future could have a significant adverse effect on the economic conditions in the PRC and the economic prospects for the Company, its subsidiaries and the China joint ventures in which the Company has invested.

1.       ORGANIZATION AND PRINCIPAL ACTIVITIES  (CONT'D)
--------------------------------------------------------

ECONOMIC ENVIRONMENT (CONT'D)

In recent years, the PRC economy has experienced periods of rapid economic expansion and high rates of inflation. More recently, it has been exposed to the economic crisis in Asia. The central government has from time to time adopted various measures designed to stabilize the economy, regulate growth and contain inflation. All such economic events and measures could adversely affect the Group's results of operations and expansion plans.

FOREIGN CURRENCY EXCHANGE

The Chinese central government imposes control over its foreign currency reserves through control over imports and through direct regulation of the conversion of its Renminbi currency into foreign currencies. As a result, the Renminbi was not freely convertible into foreign currencies in the past. While recent changes in foreign exchange regulations permit the Renminbi to be convertible under the "current account", which includes trade and service related foreign exchange transactions, it is still not freely convertible under the "capital account" which includes foreign direct investment.

All foreign exchange transactions involving the Renminbi must take place either through the People's Bank of China or other institutions authorized to buy and sell foreign currencies, or at a swap centre. Before January 1, 1994, the exchange rates used for transactions through the People's Bank of China and other authorized institutions were set by the government (the "official exchange rate") from time to time whereas the exchange rates available at the swap centres (the "swap centre rates") were determined largely by supply and demand. The Chinese government announced the unification of the two-tier exchange rate systems in December 1993 effective January 1, 1994. The unification brought the official exchange rate of the Renminbi in line with the swap centre rate.

Payment for imported materials and remittance of earnings outside of the PRC are subject to the availability of foreign currency which is dependent on the foreign currency denominated earnings of the entity or must be arranged through a swap centre or designated foreign exchange bank. Approval for exchange at a swap centre is granted to joint venture enterprises for valid reasons such as the purchase of imported materials and remittance of earnings. However, there can be no assurance that current authorizations for foreign invested enterprises ("FIE") to retain their foreign exchange to satisfy foreign exchange liabilities or to pay dividends will not be limited or eliminated or that FIEs such as the Shanghai and Dalian JVs will be able to obtain sufficient foreign exchange to pay dividends or satisfy their foreign exchange requirements. Foreign exchange transactions under the capital account continue to require approvals from the State Administration of Foreign Exchange, which could limit the ability of the Shanghai and Dalian JVs to obtain foreign exchange through foreign currency denominated debt or equity financing.

The Shanghai and Dalian JVs conduct substantially all of their business in the PRC, and their financial performance and condition are measured in terms of Renminbi. The revenues and income of the Shanghai and Dalian JVs are predominantly denominated in

1.       ORGANIZATION AND PRINCIPAL ACTIVITIES  (CONT'D)
--------------------------------------------------------

FOREIGN CURRENCY EXCHANGE (CONT'D)

Renminbi, and will have to be converted to pay dividends to the Company in United States Dollars or Hong Kong Dollars. Should the Renminbi devalue against these currencies, such devaluation would have a material adverse effect on the Company's income and the foreign currency equivalent of such income repatriated by the Shanghai and Dalian JVs to the Company. The Company currently is not able to hedge its exchange rate exposure in the PRC because neither the banks in the PRC nor any other financial institutions authorized to engage in foreign exchange transactions offer forward exchange contracts.

LEGAL ENVIRONMENT

Since 1979, many laws and regulations dealing with economic matters in general and foreign investment in particular have been enacted in the PRC. However, the PRC still does not have a comprehensive system of laws and enforcement of existing laws may be uncertain and sporadic.



2.       BASIS OF PRESENTATION
------------------------------

The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). This basis of accounting differs from that used in the statutory financial statements of the BVI and Hong Kong Operating Subsidiaries and the PRC joint ventures, which were prepared in accordance with generally accepted accounting principles in Hong Kong ("HK GAAP") and the accounting principles and the relevant financial regulations applicable to enterprises with foreign investments as established by the Ministry of Finance of China ("PRC GAAP") respectively.



3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

a.       BASIS OF CONSOLIDATION
         ----------------------

         The consolidated financial statements include the financial statements of the Company, its majority-owned and controlled subsidiaries and joint ventures. All material intercompany balances and transactions have been eliminated on consolidation.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONT'D)
-------------------------------------------------------------

b.       REVENUE & DEFERRED INCOME
         -------------------------

         Revenue represents membership fees and service income in connection with the provision of physical fitness and beauty treatment services and other related income, net of the related sales tax, if any. Annual membership fees and service income and other related income are recognized when services are rendered. During 1996, the Company changed its membership policy so that the annual membership fee was replaced by a non-refundable membership admission fee and monthly dues. The admission fee is recognized as revenue on a pro-rata basis over the estimated membership term whereas the monthly dues are recognized as revenue on a monthly basis.

         Deferred income represents membership fees, admission fees and service fees billed but for which the related services, or portion of the services, have not yet been rendered.

c.       CASH AND CASH EQUIVALENTS
         -------------------------

         Cash and cash equivalents include cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less.

d.       PROPERTY, PLANT AND EQUIPMENT
         -----------------------------

         Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation of property, plant and equipment is computed using the straight line method over the assets' estimated useful lives. The estimated useful lives are as follows:

            Leasehold land held under long-term lease        Over the lease term
            Buildings                                             20 to 50 years
            Leasehold improvements                           Over the lease term
            Machinery and equipment                                5 to 10 years
            Furniture and fixtures                                       5 years
            Computers                                               4 to 5 years
            Motor vehicles                                          4 to 5 years

         The Group recognizes an impairment loss on a fixed asset when evidence, such as the sum of expected future cash flows (undiscounted and without interest charges), indicates that future operations will not produce sufficient revenue to cover the related future costs, including depreciation, and when the carrying amount of asset cannot be realized through sale. Measurement of the impairment loss is based on the fair value of the assets.
                                       15

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONT'D)
-------------------------------------------------------------

e.       TAXATION: INCOME TAXES
         ----------------------

         No provision for withholding or U.S. federal income taxes or tax benefits on the undistributed earnings and/or losses of the Company and its Operating Subsidiaries has been provided as the earnings of the Operating Subsidiaries, in the opinion of the management, will be reinvested indefinitely.

         Physical HK, Supreme, Zhongshan Physical, Ever Growth, Shanghai Physical, Dalian Physical and Shenzhen Physical, Macau Physical and Tsuen Wan Physical were incorporated under the laws of Hong Kong. They provide for Hong Kong profits tax at a rate of 16% (1997 - 16.5%) on the basis of their income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes.

         Physical Holdings, Regent, Mighty, Proline, Jade Regal and Star Perfection were incorporated under the laws of BVI and under these laws, they are not subject to tax on income or on capital gains.

         The Shanghai and Dalian JVs, which were incorporated under the laws of the PRC, provide for enterprise income tax on their assessable income in accordance with the relevant regulations of the PRC, after considering all available tax benefits and allowances. They are subject to PRC enterprise income taxes at the applicable tax rate of 33%.

         The Group provides for deferred income taxes using the liability method, by which deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities. The tax consequences of those differences are classified as current or non-current based upon the classification of the related assets or liabilities in the financial statements. A valuation allowance is provided for the portion of deferred tax assets that is not currently realizable, since the realization of these benefits depends upon the ability of the relevant entity to generate income in future years.

F.       TAXATION: SALES TAX

         According to the tax regulations promulgated by the PRC government which came into effect on January 1, 1994, the Shanghai and Dalian JVs are subject to Business Tax (BT") calculated at 5% on the gross service income received by the joint ventures.

         BT is recognized on the accrual basis. Sales revenue is recorded in the financial statements net of BT.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONT'D)
-------------------------------------------------------------

g.       FOREIGN CURRENCY TRANSLATION
         ----------------------------

         The Company, Physical Holdings and the Hong Kong and BVI Operating Subsidiaries maintain their accounting books and records in Hong Kong Dollars ("HK$"). Foreign currency transactions during the year are translated into HK$ at rates of exchange prevailing at the time of the transactions. Monetary assets and liabilities denominated in foreign currencies at year end are translated at the rates of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired. Exchange gains or losses are recorded in the consolidated statements of income.

         The PRC Operating Subsidiaries maintain their books and records in Renminbi. Foreign currency transactions are translated into Renminbi at the applicable exchange rate quoted by the People's Bank of China ("the unified exchange rate"), prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into Renminbi using the applicable unified exchange rates at the balance sheet date. Non-monetary assets and liabilities are translated at the unified exchange rate prevailing at the time the assets or liabilities were acquired. The resulting exchange differences are included in the determination of income.

         On consolidation, the financial statements of the PRC Operating Subsidiaries are translated into HK$ using the closing rate method, whereby the balance sheet items are translated into HK$ using the unified exchange rates at the respective balance sheet dates. The share capital and retained earnings are translated at historical unified exchange rates prevailing at the time of the transactions while income and expense items are translated at the average unified exchange rates for the years. The resultant translation differences are recorded in the consolidated balance sheets as cumulative translation adjustments which are included as a separate account in shareholders' equity in the accompanying balance sheets.

h.       FINANCE LEASES
         --------------

         Leases that substantially transfer to the Group all the rewards and risks of ownership of assets, other than legal title, are accounted for as finance leases.

         Fixed assets held under finance leases are initially recorded at the present value of the minimum lease payments at the inception of the leases, with equivalent liabilities categorized as appropriate under current or non-current liabilities.

         Finance charges, which represent the difference between the minimum lease payments at the inception of the leases and the fair value of the assets acquired, are allocated to accounting periods over the period of the relevant leases so as to produce a constant periodic rate of charge on the outstanding balances.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONT'D)
-------------------------------------------------------------

i.       OPERATING LEASES
         ----------------

         Leases where substantially all the rewards and risks of ownership of assets remain with the lessors are accounted for as operating leases. Rental payments under operating leases are expensed as incurred.

j.       RELATED COMPANIES
         -----------------

         A related company is a company in which one or more of the directors or shareholders of the Company have direct or indirect beneficial interests.

k.       DEFERRED LIABILITIES
         --------------------

         Deferred liabilities represent the benefit arising from the rent-free period granted by lessors under operating leases. Deferred liabilities are used to offset against operating lease rental expenses over the lease term.



4.        PROPERTY, PLANT AND EQUIPMENT
---------------------------------------

                                                         December 31,                  March 31,
                                                 ------------------------------      ------------
                                                     1996             1997              1998
                                                 --------------    ------------      ------------
                                                      HK$              HK$                HK$
                                                                                       (Unaudited)

Land and buildings                                    3,137             3,140             3,140
Leasehold improvements                               40,143            65,101            64,977
Machinery and equipment                              37,995            68,452            64,894
Furniture and fixtures                                6,368            12,863            12,898
Computers                                             1,586             2,283             2,468
Motor vehicles                                          728             1,090             1,090
Construction-in-progress                                  -                 -             9,396
Less: Accumulated depreciation                      (43,040)          (46,083)          (46,197)
                                                 --------------    ------------      ------------

Net book value                                       46,917           106,846           112,666
                                                 ==============    ============      ============


As of December 31, 1997, the cost and accumulated depreciation of fixed assets held under finance leases amounted to approximately HK$17,535 (1996 - HK$4,927) and HK$2,555 (1996 - HK$132) respectively. As of March 31, 1998, the cost and accumulated depreciation of fixed assets held under finance leases amounted to approximately HK$17,535 and HK$3,635 respectively.

5.       TRADE RECEIVABLES
--------------------------

Trade receivables comprised the following items:

                                                            December 31,                March 31,
                                                      -------------------------       -------------
                                                        1996           1997               1998
                                                      ----------    -----------       -------------
                                                         HK$           HK$                 HK$
                                                                                       (Unaudited)
Balance with a beauty product vendor                      9,641          8,380               6,231
Corporate beauty package receivables                      4,854              -                   -
  Others                                                    325          1,193                 450
                                                      ----------    -----------       -------------

                                                         14,820          9,573               6,681
                                                      ==========    ===========       =============



(a)      BALANCE WITH A BEAUTY PRODUCT VENDOR:

         Pursuant to a marketing agreement between an Operating Subsidiary, Mighty, and a beauty product vendor ("the Vendor"), the Vendor agreed to pay marketing fees calculated at HK$500 per month from June 1994 to November 1994 and HK$250 per month thereafter to Mighty for marketing services rendered for cosmetic sales up to May, 1996. Marketing fees were recognised as revenue when the related services were rendered.

         The Group also purchases beauty products from the Vendor, and on September 30, 1996, Mighty entered into an agreement with the Vendor for the settlement of the then outstanding balances of HK$4,965 by three installments beginning December 31, 1996 to June 30, 1997. The first installment of HK$2,800 due on December 31, 1996 was settled by offsetting the cost of beauty products purchased by the Group from the Vendor during the 3 months from October 1 to December 31, 1996. Of the beauty products purchased from the Vendor in order to settle the marketing fee in 1996, approximately HK$3,700 remained as inventory as of December 31, 1996. Substantially all were subsequently consumed for beauty treatments or sold to customers in 1997. The second installment of HK$1,000 was due on March 31, 1997 and was settled in cash by the Vendor. The final installment due on June 30, 1997 was also satisfied by offsetting the cost of beauty products purchased by the Group from the Vendor. Substantially all of these beauty products were consumed for beauty treatments or sold to customers in 1997.

         The Vendor has also agreed to bear all custom duty and sales taxes in connection with beauty products sold to the Group and imported into and sold in the PRC by the Group which were estimated to be approximately HK$7,544 and HK$8,380 as of December 31, 1996 and 1997 respectively. The estimated related custom duty and sales tax liabilities have been included in "Taxes other than income" with a corresponding receivable from the Vendor being recorded in "Trade Receivable" in the accompanying balance sheets. The Vendor has agreed to settle the balances when the corresponding custom duty and sales tax are paid by the Group.

------------------------------------

(b)      CORPORATE BEAUTY PACKAGE RECEIVABLES:

         During 1996, two Operating Subsidiaries, Regent and Jade Regal, entered into several agreements with a third party company ("the Package Subscriber") for sales of corporate beauty packages ("the Packages") at a consideration of approximately HK$6,900. The Packages were given away or resold by the Package Subscriber to its customers ("the ultimate users") for beauty treatments performed at the Fitness Centres of the Shanghai and Dalian JVs. Pursuant to the agreements, non-refundable redemption letters for each beauty treatment with prescribed expiry dates within one year of the date of the letters were issued by Regent and Jade Regal to the Package Subscriber which allowed the ultimate users to redeem the Packages at the Centres. As of December 31, 1996, approximately HK$6,800 of the Packages had either been redeemed by the ultimate customers or had expired without being redeemed. This amount has been included as Beauty Treatment revenue in the consolidated income statement of the Group for the year ended December 31, 1996.

         On September 30, 1996, Regent and Jade Regal entered into an agreement with the Package Subscriber for the settlement of the outstanding balances by three installments from December 31, 1996 to June 30, 1997. The first installment of HK$2,000 due on December 31, 1996 was settled by a deposit paid on behalf of the Group to a contractor for the decoration of the new premises for a Fitness Centre in Hong Kong. The second and third installments of HK$2,000 and HK$2,900 due on March 31, 1997 and June 30, 1997, respectively were settled in cash.



6.       RELATED PARTY TRANSACTIONS
-----------------------------------

The Group had the following transactions with related companies:


                                                  Year Ended                             Three Months Ended
                                                          December 31,                        March 31,
                                                  ------------------------------    ------------------------------
                                                  1995       1996        1997           1997             1998
                                                  ------    --------    --------    -------------    -------------
                                                   HK$        HK$         HK$           HK$              HK$
                                                                                    (Unaudited)      (Unaudited)
Rental of a director's quarters                     540         636         650              159              180
Purchase of cosmetics and beauty products         2,246           -           -                -                -
Purchase of beauty and fitness equipment            898           -       2,677                -              438
Sales of beauty and fitness equipment             1,367         793           -                -                -
Prepayments for equipment related to                  -       3,961       3,961            3,961            3,961
construction-in-progress
Purchase rebate received                          1,208           -           -                -                -
Management fee received                              10          12          12                -                -



--------------------------------------------

Certain general and administrative expenses incurred by the Group companies during the relevant years on behalf of the related companies were reimbursed by the respective related companies at cost.

The Principal Shareholders of the Group had beneficial interests in all the aforementioned related companies or the shareholders of the related companies were related to the Principal Shareholders.

The Group has also undertaken the following transactions with the Shareholder who was also the director of the Group companies:

(a) The Group made certain advances to the Shareholder during the years starting from September 1994 which were non interest-bearing, unsecured and repayable on demand. These advances were repaid in cash, by payments made by the Shareholder on behalf of the Group or by off-setting the dividends declared by the Group and payable to the Shareholder against the amounts owed to the Group. On March 26, 1997, the Group entered into a shareholder loan agreement ("the Agreement") with the Shareholder in respect of the outstanding balance of approximately $16,500 owed by the Shareholder to the Group ("the Shareholder's Loan") as of December 31, 1996. Pursuant to the Agreement, the Shareholder's Loan is unsecured and interest-bearing at the bank prime borrowing rate prevailing at the date of the Agreement. The Shareholder will repay the Loan and the interest thereon in eight quarterly installments from June 30, 1997 to March 31, 1999. Accordingly, the Shareholder's Loan was classified into current and non-current portions in line with the repayment schedule for presentation in the consolidated balance sheet as of December 31, 1997.

         On September 30, 1997, a supplemental agreement was signed between the Company and the Shareholder under which the Shareholder pledged 1,500,000 shares of common stock of the Company owned by the Shareholder as collateral for the Shareholder's Loan.

         As of December 31, 1997 and March 31, 1998, the outstanding principal amount of the Shareholder's Loan and accrued interest is HK$10,775 and HK$123 respectively.

(b) The Shareholder has also undertaken to indemnify the Group against any contingent liabilities including tax liabilities and claims that may result from the operating activities of the Group in Hong Kong, the PRC and elsewhere occurring before March 31, 1998. Any such liabilities will be recorded as expenses by the Group.

(c) Pursuant to loan agreements between Regent and Supreme and their minority shareholders, certain loans were made to Regent and Supreme by their minority shareholders. As of December 31, 1997 and March 31, 1998, the outstanding loan balances amounted to approximately HK$5,160 and HK$4,200 respectively. The loan balances are non-interest bearing and unsecured. The minority shareholders have agreed that the loans are repayable when Regent and Supreme are financially capable of doing so.

7.       SHORT-TERM BANK LOANS
------------------------------

The short-term bank loans are secured and repayable within one year. Please refer to Note 8 for details of security for such facilities.

Supplemental information with respect to the short-term bank loans was as follows:

                                                         Year Ended December 31,             Three Months Ended
                                                                                                March 31,
                                               --------------------------------------------- -------------------
                                                    1995           1996       1997                  1998
                                               --------------- -------------- -------------- -------------------
                                                                                                (Unaudited)
Maximum amount outstanding during the
period/year                                       HK$5,156       HK$5,626       HK$7,081          HK$5,577

Average amount outstanding during the
period/year                                       HK$3,911       HK$4,517       HK$4,755          HK$4,015

Weighted average interest rate at the end of        11%             11%            11%              10%
the period/year

Weighted average interest rate during the           11%             9%             10%              13%
period/year


8.       LONG-TERM BANK LOANS
-----------------------------

Long-term bank loans bear interest at 11% p.a. on the outstanding balances. As of December 31, 1997 and March 31, 1998, the loans are repayable as follows:

                                                                  December 31             March 31,
                                                               ------------------     ------------------
                                                                     1997                   1998
                                                               ------------------     ------------------
                                                                      HK$                    HK$
Payable during the following period:                                                     (Unaudited)
  Within one year                                                     6,269                  1,454
  Over one year but not exceeding two years                           3,643                  4,023
  Over two years but not exceeding three years                        1,270                  1,709
  Over three years but not exceeding four years                       1,412                  1,809
  Over four years but not exceeding five years                          461                  2,647
                                                               ------------------     ------------------

   Total                                                             13,055                 11,642
                                                               ==================     ==================

As of December 31, 1997 and March 31, 1998, the Group had various banking facilities available from financial institutions amounting to approximately HK$21,953 and HK$20,906 respectively. These facilities were secured by:

(i)    leasehold property in Hong Kong owned by Evergrowth;

(ii) leasehold property in Hong Kong owned by relatives of the Principal Shareholders;

(iii)  leasehold property in Hong Kong owned by a related company; and

(iv)   personal guarantees from the Principal Shareholders and their relatives.

9.       PROVISION FOR INCOME TAXES
-----------------------------------

Hong Kong profits tax was provided at 16% (1997 - 16.5%) on the assessable profits of Physical HK.

Enterprise income tax was provided at 33% on the assessable income of the Shanghai and Dalian JVs in accordance with the relevant tax regulations of the PRC.

The other BVI and Hong Kong Operating Subsidiaries, except Physical HK, did not provide for any income taxes during the years as they did not have any assessable income.

The combined tax provision for the year ended December 31, 1995 was currently payable. For the years ended December 31, 1996 and 1997, HK$6,947 and HK$3,846 of the provisions were currently payable and HK$1,451 and HK$3,123 were deferred. The combined tax provision in the three months ended March 31, 1998 was currently payable.

The reconciliation of the effective income tax rate based on income before income taxes and minority interests stated in the consolidated statements of income to the statutory income tax rate in Hong Kong, the PRC and the BVI is as follows:

                                                                                       Three Months Ended
                                                     Year Ended December 31,                March 31,
                                                  -------------------------------   --------------------------
                                                   1995       1996        1997          1997            1998
                                                  -------    --------    --------   -------------    ------------
                                                                                    (Unaudited)      (Unaudited)

Weighted average statutory tax rate               17.0%       17.1%       20.7%        80.2%            28.4%

Permanent differences
    -Non-deductible expenses                         -           -        (0.7%)          -                -

Timing differences for which no benefit has
been recognized due to establishment of
valuation allowance
    -Restatement of deferred income                0.9%         -           -            -                -

Timing differences which give rise to the
provision of deferred taxation
    -Accelerated depreciation allowances
     on fixed  assets                               -         7.1%        3.3%           -                -
    -Restatement of deferred income                 -         1.6%        0.4%           -                -
Others                                             0.1%         -         1.9%         (0.5%)           0.4%
                                                 -------    --------    --------   -------------    ------------

Effective tax rate                                18.0%       25.8%       25.6%        79.7%            28.8%
                                                 =======    ========    ========   =============    ============

9.       PROVISION FOR INCOME TAXES  (CONT'D)
---------------------------------------------

The tax impact of temporary differences between financial and taxable income that give rise to deferred tax (assets)liabilities are principally related to the following:

                                                                 December 31,                 March 31,
                                                            ------------------------       --------------
                                                              1996          1997               1998
                                                            ---------    -----------       --------------
                                                              HK$           HK$                HK$
                                                                                           (Unaudited)
Accelerated depreciation allowances
on fixed assets in Hong Kong                                   1,753        4,574                 4,574

Deferral of fitness and beauty income                           (302)           -                     -

Valuation allowance for deferred tax assets                        -            -                     -
                                                            ---------    -----------       --------------

   Total                                                       1,451        4,574                 4,574
                                                            =========    ===========       ==============


10.      OBLIGATIONS AND COMMITMENTS
------------------------------------

As of December 31, 1997 and March 31, 1998, the Group had the following obligations and commitments:

a.       OPERATING LEASES
-------------------------

         Physical HK, Tsuen Wan Physical and the Shanghai and Dalian JVs lease the premises of their Fitness Centres. The total amount of lease commitments as of December 31, 1997 and March 31, 1998 amounted to HK$151,810 and HK$163,223 respectively payable as follows:

                                                                                   December 31,          March 31,
                                                                                      1997                1998
                                                                                 ----------------    ----------------
                                                                                       HK$                 HK$
                                                                                                       (Unaudited)
          Payable during the following period:
            Within one year                                                            32,450              36,420
            Over one year but not exceeding two years                                  34,370              36,791
            Over two years but not exceeding three years                               26,983              30,139
            Over three years but not exceeding four years                              19,551              21,367
            Over four years but not exceeding five years                               17,527              20,646
            Thereafter                                                                 20,929              17,860
                                                                                 ----------------    ----------------

          Total lease commitments                                                     151,810             163,223
                                                                                 ================    ================

---------------------------------------------

b.       OBLIGATIONS UNDER FINANCE LEASES
-----------------------------------------

         Physical HK leases fitness equipment and motor vehicles under several finance leases with lease terms extending from 1994 to 1999. The scheduled future minimum lease payments as of December 31, 1997 and March 31, 1998 were as follows:

                                                                            December 31,              March 31,
                                                                            -----------------    ---------------
                                                                                  1997                1998
                                                                            -----------------    ---------------
                                                                                  HK$                 HK$
          Payable during the following period:                                                    (Unaudited)
            Within one year                                                        5,848                5,716
            Over one year but not exceeding two years                              5,196                4,584
            Over two years but not exceeding three years                           2,204                1,943
            Over three years but not exceeding four years & thereafter             2,440                1,943
                                                                            -----------------    ---------------
          Total minimum lease payments                                            15,688               14,186

          Less : amount representing interest                                     (2,858)              (2,494)
                                                                            -----------------    ---------------

          Present value of net minimum lease payments                             12,830               11,692
                                                                            =================    ===============


c.       LOANS FROM THIRD PARTIES
---------------------------------

         Pursuant to five separate loan agreements entered into between Physical HK and five third party lenders ("the Lenders") in 1995 and 1996, Physical HK borrowed a sum of approximately US$1,800 (HK$13,916) ("the Loans") from the Lenders. The Loans were originally fully repayable in 1997 or 1998, twenty-four months after the drawdown dates ("the Loan Periods").

         During 1997, Physical HK repaid the sum of US$540 (HK$4,175) to two of the Lenders. In addition, supplemental loan agreements ("Supplemental Agreements") were signed between Physical HK and two of the remaining Lenders in November 1997. According to the Supplemental Agreements, the Lenders agreed to extend the loan periods and to abandon their rights to certain share purchase options. In return, Physical HK will pay interest at three percent over the prevailing prime rate during the extended loan period and a lump sum amount of US$60.

         In March 1998, Physical HK repaid the sum of US$860 (HK$6,649) to two of the remaining Lenders.

d.       CAPITAL COMMITMENTS
----------------------------

         As of December 31, 1997 and March 31, 1998, the Group had outstanding capital commitments in relation to the purchase of fitness equipment, vehicles and leasehold improvements of new Fitness Centres of approximately HK$14,377 and HK$18,167 respectively.

         Subsequent to March 31, 1998, the Group entered into several additional agreements with vendors for the purchase of machinery and equipment and leasehold improvements totaling approximately HK$6,467.



11.      RETIREMENT PLANS
-------------------------

As stipulated by the regulations of the Chinese government, all of the Chinese staff of the Shanghai and Dalian JVs are entitled to an annual pension on retirement, which is equal to their basic salaries at their retirement dates. The Chinese government is responsible for the pension liability to these retired staff. The Shanghai and Dalian JVs are only required to make specified contributions to the state-sponsored retirement plan calculated at 30% of the basic salary of the staff.



12.      SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
----------------------------------------------------------

                                         Year Ended                          Three Months Ended
                                         December 31,                            March 31,
                             --------------------------------------    -------------------------------
                                 1995        1996            1997          1997              1998
                             -----------   ----------    ----------    --------------    -------------
                                  HK$         HK$             HK$           HK$               HK$
                                                                       (Unaudited)       (Unaudited)
Cash paid for:
Interest expense                1,158         842           4,151           426             1,131
Income taxes                    2,415       3,238           8,862         2,370             1,140


13.      OTHER SUPPLEMENTAL INFORMATION
---------------------------------------

The following items are included in the consolidated statements of income:

                                                  Year Ended                      Three Months Ended
                                                  December 31,                          March 31,
                                       ------------------------------------    ----------------------------
                                         1995         1996         1997            1997            1998
                                       ---------    ---------    ----------    ------------    ------------
                                         HK$          HK$           HK$             HK$             HK$
                                                                               (Unaudited)     (Unaudited)
Foreign exchange gain (loss)                109            1          (59)            -             (17)
Interest expense on finance leases
                                             20          210        1,265           181             331
Interest expense on
overdrafts and bank loans                 1,138          632        1,528           245             490
Interest expense on loans
from third parties                            -            -        1,358             -             310
Interest income                               1            2        1,498             -               -
Sales taxes                                 504        1,216        1,040           310             229
Rental expenses under operating
  leases                                 18,250       21,185       31,714         6,214           9,164




14.      DEDICATED CAPITAL
--------------------------

In accordance with the relevant laws and regulations for Sino-foreign joint venture enterprises, the Shanghai and Dalian JVs maintain discretionary dedicated capital, which includes a general reserve fund, an enterprise expansion fund and a staff welfare and incentive bonus fund. The Board of Directors of the Shanghai and Dalian JVs will determine on an annual basis the amount of the annual appropriations to dedicated capital. Since its inception, the Dalian JV has not made any such appropriations as it incurred losses during these periods. As of December 31, 1997 and March 31, 1998, the Board of Directors of the Shanghai JV has not yet determined the amount of the annual appropriations to dedicated capital.



15.      DISTRIBUTION OF PROFIT
-------------------------------

In the opinion of management, any undistributed earnings of Physical Holdings and the Operating Subsidiaries will be reinvested indefinitely.

16.      STOCK OPTION PLAN
--------------------------

The Company has a Stock Option Plan ("the Plan") which was adopted by the Company's stockholders and its Board of Directors on April 23, 1997. Under the Plan, the Company may issue incentive stock options, non-qualified options, restricted stock grants, and stock appreciation rights to selected directors, officers, advisors and employees of the Company. A total of 500,000 shares of Common Stock of the Company are reserved for issuance under the Plan. Stock options ("the Options") may be granted as non-qualified or incentive options. Incentive stock options may not be granted at a price less than the fair market value of the stock as of the date of grant while non-qualified stock options may not be granted at a price less than 85% of the fair market value of the stock as of the date of grant. The Plan will be administered by an Option Committee ("the Committee") which is to be composed of two or more disinterested directors of the Board of Directors. The Option can be exercised during a period of time fixed by the Committee except that no option may be exercised more than ten years after the date of grant or three years after death or disability, whichever is later. As of the date of this report, no stock options have been granted by the Company under the Plan.



17.      SUBSEQUENT EVENT
-------------------------

Subsequent to year end, Physical Holdings increased its equity interest of Regent to 92.5% by acquiring additional 8 shares from a minority shareholder at a consideration of approximately $960.

                           PHYSICAL SPA & FITNESS INC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.
--------       ------------------------------------------

        The Delaware Corporation Law and the Company's Certificate of Incorporation and Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him or her in connection with any action, suit, or proceeding to which such person is named a party by reason of having acted or served in such capacity, except for liabilities arising from such person's own misconduct or negligence in performance of duty. In addition, even a director, officer, employee or agent of the Company who was found liable for misconduct or negligence in the performance of duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
--------       -------------------------------------------

SEC Registration Fee                $   1,962
NASD Fee                            $   5,000
Nasdaq Listing Fee                  $  10,000
Accounting Fees and Expenses        $  10,000
Legal Fees and Expenses             $  60,000
Printing Expenses                   $  20,000
Blue Sky Fees and Expenses          $  15,000
Miscellaneous                       $   9,710
                                    ---------
        Total                       $ 131,672

ITEM 26.       RECENT SALES OF UNREGISTERED SECURITIES
--------       ---------------------------------------

        The following sets forth certain information regarding sales of securities of the Company issued within the past three years, which were not registered pursuant to the Securities Act of 1933, as amended (the 'Securities Act').

        Issuance of 8,000,000 shares of common stock to Ngai Keung Luk (Serleo) pursuant to the Share Exchange Agreement in October, 1996.

        The securities issued to the investors were restricted securities as defined in Rule 144. No general forms of advertising were used in connection with the issuance of the shares to the investors. The investors were, prior to the sale of the Company's securities to him, fully informed and advised about such matters concerning the Company, including its business, financial affairs and other matters. No Selling Agents were used in connection with the issuance of these shares and no sales commissions were paid to any person. The issuance of Common Stock to the investors were exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering.

ITEM 27.       EXHIBITS
--------       --------

        Exhibit
        -------

1.1  Selling Agent Agreement (form)*
1.2  Selected Dealers Agreement (form)
2.1 Share Exchange Agreement between Foreclosed Realty Exchange, Inc. and Ngai Keung Luk, together with amendments *
3.1 Articles of Incorporation of Physical Spa & Fitness, Inc., a Delaware Corporation*
3.2 Certificate of Amendment of Articles of Incorporation changing the number of directors*
3.3 Certificate of Amendment of Articles of Incorporation changing the Company's name*
3.4 Certificate of Amendment of Articles of Incorporation changing the authorized capital*
3.5  By-Laws of Physical Spa & Fitness, Inc.*
3.6  Amended By-Laws of Physical Spa & Fitness, Inc.
4.1  Form of Representative's Warrant
5.   Opinion of Iwona J. Alami, Esq.
10.1 Lease Agreement by and between Lee Theatre Realty Limited and Physical Health Centre Hong Kong Limited (Causeway Bay Center)*
10.2 Tenancy Agreement between Benefit Plus Company Limited and Physical Health Centre Hong Kong Limited (Tsimshatsui Center) *
10.3 Lease Agreement between East Asia Property Agency Limited and Physical Health Centre Hong Kong Limited (Kowloon Center)*
10.4 Lease Agreement between Broadway-Nassau Investments Limited and Ho Yuk Wah (Mei Foo Center)*
10.5 New Town Tower, S.T.T.L.183 Confirmation of Tenancy (Shatin)*
10.6 Tenancy Agreement by and between Kamoton Investments Limited and Supreme Resources Limited (Renaissance Beauty Centre)*
10.7 Repayment Agreement between the Company and Ngai Keung Luk*
10.8 Pledge Agreement between the Company and Ngai Keung Luk*
10.9 1997 Stock Option Plan and form of Stock Option Agreement*
15   Letter on Unaudited Interim Financial Information
22   Subsidiaries of the Registrant*
24.1 Consent of Iwona J. Alami, Esq. (included in her opinion set forth in
     Exhibit 5 hereto)*
24.2 Consent of Arthur Andersen & Co.*
25   Power of Attorney (see signature page) *

------------

* Filed with the Commission as exhibit to the Registration Statement or an amendment to the Registration Statement.


ITEM 28.       UNDERTAKINGS
--------       ------------

        The undersigned registrant hereby undertakes to:

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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


(2) File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to: (I) Include any prospectus required by section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) Include any additional or changed material information on the plan of distribution.

        For determining liability under the Securities, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


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


                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on August 10, 1998.


                             PHYSICAL SPA & FITNESS INC.


                                    BY:/S/ Jill Bodnar
                                       -----------------------------------
                                           JILL BODNAR, PRESIDENT


                                POWER OF ATTORNEY

        Each person whose signature appears appoints Jill Bodnar and Darrie Lam, in the alternative, as his or her agents and attorneys-in-fact, with full power of substitution to execute for him/her and in his/her name, in any and all capacities, all amendments (including post-effective amendments) to this Registration Statement to which this power of attorney is attached.

Signature                                 Title                     Date
---------                                 -----                     ----

/s/ Ngai Keung Luk         Chief Executive Officer and Director   8-10-98

/s/ Jill Bodnar            President and Director                 8-10-98

______________________     Chief Financial Officer and Director  ____________

/s/ Darrie Lam             Vice President and Secretary           8-10-98

______________________     Vice President and Director           ____________

______________________     Director                              ____________


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